    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2001
                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           RETURN ASSURED INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                           3810                   22-2806310
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)   OR IDENTIFICATION
                                                                     NUMBER)

                                                     Mr. Matthew J. Sebal
                                                     President & Chairman
                                                  Return Assured Incorporated
    1901 Avenue of the Stars                        1901 Avenue of the Stars
     Los Angeles, CA 90067                            Los Angeles, CA 90067
     (877) 807-4664                                       (877) 807-4664
 (ADDRESS, INCLUDING ZIP CODE,              (NAME, ADDRESS, AND TELEPHONE NUMBER
 AND TELEPHONE NUMBER, INCLUDING AREA              OF AGENT FOR SERVICE)
  CODE, OF REGISTRANT'S PRINCIPAL
      EXECUTIVE OFFICES)

                                  ------------

                                 With copies to

                            Adam S. Gottbetter, Esq.
                               Cindy M. Fox, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                           630 Third Avenue, 5th Floor
                             New York, NY 10017-6705
                                 (212) 983-6900

                                  ------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                Upon consummation of the merger described herein.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


     TITLE OF EACH CLASS OF       AMOUNT TO BE     PROPOSED MAXIMUM OFFERING      PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED    REGISTERED (1)       PRICE PER UNIT (2)              OFFERING PRICE (2)          REGISTRATION FEE
  Common stock, $.01 par value    21,748,925              $ .021                        $ 456,664                      $ 115


(1) This registration statement relates to the common stock, par value $0.001 per share, of Registrant issuable to holders of common stock, par value $0.001, of Internet Business's International, Inc., in the proposed merger of IBUI Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Registrant, with and into Internet Business's International, Inc., a Nevada corporation. The amount of Registrant's common stock to be registered has been determined by dividing the 282,736,029 issued and outstanding shares of common stock of IBUI by thirteen, the exchange ratio, to yield 21,748,925 shares of Return Assured common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (f) of the Securities Act of 1933, as amended, based on the market value of Return Assured Inc's common stock to be exchanged in the merger, as the product of (a) the average of the high and low sale prices of Return Assured Inc's common stock on the Over-the-Counter Bulletin Board on October 15, 2001 and (b) the maximum number of shares of Registrant's common stock that may be exchanged in the merger, calculated as described in the foregoing footnote.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                        JOINT PROXY STATEMENT/PROSPECTUS

                           RETURN ASSURED INCORPORATED

To the Stockholders of Return Assured Incorporated ("Return Assured"):

     After careful consideration, the board of directors of Return Assured has unanimously approved a merger between Return Assured and Internet Business's International, Inc. ("IBUI").

     If the merger is completed, each share of IBUI common stock will be exchanged for 0.077 shares of Return Assured common stock. Return Assured common stock is traded on the NASD Over-the-Counter Bulletin Board under the trading symbol "RTRN," and on October 10, 2001 the closing price of Return Assured common stock was $0.03 per share. Based on the capitalization of the two companies as of October 10, 2001, 21,748,925 shares of Return Assured common stock would be issued to IBUI stockholders in connection with the merger, representing approximately 90% of the outstanding shares of Return Assured common stock after the merger.

     The merger cannot be completed unless a quorum of the outstanding shares of Return Assured is represented in person or by proxy at the annual stockholder meeting described below, and a majority of the shares represented at the Return Assured meeting vote in favor of the proposals presented relating to the merger. The attached joint proxy statement/prospectus provides detailed information concerning Return Assured, IBUI, the merger and proposals related to the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE [___] OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF RETURN ASSURED HAS UNANIMOUSLY DETERMINED THE MERGER TO BE IN THE BEST INTERESTS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE ISSUANCE OF RETURN ASSURED SHARES IN THE MERGER.

     Stockholders of Return Assured are cordially invited to attend the annual stockholder meeting to vote on the issuance of Return Assured's common stock to the stockholders of IBUI and certain other matters:

o    The annual meeting of Return Assured stockholders will be held on         ,
     2001 at      a.m. Eastern time at      . Only stockholders who hold shares
     of Return Assured at the close of business on       , 2001 will be entitled
     to vote at this annual meeting.

     Please use this opportunity to take part in the affairs of Return Assured. Whether or not you plan to attend the Return Assured annual meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the annual meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

     Return Assured appreciates your consideration of this matter.

                                            Very truly yours,


                                            Matthew Sebal
                                            President and Chairman of the Board
                                            Return Assured Incorporated

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated           , 2001 and will be
first mailed to stockholders on or about           , 2001.

                        JOINT PROXY STATEMENT/PROSPECTUS

                     INTERNET BUSINESS'S INTERNATIONAL, INC.

To the Stockholders of Internet Business's International, Inc. ("IBUI"):

     After careful consideration, the board of directors of IBUI has unanimously approved a merger between IBUI and Return Assured Incorporated ("Return Assured").

     If the merger is completed, each share of IBUI common stock will be exchanged for 0.077 shares of Return Assured common stock. Return Assured common stock is traded on the OTCBB under the trading symbol "RTRN," and on October 10, 2001 the closing price of Return Assured common stock was $0.03 per share. Based on the capitalization of the two companies as of October 10 , 2001, 21,748,925 shares of Return Assured common stock would be issued to IBUI stockholders in connection with the merger, representing approximately 90% of the outstanding shares of Return Assured common stock after the merger.

     The merger cannot be completed unless a quorum of the outstanding shares of IBUI is represented in person or by proxy at the annual stockholder meeting described below, and a majority of the shares of IBUI entitled to vote thereon vote in favor of the proposals presented relating to the merger. The attached joint proxy statement/prospectus provides detailed information concerning
Return Assured, IBUI, the merger and proposals related to the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE
DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE [   ] OF
THIS JOINT PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF IBUI HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR, ADVISABLE AND IN THE BEST INTEREST OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS ITS ADOPTION TO THE STOCKHOLDERS OF THE COMPANY.

     Stockholders of IBUI are cordially invited to attend the annual stockholder meeting to vote on approving and adopting the acquisition agreement and the merger and certain other matters:

o    The annual meeting of IBUI stockholders will be held on     , 2001 at    .
     Only stockholders who hold shares of IBUI at the close of business on , 2001 will be entitled to vote at this annual meeting.

     Please use this opportunity to take part in the affairs of IBUI by voting on the merger. Whether or not you plan to attend the IBUI annual meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the annual meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

     IBUI appreciates your consideration of this matter.

                                         Very truly yours,


                                         Albert Reda
                                         Chief Executive Officer
                                         Internet Business's International, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated      , 2001 and will be
first mailed to stockholders on or about       , 2001.

                    [RETURN ASSURED INCORPORATED LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON         , 2001 AT      A.M.

To the Stockholders of Return Assured Incorporated ("Return Assured"):

     The annual meeting of stockholders of Return Assured will be held at the offices of Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, Fifth Floor, New
York, New York 10017, on         , 2001 at     a.m., Eastern time, for the
following purposes:

(1) To approve the issuance of shares of Return Assured common stock in the proposed merger of a wholly owned subsidiary of Return Assured, with and into Internet Business's International, Inc. ("IBUI"), as contemplated by the Acquisition Agreement dated as of June 4, 2001, among Return Assured, IBUI Acquisition Corp. and IBUI. Return Assured will issue 0.077 shares of common stock in exchange for each outstanding share of common stock of IBUI and IBUI will become a wholly-owned subsidiary of Return Assured;

(2)  To elect 7 Directors;

(3) To ratify and approve Return Assured's independent public accountants for fiscal 2001;

(4) To approve an amendment to Return Assured's Certificate of Incorporation to reduce the total issued and outstanding shares of common stock of Return Assured through a one-to-seven reverse split of all issued and outstanding shares of the common stock of Return Assured as follows: each seven share(s) of common stock, par value $0.001 per share, that are outstanding on such effective date, shall automatically convert into one share of common stock, par value $0.001 per share. Holders of record of common stock, par value $0.001 per share, at the close of business on such effective date will receive one seventh of a share of common stock, par value $0.001 per share, for each share of common stock, par value $0.001 per share, then held;

(5) To approve an amendment to Return Assured's Certificate of Incorporation to increase the authorized shares of common stock $.001 par value per share, from 50 Million (50,000,000) shares to 200 Million par value $.001 per share (200,000,000) shares of common stock; and

(6) To transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

     The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. Return Assured encourages you to read the entire document carefully.

     Return Assured is enclosing a copy of its Annual Report on Form 10-KSB, as amended, for the fiscal year ended August 31, 2000.

     A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the annual meeting at the offices of Return Assured, 1901 Avenue of the Stars, Los Angeles, California 90067, and will also be available for examination at the annual meeting until its adjournment.

     Return Assured has fixed the close of business on             , 2001 as
the record date for the determination of its stockholders entitled to notice of and to vote at this meeting.

                           By Order of the board of directors of Return Assured Incorporated

                           Matthew Sebal
                           President and Chairman of the Board

Los Angeles, California
    , 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

              [INTERNET BUSINESS'S INTERNATIONAL, INC. LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

            TO BE HELD ON           , 2001 AT 2:00 P.M. PACIFIC TIME

To the Stockholders of Internet Business's International, Inc. ("IBUI"):

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IBUI will be
held on           , 2001, at 2:00 p.m., Pacific time, at

(1) Consider and vote on the proposed merger of a wholly-owned subsidiary of Return Assured Incorporated ("Return Assured"), with and into IBUI, as contemplated by the Acquisition Agreement dated as of June 4, 2001, among Return Assured, IBUI Acquisition Corp. and IBUI. In the merger, Return Assured will issue 0.077 shares of its common stock in exchange for each outstanding share of common stock of IBUI and IBUI will become a wholly-owned subsidiary of Return Assured.

(2) Elect 3 each to serve until such director's successor has been elected and qualified or until such director's earlier resignation or removal.

(3) Ratify the selection of Goldstein Golub Kessler LLP ("GGK") as IBUI's independent auditors for 2001.

(4) Transact such other business as may properly come before the annual meeting or any adjournment or postponements thereof.

     The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. You are encouraged to read the entire document carefully. IBUI is also enclosing a copy of its Annual Report on Form 10-K, for the fiscal year ended June 30, 2001.

     Only stockholders of record at the close of business on     , 2001 are
entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose relevant to the annual meeting, at IBUI's offices at 4634 South Maryland Parkway, Suite 107, Las Vegas, Nevada 89119, during ordinary business hours for 10 days before the annual meeting.

                                                         By Order of the board
                                                         of directors of
                                                         Internet Business's
                                                         International, Inc.

                                                         Albert Reda
                                                         Chief Executive Officer

Las Vegas, Nevada

   , 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
QUESTIONS AND ANSWERS FOR RETURN ASSURED STOCKHOLDERS AND IBUI STOCKHOLDERS.......................................3
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS...................................................................5
RISK FACTORS......................................................................................................9
         General Risks Related To The Merger And The Combined Companies..........................................10
         Risk Associated With Return Assured's Business..........................................................11
         Risks associated with our business......................................................................11
         Risks Associated With Our Industry......................................................................14
         Risks Associated With Investing In Us...................................................................15
         Delisting From NASDAQ...................................................................................18
         De-listing from NASDAQ..................................................................................18
         Risks Related To The Combined Businesses After The Merger...............................................20
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS..................................................33
MARKET PRICE AND DIVIDEND INFORMATION............................................................................41
THE MERGER.......................................................................................................42
AGREEMENTS RELATED TO THE MERGER.................................................................................61
THE RETURN ASSURED ANNUAL MEETING................................................................................82
         Return Assured Proposal 1     Ratification And Approval Of Merger Agreement, Merger And
                                         Issuance Of Shares......................................................86
         Return Assured Proposal 2     Nomination And Election Of Return Assured Directors.......................87
         Return Assured Proposal 3     Ratification And Approval Of Return Assured's Independent Public
                                         Accountants.............................................................93
         Return Assured Proposal 4     Approval Of Amendment To Certificate Of Incorporation.....................94
         Return Assured Proposal 5     Approval Of Amendment To increase the authorized shares of common stock $.001 par value per share, from 50 Million (50,000,000) shares to 200 Million par value $.001 per share (200,000,000) shares of common stock.........................................................96
         IBUI Proposal 1     Ratification And Approval Of Merger Agreement......................................100
         IBUI Proposal 2     Nomination And Election Of IBUI Directors..........................................101
         IBUI Proposal 3     Ratification Of Selection Of IBUI's Independent Auditors...........................103
RETURN ASSURED SELECTED CONSOLIDATED FINANCIAL DATA.............................................................113
RETURN ASSURED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............114
RETURN ASSURED MANAGEMENT; PRINCIPAL STOCKHOLDERS; INTERESTED PARTY TRANSACTIONS................................125
         Return Assured Compensation Committee Report on Executive Compensation.................................129
IBUI BUSINESS...................................................................................................132
IBUI SELECTED FINANCIAL DATA....................................................................................148


IBUI MANAGEMENT; PRINCIPAL STOCKHOLDERS; INTERESTED PARTY TRANSACTIONS..........................................154
LEGAL MATTERS...................................................................................................161
EXPERTS.........................................................................................................161
STOCKHOLDER PROPOSALS...........................................................................................162
WHERE YOU CAN FIND MORE INFORMATION.............................................................................163

     THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT RETURN ASSURED AND IBUI FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU
CAN FIND MORE INFORMATION" ON PAGE   .

     YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO RETURN ASSURED AT (877) 807-4664 OR FROM IBUI AT
(877) 541-9106. IN ORDER TO RECEIVE TIMELY DELIVERY OF THESE DOCUMENTS, YOU MUST
MAKE YOUR REQUESTS NO LATER THAN    .

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this joint proxy statement/prospectus that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including statements about projected revenues and expense savings and the projected number of subscribing dealers, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Return Assured and IBUI undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, the failure to realize anticipated synergies, costs related to the proposed merger, failure to obtain required stockholder or regulatory approvals or the merger not closing for any other reason, failure of the combined company to retain and hire key employees, difficulties in successfully integrating the parties' businesses and technologies and other matters disclosed in Return Assured's and IBUI's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review Return Assured's annual report on Form 10-KSB, as amended, for the year ended August 31, 2000 and IBUI's annual report on Form 10-K, for the year ended June 30, 2001, and other reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the companies' stock.

                    QUESTIONS AND ANSWERS FOR RETURN ASSURED
                       STOCKHOLDERS AND IBUI STOCKHOLDERS

Q:   WHY ARE THE COMPANIES PROPOSING TO MERGE? (SEE PAGE    )

A: Return Assured and IBUI are proposing to merge because we believe the combination provides strategic and financial benefits to both Return Assured and IBUI stockholders. The combination will allow us to extend our market share while broadening our customer base.

Q:   WHAT WILL BE THE EFFECT OF THE MERGER ON THE STOCKHOLDERS OF RETURN ASSURED
     AND IBUI? (SEE PAGE    )

A: Upon consummation of the merger, IBUI will become a wholly-owned subsidiary of Return Assured. After the merger, the current stockholders of Return Assured will own approximately 10% of Return Assured and the former stockholders of IBUI will own approximately 90% of Return Assured. Because Return Assured is a Delaware corporation and IBUI is a Nevada corporation, the rights of stockholders may be impacted by differing provisions between Nevada and Delaware law.

Q:   WHAT WILL IBUI COMMON STOCKHOLDERS RECEIVE IN THE MERGER? (SEE PAGE    )

A:   Upon filing of the articles of merger with the Nevada Secretary of State:

     - holders of IBUI common stock will receive 0.077 shares of Return Assured common stock in exchange for each outstanding share of IBUI common stock. No fractional shares will be issued; and

     - Return Assured will assume options to purchase shares of IBUI common stock in connection with the merger. The number of shares of Return Assured common stock purchasable under each post-merger option will be calculated using the merger exchange ratio of 0.077 shares of Return Assured common stock for each share of IBUI.

     Within thirty days after the filing of the articles of merger with the Nevada Secretary of State, Return Assured will issue to each person, who immediately prior to that filing was a holder of an assumed option, a document evidencing the assumption of such option by Return Assured.

Q:   DOES THE BOARD OF DIRECTORS OF RETURN ASSURED RECOMMEND VOTING IN FAVOR OF
     THE MERGER? (SEE PAGE     )

A: Yes. After careful consideration, Return Assured's board of directors unanimously recommends that its stockholders vote in favor of the issuance of Return Assured's common stock to the stockholders of IBUI in connection with the merger.

Q:   DOES THE BOARD OF DIRECTORS OF IBUI RECOMMEND VOTING IN FAVOR OF THE
     MERGER? (SEE PAGE    )

A: Yes. After careful consideration, IBUI's board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the proposed merger.

Q:   ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
     MERGER? (SEE PAGE    )

A:   Yes. In evaluating the merger, you should carefully consider the factors
     discussed in the section entitled "Risk Factors" on page [   ].

Q:   WHAT DO I NEED TO DO NOW? (SEE PAGES     AND    )

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting.

     If you do not include instructions on how to vote your properly signed proxy card, your common stock will be voted "FOR" approval of matters related to the merger, "FOR" each of the proposals set forth in this joint proxy statement/prospectus to be considered at either company's annual meeting and, if any other matters are properly brought before either annual meeting, the persons named in the respective proxies will have discretion to vote on such matters.

Q:   AS AN IBUI STOCKHOLDER, SHOULD I SEND IN MY IBUI STOCK CERTIFICATES WITH MY
     PROXY CARD? (SEE PAGE    )

A: No. After the merger is completed, Return Assured will send you written instructions for exchanging your IBUI stock certificates for Return Assured stock certificates.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
     SHARES FOR ME? (SEE PAGES    ,    )

A: Brokers cannot vote your shares with respect to the merger without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you are an IBUI stockholder, and you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

Q:   WHAT DO I DO IF I WANT TO CHANGE MY VOTE? (SEE PAGES    ,    )

A: If you want to change your vote, send the secretary of Return Assured or IBUI, as applicable, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy card by sending written notice to the applicable secretary before the meeting.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE    )

A: Return Assured and IBUI are working toward completing the merger as quickly as possible. We hope to complete the merger late in the fourth calendar quarter of 2001.

Q:   WILL I BE TAXED ON THE MERGER? (SEE PAGE    )

A: Return Assured stockholders and IBUI stockholders will not recognize gain or loss for federal income tax purposes as a result of the merger. All stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

Q:   ARE THE IBUI STOCKHOLDERS ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (SEE
     PAGE    )

A: Yes, IBUI stockholders do have the opportunity to assert dissenters' rights.

Q:   ARE THE RETURN ASSURED STOCKHOLDERS ENTITLED TO DISSENTERS' OR APPRAISAL
     RIGHTS? (SEE PAGE    )

A: No, Return Assured stockholders do not have the opportunity to assert dissenters' rights.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A: Return Assured stockholders should call Matthew Sebal, at (877) 807-4664, with any questions about the merger.

     IBUI stockholders should call Albert Reda, at (877) 541-9106, with any questions about the merger.

                 SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of Return Assured with and into IBUI and other annual meeting proposals for the annual meetings of IBUI and Return Assured. This joint proxy statement/prospectus is being sent to the holders of IBUI common stock and holders of Return Assured common stock.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document, including the merger agreement and other documents attached to this joint proxy statement/prospectus and the other documents referenced in it for a more complete understanding of the merger.

THE MERGER (SEE PAGE    )

     Return Assured and IBUI are merging because they believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies and growth potential than either company would have on its own.

     In the merger, IBUI will merge with a wholly-owned subsidiary of Return Assured. Upon consummation of the merger, IBUI will become a wholly-owned subsidiary of Return Assured. IBUI common stockholders will receive, in exchange for each share of IBUI common stock they hold, 0.077 shares of Return Assured common stock. The number of shares of Return Assured common stock awardable (after aggregating all fractional shares of Return Assured common stock) shall be rounded down to the nearest whole share of Return Assured common stock. After the merger, the current stockholders of IBUI will own approximately 90% of Return Assured and the former stockholders of Return Assured will own approximately 10% of Return Assured.

     At the effective time of the merger, Return Assured will assume each outstanding option issued by IBUI, whether vested or unvested, to purchase shares of IBUI common stock on substantially the same terms and conditions as were applicable prior to the effective time of the merger, except that (1) the options will be exercisable for shares of Return Assured common stock, and (2) the number of shares of Return Assured common stock which may be purchased will be equal to the number of shares of IBUI common stock underlying the option multiplied by 0.077.

     Within thirty days after the effective time, Return Assured will issue to each person who immediately prior to the effective time was a holder of an assumed option, an option document evidencing the foregoing assumption of such option by Return Assured.

     Return Assured and IBUI are working toward completing the merger as quickly as possible. They hope to complete the merger late in the fourth calendar of 2001.

     A composite conformed copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully. In evaluating the merger, you should also carefully consider the
factors discussed in the section entitled "Risk Factors" on page [   ].

THE COMPANIES (SEE PAGES    )

Return Assured Incorporated
1901 Avenue of the Stars
Suite 1710
Los Angeles, California 90067

About Return Assured Incorporated

     Return Assured has developed a proprietary B2C and B2B value-added "Return Seal of Approval" for the electronic retail community that vets retailers with high standards and then indemnifies the consumer with a "no-hassle" guarantee in support of that particular retailer's return and customer service policy.

Internet Business's International, Inc.
4634 South Maryland Parkway
Las Vegas, Nevada 89119
(702) 433-9416

About Internet Business's International, Inc.

     Internet Business International Inc. generates revenue from four divisions:
Lending on Line (which includes real estate loans and equipment leasing); ISP (which includes national

Internet access dial-up service, web design and hosting, and wireless high speed access in Las Vegas, Nevada, Woodland and Moreno Valley, California); E-commerce (which includes auction, transaction and reverse auction sites for Europe and the United States); and Direct Marketing (which markets long distance phone services, Internet-access computers, wireless high speed Internet access and bandwidth, web design and hosting services). The Company has seven US and one European office and over 60 employees worldwide

ANNUAL MEETING OF STOCKHOLDERS (SEE PAGES    )

     Return Assured will hold an annual meeting of its stockholders on
     , 2001. At the meeting, Return Assured stockholders will consider and vote on a proposal to approve the issuance of Return Assured common stock to the stockholders of IBUI and will also vote to elect 7 directors, to ratify Return Assured's independent public accountants for fiscal 2001, to approve an Amendment to Return Assured's Certificate of Incorporation to reduce the total issued and outstanding shares through a one-to-seven reverse split and to increase the authorized common stock of the corporation from 50,000,000 to
200,000,000. IBUI will hold an annual meeting of its stockholders on         ,
2001. At the meeting, IBUI stockholders will consider and vote on a proposal to approve and adopt the merger agreement and the merger and will also vote to elect 3 directors and to ratify IBUI's independent public accountants for fiscal 2001.

     Return Assured stockholders and IBUI stockholders need to send in their signed proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the annual meetings discussed above. If Return Assured stockholders and IBUI stockholders do not include instructions on how to vote their properly signed proxy card, their common stock will be voted "FOR" approval of matters related to the merger, "FOR" each of the other proposals discussed in this joint proxy statement/prospectus and, if any other matters are properly brought before either annual meeting, the persons named in the respective proxy cards will have discretion to vote on such matters.

     Brokers cannot vote Return Assured stockholders' or IBUI stockholders' shares with respect to the merger without instructions from them on how to vote. Therefore, it is important that Return Assured stockholders and IBUI stockholders follow the directions provided by their brokers regarding how to instruct their broker to vote their shares. If IBUI stockholders fail to provide their brokers with instructions, it will have the same effect as a vote against the merger agreement and the merger.

     If an Return Assured stockholder or an IBUI stockholder wants to change their vote, they should send the secretary of Return Assured or IBUI, as applicable, a later-dated, signed proxy card before the meeting or attend the meeting in person. A proxy card may be revoked by sending written notice to the applicable secretary before the meeting.

     After the merger is completed, IBUI stockholders will receive written instructions for exchanging their IBUI stock certificates for Return Assured stock certificates and IBUI optionholders will receive new Return Assured option agreements.

RECOMMENDATION OF RETURN ASSURED'S BOARD OF DIRECTORS (SEE PAGE    )

     After careful consideration, Return Assured's board of directors unanimously recommends that its stockholders vote for the issuance of Return Assured's common stock in the merger, for election of its nominees for director, for the ratification of its independent public accountants for fiscal 2001, for amending Return Assured's Certificate of Incorporation to reduce the total issued and outstanding shares through a one-to-seven reverse split and to increase the authorized common stock of the corporation from 50,000,000 to 200,000,000. Return Assured's board of directors has unanimously voted to approve the merger agreement, the proposed merger, the issuance of Return Assured common stock in the merger, the 1:7 reverse split, and the increase of authorized common stock from 50,000,000 to 200,000,000.

RECOMMENDATION OF IBUI'S BOARD OF DIRECTORS (SEE PAGE    )

     After careful consideration, IBUI's board of directors unanimously recommends that its stockholders vote for approval of the merger agreement and the proposed merger, for election of its nominees for director and for the ratification of its independent public accountants for fiscal 2001. IBUI's board of directors has unanimously voted to approve the merger agreement and the proposed merger, the election of its nominees for director and for the ratification of its independent public accountants for fiscal 2001.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE    )

     The completion of the merger depends on meeting a number of conditions.

VOTE REQUIRED FOR APPROVAL (SEE PAGE    )

     The holders of a majority of the shares of Return Assured common stock present or represented by proxy at the stockholders' annual meeting must approve the issuance of Return Assured common stock in the merger.

     The holders of a majority of the outstanding shares of IBUI common stock on the record date set for IBUI's annual meeting must approve the merger agreement and the merger.

TERMINATION OF THE ACQUISITION AGREEMENT (SEE PAGE    )

     Return Assured and IBUI each have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee by IBUI or by Return Assured, as the case may be.

DIRECTORS AND EXECUTIVE OFFICERS OF RETURN ASSURED AND THE COMBINED COMPANY
FOLLOWING THE MERGER (SEE PAGES    )

     Following the merger, the board of directors of Return Assured will consist of Louis Cherry, Albert Reda, Matthew Sebal, Wade Whitely, Todd Cusolle, Lee Feldman and Gay Cooper.

     Following the merger, Matthew Sebal, the current President and Chairman of Return Assured, will continue to be President and a director of Return Assured.

     Following the merger, the board of directors of IBUI, which will then be a Return Assured subsidiary, will consist of the then current members of IBUI board of directors. Following the merger, Albert Reda, the current Chief Executive Officer of IBUI, will be the Chief Executive Officer and a director of Return Assured, and Louis Cherry will be Chairman of Return Assured and a Director of Return Assured.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE    )

     We have structured the merger so that, in general, Return Assured, Return Assured's stockholders, IBUI and IBUI's stockholders will not recognize gain or loss for federal income tax purposes as a result of the merger.

     It is a condition to the merger that both Return Assured and IBUI receive legal opinions to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     All stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE    )

     Although after the merger IBUI will be a wholly-owned subsidiary of Return Assured, for accounting purposes IBUI will be deemed the acquiring company. Therefore, subsequent to the merger, any prior period information reported will be that of IBUI.

DISSENTERS' RIGHTS (SEE PAGE    )

     Under Delaware law, Return Assured stockholders are not entitled to dissenters' rights in connection with the merger. Under Nevada law, IBUI stockholders are entitled to dissenters' rights in connection with the merger.

RESTRICTIONS ON THE ABILITY TO SELL RETURN ASSURED STOCK (SEE PAGE    )

     All Return Assured common stock received by IBUI stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either IBUI or Return Assured under the Securities Act of 1933, as amended (the "Securities Act").

                                  RISK FACTORS

     The merger involves a high degree of risk. By voting in favor of the merger, current IBUI stockholders will be choosing to invest in Return Assured common stock, and current

Return Assured stockholders will face dilution of their ownership interest in Return Assured. An investment in Return Assured common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider all of the following risk factors relating to the proposed merger, the combined company, Return Assured and IBUI, in deciding whether to vote for the merger and the related issuance of Return Assured shares.

GENERAL RISKS RELATED TO THE MERGER AND THE COMBINED COMPANIES

Return Assured will face significant challenges in integrating Return Assured and IBUI and, as a result, may not realize the expected benefits of the merger.

     The merger involves the integration of two companies that have previously operated independently. Combining the operations of Return Assured and IBUI will be a complex process that will require, among other things, integration of various functional areas, such as finance, human resources and sales and marketing groups, and coordination of development efforts. Return Assured cannot be certain that the integration will be completed in a timely manner or that it will achieve the anticipated benefits of the merger. Failure to adequately manage the integration process and to coordinate the joint efforts of the two companies after the merger may have a material adverse effect on the business of the combined company.

Integration of the businesses of Return Assured and IBUI or elimination of certain functional areas may negatively affect Return Assured's or IBUI's relationships with their customers or service providers.

     There may be significant overlap in certain of the companies' assets, functional areas or businesses and Return Assured will be required to determine whether to maintain or eliminate such duplication. For example, both companies offer Internet services and maintain independent relationships with customers and Internet portals. The combination of the two companies and the resulting overlap of services may result in disruption of relationships with customers or Internet portals, any of which may result in a reduction in the number or rate of growth of the number of customers for one or both of the companies or a reduction in the number or quality of relationships with customers or Internet portals. Any disruption in relationships with customers or Internet portals could negatively impact the experiences of consumers using Return Assured's or IBUI's services and could reduce the number of customers utilizing the combined companies' services, any of which may have a material adverse effect on the combined companies' business and revenues. Any failure by Return Assured to integrate or manage any of IBUI's current business lines may result in a disruption of Return Assured's business or operations.

Return Assured will incur significant costs associated with the merger which could negatively affect Return Assured's financial performance.

     Return Assured expects to incur significant costs and commit significant management time integrating IBUI's operations, technology, development programs, products, clients and personnel. These costs may be substantial and may include costs for:

o integration of operations, including combining teams and processes in various functional areas;

o fees and expenses of professionals and consultants involved in completing the integration process;

o    reorganization or closure of facilities;

o    incurring potential existing liabilities of IBUI;

o    employee severance costs; and

o    integration of technology and products.

If the benefits of the merger are not realized or if they do not meet the expectations of investors or financial or industry analysts, the market price of Return Assured common stock may decline.

     The market price of Return Assured common stock may decline as a following the merger if:

o the integration of Return Assured and IBUI is not completed in a timely and efficient manner;

o Return Assured does not achieve the benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts;

o Return Assured or IBUI incurs liabilities that are not anticipated or are greater than expected by securities analysts or investors;

o the effect of the merger on Return Assured's financial results is not consistent with the expectations of financial or industry analysts;

o the combined companies are unable to obtain additional capital on acceptable terms when required; or

o significant stockholders of Return Assured following the merger determine to dispose of their shares because the results of the merger are not consistent with their expectations.

RISK ASSOCIATED WITH RETURN ASSURED'S BUSINESS

Risks associated with our business

     We have a history of losses and may not be able to operate profitably in the future. During the fiscal years ended August 31, 2000 and 1999, our Hertz Technology operations reported net losses of $2,338,069 and $694,871. As a result of operating expenses and development expenditures, our Return Assured operations have incurred cumulative net losses through August 31, 2000 of $2,323,019. If the merger between Return Assured and Hertz had occurred as of the beginning of fiscal 2000, we would have net losses for the fiscal year ended August 31, 2000 of approximately $5,515,000 on a pro forma basis. We may not be able to operate profitably in the future. We expect to experience substantial quarterly net losses for the foreseeable future, primarily because we anticipate significant spending on operating expenses, in particular marketing expenses to bring the attention of businesses and consumers to Return Assured's services, which are likely to increase losses.

     Our Return Assured business plan is unproven and we may not be able to achieve profitability. We have not generated any revenues from our Return Assured operations. We intend to focus substantially all of our efforts, and use substantially all of our current working capital, in developing our Return Assured operations. We expect that our sales and marketing, operations and administrative expenses will increase in the future. As a result, we will need to generate significant revenues to achieve and maintain profitability. We do not know if our revenues will be sufficient to pay our expenses or that we will achieve profitability. We cannot be certain that we will achieve or sustain positive cash flow or profitability from our operations. As a result, little net cash flow from their operations, if any, will be available to us. Our net losses and negative cash flow from operating activities are likely to be substantial if:

o    we are unable to attract and retain merchants using our web seal; or

o    there is insufficient consumer demand for our web seal service.

     A lack of demand for our web seal of approval service may result in our inability to achieve profitability. We believe there is a considerable demand from merchants to provide their customers with the assurance that the goods they order will be delivered and that the merchants will honor their return policies. But our management has not conducted any marketing studies to confirm that this demand exists or the extent of the demand. We may find that as customers become more comfortable with e-commerce they will not feel the need for outside assurance of delivery and returns. If that happens, the number of merchants willing to pay for our web seal service may be too small for us to be profitable.

     We may be unable to achieve our operating and financial objectives if we cannot manage our anticipated growth effectively. We anticipate that our business will grow rapidly. Our future success depends in large part on our ability to manage this anticipated growth. For us to manage this growth, we will need to:

o    expand and enhance our operating and financial procedures and controls;

o replace or upgrade our operational and financial management information systems; and

o    attract, train, manage and retain key employees.

     These activities are expected to place a significant strain on our financial and management resources. If we are unable to manage growth effectively, our business could suffer.

     If our business plan is successful, other companies with more resources and greater name recognition may make competition so intense that our web seal business will not be profitable. Our business plan is based on us being the first to market with our web seal service. Our service is not protected by patents or other intellectual property rights, and if it is successful a number of other companies with far more money and greater name recognition may decide to compete with us. This competition could both reduce the number of merchants who select us to provide the service and create downward pressure on the amount we could charge for the service so that we would not have enough revenue to generate a profit.

     If we are unable to retain and attract key personnel, our revenues may not reach projected levels and expenses may not be managed properly. We believe our short and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. Competition for such personnel is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. Our inability to attract and retain such personnel would limit our growth and harm our business.

     State regulations governing insurance could apply to our business, making that business impractical which would cause a tremendous downturn in our business. Virtually every state tightly regulates companies who are in the business of insurance. We do not believe that our proposed business is insurance under the laws of any state. This business, however, will be entirely new and one or more states might try to regulate our operations as insurance. If our business were to be regulated as insurance our business plan would most probably not be practicable because the costs of complying with the insurance regulations would be so high that we would have to raise our fees to a level most merchants would not be willing to pay. In addition, the cost of defending against state regulators' claims, if brought, could be prohibitive.

     We will be extremely dependent on third parties to develop and implement our business plan and our web seal service which could negatively impact our costs and product quality. We have entered into an agreement with IBM to evaluate our business plan and assist in developing and implementing our web site, but we cannot give any assurance that we, even with IBM's assistance, will be able to implement our business plan.

     We cannot predict our future capital needs and we may not be able to secure additional financing. To fully implement our business plan, we will likely need to raise additional funds within the next 12 months in order to develop our web seal service, to fund continuing operating losses or to acquire complementary businesses, technologies or services. Additional financing may not be available on terms favorable to us, or may not be available to us at all. If we raise additional funds by issuing equity securities, our stockholders may experience significant dilution of their ownership interest, and these securities may have rights senior to the rights of common stockholders. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund continuing operations, promote our brand name, enhance or develop our services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

     We have no direct control over shipping and quality of products (returns) shipped by merchants which may result in customers' returning merchandise for which we are not reimbursed. We will rely on vendors to ship merchandise directly to customers. Consequently, we will have limited control over the goods shipped by these vendors, and shipments of goods may be subject to delays. In addition, we may accept returns from customers for which we will not receive reimbursements from manufacturers or vendors. If the quality of service provided by these vendors falls below a satisfactory standard or if our level of returns exceeds expectations, this could have a harmful effect on our business.

     Our online commerce services will be vulnerable to interruption and could result in a loss of business and lower earnings. Merchant access to our web site will directly affect the volume of orders and thus affect our revenues. System interruptions may make our web site unavailable or prevent us from processing shipments and returns efficiently, reducing the attractiveness of our services. We may need to add hardware and software and further develop and upgrade our existing technology, transaction-processing systems and network infrastructure to accommodate increased traffic on our web site and increased sales volume. We will maintain substantially all of our computer and communications hardware at one facility, in a co-location facility. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, network break-ins, earthquake and similar events. Our backup systems and disaster recovery plan may not be adequate, and we may not have sufficient business interruption insurance to compensate us for losses from a major interruption.

     Computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar disruptions could cause system interruptions, delays and loss of critical data, and could prevent us from providing services and processing order tracking and return.

RISKS ASSOCIATED WITH OUR INDUSTRY

We will operate in an extremely competitive market and we could lose revenue and customers to competitors.

     It is perceived to be easy to enter the online commerce services market. Current and new competitors can launch new online commerce websites at relatively low cost. Competition in services to online commerce will likely increase as well-recognized web participants decide to enter this market segment. Increased competition may result in price reductions, reduced gross margins, increased marketing costs or loss of market share, or any combination of these problems.

     Major credit card companies already offer some protection against both failure to deliver and the delivery of defective products, and they may decide to compete with us by, for example, themselves undertaking to resolve delivery disputes or guaranty delivery and returns for customers who use their cards to purchase online.

     We may not be successful in competing against these competitors. Many of these competitors have greater financial, marketing, customer support, technical and other resources than us. As a result, they may be able to provide the same services we provide on more favorable terms than us, and they may be able to respond more quickly to changes in customer preference or to devote greater resources to the development, promotion and sale of their services than we can. If competition increases and our branding efforts are not successful, we may not be able to command higher margins on our services, or we may lose revenue and customers to our competitors.

Our business may be affected by government regulation.

     The need for our services may be reduced by future state or federal regulation providing for governmental enforcement of the obligations of online merchants to deliver their products and honor returns policies. Even if this does not happen, it is possible that one or more states may decide that our proposed business is close enough to the business of insurance that it should be regulated like insurance. This could result in an interference with our business that would create unacceptable costs to us.

The tax treatment of the Internet and electronic commerce is currently unsettled.

     A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and some other Internet activities. Our business may be harmed by the passage of laws in the future imposing taxes or other burdensome regulations on online commerce.

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

RISKS ASSOCIATED WITH INVESTING IN US

     We expect our stock price to be volatile. The market price of the shares of our common stock has been, and will likely continue to be, subject to wide fluctuations in response to several factors, such as:

o    actual or anticipated variations in our results of operations;

o    announcements of technological innovations;

o    new services or product introductions by us or our competitors;

o    changes in financial estimates by securities analysts; and

o    conditions and trends in the Internet and electronic commerce industries.

     The stock markets generally, and the Nasdaq SmallCap Market and the Over The Counter Bulletin Board (OTCBB) in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

     Shares of our outstanding common stock may increase more than expected because the conversion price of our Series A preferred stock is not fixed, but is determined based on the market value of the common stock at the time of conversion. Our operations are initially being financed by the sale of $5 million in Series A convertible preferred stock to GEM. This convertible preferred stock has a maximum conversion price of $3.00 per share. However, if the market price of our stock at the time of conversion is below $3.00 per share the conversion price is reduced to the market price at that time. As a result, if our common stock declines significantly in price, we will have to issue more shares of common stock than we would if the conversion price were fixed. Nothing in the agreement for sale of the preferred stock would prevent the holder of the preferred stock from repeatedly selling the stock short and covering its short sale at a lower price. It would not be subject to the usual risks of a short seller, who might have to buy back the stock it has sold at an undetermined and much higher price in order to cover his short position, because the conversion can never go above $3.00 per share. In addition, a holder of the preferred stock could continue converting and selling at ever lower prices without incurring an economic loss. These sales could result in a major decline in the price of our common stock. They could also make us more vulnerable to a takeover by an outside party. The holder of the Series A preferred stock has agreed with us to never own more than 4.99% of our common stock. As a result the holder must sell enough shares upon each conversion to not violate our agreement - possibly depressing our stock price.

     The following table illustrates the number of shares that we would be required to issue at various assumed prices upon conversion of $3,828,873 the remaining amount of the $5,000,000 of the Series A preferred stock that has not yet been converted, subject to the limitations described in the text following the table. This table is for illustrative purposes only, and should not be assumed to represent our projections of the range of future stock prices.

                                               Common Stock Underlying Series A
                   Shares of Common Stock            Preferred Stockholders
Conversion Share    Issuable Under the              as a Percentage of Total
      Price        Series A Preferred Stock       Common Stock Outstanding (1)
----------------   ------------------------    --------------------------------
     $0.025  (2)             153,154,920 (3)               90.1%
      0.05   (4)              76,577,460 (3)               82.0%
      0.10   (5)              38,288,730 (3)               69.4%

--------

(1) Based on 16,850,799 shares outstanding on October 1, 2001 and assuming authorized shares are increased.

(2) Assuming $0.25 is the lowest trading price in accordance with the parameters of the Stock Purchase Agreement.

(3)  Calculated without effect given to dividends accrued.

(4) Assuming $.05 is the lowest trading price in accordance with the parameters of the Stock Purchase Agreement.

(5) Assuming $.10 is the lowest price in accordance with the parameters of the Stock Purchase Agreement.

To date, GEM has converted the following number of shares:

GEM CONVERSIONS

                                CONVERSION
DATE                            TRANSACTION                RATE              # COMMON
------------------------        -----------       -------------------        --------
               16-Oct-00        $5,000,000        $5,000,000
Various Dividend accrual           $13,252        $5,013,252
               14-Nov-00          $(50,000)       $4,963,252    $1.00          50,000
               17-Jan-01         $(125,000)       $4,838,252    $0.24         529,661
               16-May-01          $(30,000)       $4,808,252    $0.15         200,000
               22-May-01          $(50,000)       $4,758,252    $0.13         384,615
               23-May-01          $(55,000)       $4,703,252    $0.13         423,077
               24-May-01          $(60,000)       $4,643,252    $0.13         461,538
               25-May-01          $(60,000)       $4,583,252    $0.13         461,538
               29-May-01          $(70,000)       $4,513,252    $0.13         538,462
               29-May-01          $(62,000)       $4,451,252    $0.13         476,923
               30-May-01          $(61,000)       $4,390,252    $0.13         469,231
               30-May-01          $(66,000)       $4,324,252    $0.13         507,692
               31-May-01          $(58,500)       $4,265,752    $0.13         450,000
               31-May-01          $(63,500)       $4,202,252    $0.13         488,462
               01-Jun-01          $(58,000)       $4,144,252    $0.13         446,154
               01-Jun-01          $(60,000)       $4,084,252    $0.13         461,538
               01-Jun-01          $(62,499)       $4,021,753    $0.13         480,000
               04-Jun-01          $(60,030)       $3,961,723    $0.13         461,769
               04-Jun-01          $(61,000)       $3,900,723    $0.13         469,231
               05-Jun-01          $(66,300)       $3,834,423    $0.13         510,000
               06-Jun-01           $(5,550)       $3,828,873    $0.13          42,689

                                                                            8,312,580

     With the remaining shares that GEM may and ultimately is expected to convert, you may experience dilution of your ownership percentage upon GEM's conversion of the preferred stock. The exercise of such a large amount of stock, especially if close in time, may have a substantial negative effect on the market price of our common stock.

     We may be required to redeem the preferred stock for an amount that would force us to go out of business. The agreement for sale of the Series A preferred stock requires us to maintain an effective registration statement covering resale of the shares of common stock that may be issued upon conversion. If we are unable to maintain the effectiveness of that registration statement or otherwise do not comply with agreements we make with holders of that preferred stock, we will have to redeem all the outstanding preferred stock at the stated value of $1,000 per share plus accrued dividends. There is no provision in the agreement for payment of this obligation over time, and we will not have any commitment for credit to finance the payment of the redemption price. As a result, a redemption may leave us with not enough liquid assets to continue paying our other debts and we may be forced to go out of business.

     Shares of our outstanding common stock may increase more than expected because of our Program Promotion Agreement with PlasmaNet, Inc. On December 15, 2000, we entered into a Program Promotion Agreement with Plasma Net Inc., the provider of FreeLotto.com. a free online sweepstakes. Under the Agreement, PlasmaNet and Return Assured have created promotional programs enhanced by FreeLotto's relationship with its approximate 12,000,000 registered users. Under the programs, FreeLotto members that opt in , will have their contact information forwarded to us in real time for the purpose of new membership/database relationship management.

     In exchange for the above-mentioned membership generation, we will at the end of each calendar week, issue $6.00 worth of our common stock to PlasmaNet for each new member referred by us for that week. The recent decline in our stock price will result in increased dilution of our common stock, for each name we acquire from PlasmaNet, Inc.

DELISTING FROM NASDAQ

DE-LISTING FROM NASDAQ

     If we are unable to be relisted on Nasdaq, liquidity in our common stock will likely be adversely affected. Our common stock was delisted from trading on the NASDAQ SmallCap Market We have appealed this decision, and a hearing has been scheduled for October 17, 2001 in order that further information be presented and a redetermination be made. NASDAQ has maintained that we have not met the ongoing listing requirements in that our common stock has traded below $1.00 for more than thirty (30) trading days.

     In addition to the maintenance of a minimum bid price for our common stock, NASDAQ also requires us to meet certain financial criteria, including one of the following:

o    maintaining $2,000,000 in net tangible assets,

o    having a market capitalization of at least $35,000,000, or

o    having net income of $500,000.

     As of May 31, 2001, on a pro forma basis after adjustment for the proposed disposition of the Hergo segment, we had net tangible assets of $2,584,507 but did not satisfy the requirements for market capitalization or net income. The failure to meet Nasdaq's maintenance criteria resulted in the de-listing of our common stock from Nasdaq, and trading being conducted on the NASD Over-the-Counter Bulletin Board. As a result of such de-listing, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

     Our common stock has been de-listed from Nasdaq, and our common stock is subject to the penny stock rules. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must:

o deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market;

o provide the customer with current bid and offer quotations for the penny stock;

o disclose the compensation of the broker-dealer and its salesperson in connection with the transaction;

o provide the customer monthly account statements showing the market value of each penny stock held in the customer's account; and

o make a special written determination that the penny stock is a suitable investment for the customer and receive the customer's written agreement to the transaction.

     These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities are subject to the penny stock rules, you may find it more difficult to sell your shares of our common stock.

     Our ability to pay dividends is limited. We currently intend to retain any future earnings and, therefore, do not plan to pay dividends in the foreseeable future. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that our board of directors deems relevant. We cannot assure you that dividends will ever be paid.

     Shares eligible for future sales by our current stockholders may adversely affect the price of our stock. The market price of our common stock could decline as a result of sales of shares of common stock by our existing stockholders. These sales might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     Anti-takeover provisions and our right to issue preferred stock could make a third party acquisition of us difficult and could deprive our stockholders of a takeover premium for their shares. We are a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders. Our amended certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of us and would adversely affect the market price of our common stock or voting and other rights of holders of our common stock.

     The exercise of outstanding options and warrants will dilute the interests of our stockholders. As of October 2, 2001 we had 16,850,799 shares of our common stock outstanding. If all our outstanding options and warrants are exercised, we will have approximately 23,601,696 (fully diluted, not including the dilutive effect of the 25,000,000 shares offered by the recently filed, but not yet effective, S-3 or shares that could be issued upon the conversion of the preferred stock) shares outstanding. Thus, the percentage of shares owned by all existing stockholders will be reduced proportionately as warrants are exercised.

RISKS RELATED TO THE COMBINED BUSINESSES AFTER THE MERGER

Both Return Assured and IBUI have a history of net losses and Return Assured cannot assure you that it will be profitable after the merger is completed. If Return Assured continues to lose money, its operations will not be financially viable. Return Assured has incurred losses every quarter since inception and expects to continue to incur losses until the first half of 2002. Even if Return Assured were to achieve profitability in the first half of 2002, it might fail to sustain or increase that profitability on a quarterly or annual basis.

     Return Assured's potential for future profitability after the merger must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the market for Internet commerce. To achieve profitability, Return Assured must, among other things:

     o generate increased traffic to its customers' websites, including IBUI's sites;

     o    successfully introduce new products and services;

     o continue to expand the number of customers, in addition to retaining the IBUI customers, and enhance the quality of service;

     o    respond to competitive developments;

     o    maintain a high degree of customer satisfaction;

     o    provide secure and easy-to-use services for customers;

     o    increase its brand name visibility;

     o    continue to attract, retain and motivate qualified personnel; and

     o continue to upgrade and enhance its technologies to accommodate expanded service offerings and increased consumer traffic.

     Return Assured cannot assure that the combined companies will be successful in achieving these goals.

Internet commerce is new and evolving with few profitable business models. Return Assured cannot assure that the business model, including the IBUI business, will be profitable.

     The market for Internet-based services has only recently begun to develop and is rapidly evolving. While many Internet commerce companies have grown in terms of revenues, few are profitable. Return Assured cannot assure that it will be profitable. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there are few proven services and products. Moreover, since the market for such services is still evolving, it is difficult to predict the future growth rate, if any, and size of this market.

Return Assured's and IBUI's quarterly financial results are subject to significant fluctuations which may make it difficult for investors to predict Return Assured's future performance.

     Each of Return Assured's and IBUI's quarterly operating results have fluctuated in the past, and the combined companies' results may fluctuate in the future due to many factors. Return Assured's expense levels are based in part on its expectations of future revenues which may vary significantly. If revenues do not increase faster than expenses, Return Assured's business, results of operations and financial condition will be materially and adversely affected even after giving effect to the merger. Other factors that may adversely affect Return Assured's quarterly operating results include:

     o Return Assured's ability to retain existing customers, including those added by the merger;

     o the announcement or introduction of new or enhanced services and products by Return Assured or Return Assured's competitors;

     o general economic conditions and economic conditions specific to the Internet "bricks and mortar" retailing, or online commerce;

     o a decline in the usage levels of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services such as those assured by Return Assured;

     o Return Assured's ability to upgrade and develop its systems and infrastructure and to attract new personnel in a timely and effective manner;

     o the level of traffic on Return Assured's customers' websites, including the IBUI sites;

     o    technical difficulties, system downtime or Internet brownouts;

     o the amount and timing of operating costs and capital expenditures relating to expansion of Return Assured's business, operations and infrastructure;

     o    governmental regulation; and

     o    unforeseen events affecting the industry.

Seasonality is likely to cause fluctuations in Return Assured's operating results after the merger. Investors may not be able to predict Return Assured's annual operating results based on a quarter to quarter comparison of Return Assured's operating results.

     Return Assured expects the combined business to experience seasonality as it matures. Historically, Internet usage typically declines during summer and certain holiday periods. If seasonality occurs, investors may not be able to predict Return Assured's annual operating results based on a quarter to quarter comparison of Return Assured's operating results, not only because of seasonality but because the merger will make comparison to historical results more difficult. Seasonality in the Internet and commercial online service usage and advertising expenditures is likely to cause fluctuations in the combined companies' operating results and could have a material adverse effect on their business, operating results and financial condition.

Return Assured is a new business in a new industry which, as evidenced by the merger, is changing and needs to manage its growth and its entry into new business areas to avoid increased expenses without corresponding revenues.

     Return Assured has been constantly expanding its operations and introducing new services to customers to establish itself as a leader in the evolving market for Internet-related services. Return Assured also intends to enter into new markets overseas. The growth of Return Assured's operations, including the growth resulting from the merger, may require Return Assured to increase expenditures. For example, Return Assured will, after the merger, continue to need to hire personnel to oversee the introduction of new services before it generates revenues from these services. Return Assured's inability to generate satisfactory revenues from such expanded services to offset costs could have a material adverse effect on Return Assured's business, financial condition and results of operations.

     Return Assured must also:

     o    test, introduce and develop new services and products,

     o    expand the breadth of products and services offered,

     o expand Return Assured's market presence through relationships with third parties,

     o    successfully and timely integrate IBUI's technology and business, and

     o    acquire new or complementary businesses, products or technologies.

     Even with the increased services and relationships resulting from the merger, Return Assured cannot assure that it can successfully manage these tasks.

If any of Return Assured's or IBUI's relationships with other strategic parties terminates, the combined companies' business, results of operations and financial condition could suffer.

     Return Assured and IBUI have established, and Return Assured intends to continue to establish, key strategic relationships in Internet-related industries. Return Assured intends to develop and offer a variety of services for Return Assured's and IBUI's customers, including confidence products in the retail, auction and financing businesses. In the event that Return Assured's strategic partners were no longer interested in maintaining or establishing relationships with Return Assured on commercially viable terms, Return Assured's ability to provide a full range of cost-effective services to its customers would be adversely affected and the combined companies' business, results of operations and financial condition could suffer.

Intense competition could reduce Return Assured's market share, even after giving effect to the merger, and harm its financial performance. Return Assured's market is competitive not only because the Internet has minimal technical barriers to entry, but also because Return Assured and IBUI compete directly with other companies in the offline environment.

     Return Assured's and IBUI's Internet services compete against a variety of other Internet services. Therefore, they are affected by the competitive factors faced by Internet commerce companies in general. The market for Internet-based services is new, and competition among companies providing such services may increase significantly in the future. Return Assured's and IBUI's business is characterized by minimal technical barriers to entry, and new competitors can launch a competitive service at relatively low cost. To compete successfully, Return Assured must significantly increase awareness of its services and brand names. Failure to compete successfully will cause the combined companies' revenues to decline and would have a material adverse effect on their business, results of operations and financial condition.

     Return Assured and IBUI compete with other entities including ePubliceye.com, WebAssured.com, ClickSure.com, Earthlink, eBay, Lending tree, and Direct One. Such companies may already maintain or may introduce services which compete with Return Assured's and IBUI's services.

     Return Assured believes that the principal competitive factors in the online market are:

     o    brand recognition;

     o    speed and quality of fulfillment;

     o    variety of related products and services;

     o    ease of use;

     o    customer satisfaction;

     o    quality of service; and

     o    technical expertise.

     Return Assured cannot assure that it can compete successfully against current or future competitors, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. In addition, competitive pressures may result in increased marketing costs or loss of market share or otherwise may materially and adversely affect the combined companies' business, results of operations and financial condition.

If Return Assured cannot build and maintain strong brand loyalty, its business will suffer.

     Return Assured believes that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the Return Assured brands will depend largely on Return Assured's ability to obtain a leadership position in Internet commerce. If customers do not perceive the combined companies as an effective channel for increasing Internet sales, or consumers do not perceive Return Assured, including IBUI, as offering reliable service concerning Internet purchases, in a user-friendly manner, the combined companies will be unsuccessful in promoting and maintaining their brands. Failure to gain widespread brand acceptance among consumers or dealers would have a material adverse effect on the combined companies' business, results of operations and financial condition.

If Return Assured loses key personnel or is unable to attract, train and retain additional highly qualified sales, marketing, managerial and technical personnel, the combined companies' business may suffer.

     Return Assured's future success depends on Return Assured's ability to identify, hire, train and retain highly qualified sales, marketing, managerial and technical personnel. In addition, as the combined companies introduce new services, they may need to hire additional personnel. Current and prospective IBUI employees may experience uncertainty about their future roles with Return Assured and may, as a result, seek other employment. Return Assured may be unable to retain Return Assured and IBUI management and technical, sales and customer support personnel that are critical to the successful integration of Return Assured and IBUI, resulting in disruption of operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger. Competition for such personnel is intense, and Return Assured may not be able to attract, assimilate or retain such personnel in the future. The inability to attract and retain the necessary managerial, technical, sales and marketing personnel could have a material adverse effect on the combined companies' business, results of operations and financial condition.

     Return Assured's business and operations are substantially dependent on the performance of Return Assured's executive officers and key employees, some of whom are employed on an at-will basis and all of whom have worked together for only a short period of time. The loss of the services of Mr. Sebal or one or more of Return Assured's other executive officers or key employees could have a material adverse effect on the combined companies' business, results of operations and financial condition. Return Assured does not maintain "key person" life insurance on any of its executive officers right now, but intends to take out such policies in early 2002.

Return Assured's international expansion may require compliance with burdensome regulatory, tariff and licensing requirements. Return Assured's need to comply with governmental requirements may adversely affect its ability to expand its business.

     Return Assured intends to expand Return Assured's brand into foreign markets through licensing or franchise type agreements, business processes and trade names and by establishing relationships with Internet merchants and strategic investors located in foreign markets.

     By expanding Return Assured's operations to various other countries, Return Assured may become subject to laws or treaties that regulate the marketing, distribution and provision of Internet services. Return Assured will need to spend its resources to determine whether the laws of the countries in which Return Assured seeks to operate require Return Assured to modify, or prohibit the use of, Return Assured's system. In addition, the laws of other countries may impose licensing, bonding or similar requirements on Return Assured as a condition to doing business in these countries.

Return Assured may not be successful in expanding its business abroad, which may limit the combined companies' future growth.

     Return Assured has had limited experience in providing its service abroad and Return Assured cannot be certain that it will be successful in introducing or marketing its services abroad. In addition, there are risks inherent in conducting business in international markets, such as:

     o    changes in political conditions;

     o regulatory requirements, including with respect to the sale, marketing and provision of Internet products and services;

     o    potentially weaker intellectual property protections;

     o tariffs and other trade barriers, fluctuations in currency exchange rates, or potentially adverse tax consequences;

     o    difficulties in managing or overseeing foreign operations; and

     o educating consumers and dealers who may be unfamiliar with the benefits of online marketing and commerce.

     One or more of such factors may have a material adverse effect on the combined companies' current or future international operations and, consequently, on their business, results of operations and financial condition.

Return Assured is uncertain of its ability to obtain additional financing for the future capital needs of the combined companies. If Return Assured is unable to obtain additional financing, it may not be able to continue to operate the combined business.

     Return Assured currently anticipates that the combined companies' cash, cash equivalents and short-term investments will be sufficient to meet their working capital and other cash requirements at least for the next twelve months. Return Assured may need to raise additional funds in order to fund rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that additional financing will be available on terms favorable to Return Assured, or at all. If adequate funds are not available or are not available on acceptable terms, Return Assured's ability to fund expansion, take advantage of additional potential acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on the combined companies' business, results of operations, financial condition and prospects.

Return Assured's certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a third party from acquiring Return Assured or limit the price third parties are willing to pay for Return Assured's stock.

     Provisions of Return Assured's amended and restated certificate of incorporation and bylaws relating to Return Assured's corporate governance could make it difficult for a third party to acquire Return Assured and could discourage a third party from attempting to acquire control of Return Assured. These provisions allow Return Assured to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. These provisions provide that the board of directors is divided into three classes, which may have the effect of delaying or preventing changes in control or change in Return Assured's management because less than a majority of the board of directors are up for election at each annual meeting. In addition, these provisions impose various procedural and other requirements which could make it more difficult for stockholders to effect corporate actions such as a merger, asset sale or other change of control of Return Assured. Such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of Return Assured's common stock and may have the effect of delaying or preventing a change in control. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

     Return Assured is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or did own 15% or more of the corporation's voting stock.

Current and future government regulations may result in administrative monetary fines, penalties or taxes that may reduce the combined companies' future earnings and harm the combined companies' business.

     Although there are currently few laws or regulations that apply directly to the Internet, a number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. It is uncertain how existing laws will be applied to the Internet. The adoption of new local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for Return Assured's services, including the IBUI businesses, and increase costs or otherwise have a material adverse effect on the combined companies' business, results of operations and financial condition. The applications of existing laws and regulations relating to issues such as user privacy, defamation, pricing, taxation, promotions, content regulation, intellectual property ownership and infringement can be unclear. Any existing or new legislation applicable to the combined companies could expose them to substantial liability, including significant expenses necessary to comply with such laws and regulations.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local levels and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. The Internet Tax Freedom Act, signed into law in October 1998, placed a three-year moratorium on new state and local taxes on Internet commerce. Return Assured cannot assure that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and the growth of Return Assured's and IBUI's combined business.

If consumers do not adopt Internet commerce as a mainstream medium of commerce, the combined companies' revenues may not grow and their earnings may suffer.

     After the merger, the success of Return Assured's services, including the IBUI services, will continue to depend upon the adoption of the Internet by consumers as a mainstream medium for commerce. While Return Assured believes that its services, and IBUI's services, offer significant advantages to consumers, there can be no assurance that widespread acceptance of Internet commerce in general, or of Return Assured's and IBUI's services in particular, will occur. Return Assured's business model assumes that consumers who have historically relied upon traditional means of commerce to purchase products will accept new methods of conducting business. If the market for third-party Internet-based services fails to develop further, develops slower than expected, faces opposition or becomes saturated with competitors, or if the combined companies' services do not achieve market acceptance, their business, results of operations and financial condition will be materially and adversely affected.

Internet-related issues may reduce or slow the growth in the use of Return Assured's or IBUI's services in the future.

     Critical issues concerning the commercial use of the Internet, such as, ease of access, security, reliability, cost, and quality of service, remain unresolved and may impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. The recent growth in Internet traffic has caused frequent periods of decreased performance, outages and delays. Return Assured's ability to increase the speed with which the combined companies provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of the Internet, which is beyond Return Assured's control. If periods of decreased performance, outages or delays on the Internet occur frequently, overall Internet usage or usage of Return Assured's services, including IBUI's services, could increase more slowly or decline.

If Return Assured is unable to keep pace with advances in technology, consumers may stop using the combined companies' services and revenues will decrease.

     The Internet and electronic commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new service and product introductions embodying new technologies and the emergence of new industry standards and practices that could render Return Assured's or IBUI's existing Internet services and technology obsolete. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. If Return Assured is unable to adapt to changing technologies, the combined companies' business, results of operations and financial condition could be materially and adversely affected.

     Return Assured's performance after the merger will depend, in part, on its ability to continue to enhance Return Assured's and IBUI's existing services, develop new technology that addresses the increasingly sophisticated and varied needs of prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Return Assured's Internet services and other proprietary technology entails significant technical and business risks. Return Assured may not be successful in using new technologies effectively or adapting its technology, IBUI's technology or other proprietary technology to customer requirements or to emerging industry standards. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in its technology and affect the nature, viability and measurability of Internet-based services, which could adversely affect the combined companies' business, results of operations and financial condition.

Return Assured may incur liability for retrieving and transmitting information over the Internet.

     The combined companies could face liability for information retrieved from or transmitted over the Internet and liability for products sold over the Internet. This could include liability with respect to third-party information that may be accessible through Return Assured's Websites, including the IBUI sites, links or car review services. Such claims might assert, among other things, that, by directly or indirectly providing links to websites operated by third parties, Return Assured should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such websites. It is also possible that, if any third-party content information provided on Return Assured websites, including the IBUI sites, contains errors, consumers could make claims against Return Assured for losses incurred in reliance on such information.

     Return Assured and IBUI also enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from their websites is shared. Such arrangements may expose the combined companies to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if they do not provide the services themselves. Return Assured cannot assure that any indemnification provided in Return Assured's or IBUI's agreements with these parties, if available, will be adequate.

     Even to the extent such claims do not result in liability to the combined companies, they could incur significant costs in investigating and defending against such claims. The imposition after the merger, of potential liability for information carried on or disseminated through Return Assured's system could require measures to reduce exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of Return Assured's services to consumers, dealers, and others.

     Return Assured's and IBUI's general liability insurance may not cover all potential claims to which they are exposed and will be exposed after the merger and may not be adequate to indemnify for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the combined companies' post-merger business, results of operations and financial condition.

Misappropriation of Return Assured's or IBUI's intellectual property and proprietary rights could impair Return Assured's post-merger competitive position.

     Return Assured's and IBUI's ability to compete depends upon proprietary systems and technology. While both companies rely on trademark, trade secret and copyright law, confidentiality agreements and technical measures to protect proprietary rights, Return Assured believes that the technical and creative skills of personnel, continued development of proprietary systems and technology, brand name recognition and reliable service are more essential in establishing and maintaining a leadership position and strengthening Return Assured's post-merger brands. Despite Return Assured's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Return Assured's services or to obtain and use information that Return Assured regards as proprietary. Policing unauthorized use of Return Assured's proprietary rights is difficult.

     Return Assured cannot assure that the steps taken by Return Assured will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of Return Assured's or IBUI's intellectual property or potential litigation could have a material adverse effect on the combined companies' post-merger business, results of operations and financial condition. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which Return Assured's post-merger products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect Return Assured's intellectual property rights or to defend against claims or infringement or invalidity. As part of their confidentiality procedures, Return Assured and IBUI generally enter into agreements with their employees and consultants and limit access to trade secrets and technology.

Return Assured faces risks of claims from third parties relating to intellectual property that could harm its post-merger business.

     As part of their business, Return Assured and IBUI make Internet services and content available to their customers. This creates the potential for claims to be made against Return Assured or IBUI, either directly or through contractual indemnification provisions with partners. Any claims could result in costly litigation, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require Return Assured to enter into royalty or licensing agreements after the merger. These claims might, for example, be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, breach of contract, unfair competition, false advertising, invasion of privacy or other legal theories based on the nature, content or copying of these materials. Liability, particularly if not covered by Return Assured's or IBUI's insurance or in excess of Return Assured's or IBUI's insurance coverage, could damage the post-merger business. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although Return Assured and IBUI carry general liability insurance, which is expected to be the practice after the merger, insurance may not cover claims of these types or may be inadequate to indemnify Return Assured for all liability that may be imposed.

     Litigation regarding intellectual property rights is common in the Internet and software industries. Return Assured expects that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in Return Assured's industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that Return Assured's services (including, after the merger, IBUI's businesses) do not infringe on the intellectual property rights of third parties.

Return Assured and IBUI or their combined businesses could be adversely affected by litigation.

From time to time, Return Assured and IBUI are involved in various legal proceedings arising from the normal course of their business activities. In addition, Return Assured currently is a party to the litigation described in the section entitled "LEGAL PROCEEDINGS." IBUI is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against IBUI has been threatened.

     Return Assured believes it may have meritorious defenses to the complaints filed against it and intends to vigorously defend the actions; however, this and other litigation, even if not meritorious, could result in substantial costs and diversion of resources and management attention and an adverse outcome in litigation could materially affect the combined companies' business, results of operations and financial condition.

If Return Assured or the Internet infrastructure is unable to handle an unexpectedly large increase in volume of consumers using Return Assured's services, Return Assured cannot assure its customers that service requests will be efficiently processed and Return Assured's post-merger business may suffer.

     If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it by such potential growth. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure, timely development of complementary products such as high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation.

     An unexpectedly large increase in the volume or pace of traffic on Return Assured's customers' websites, including increases arising from the number of orders placed by IBUI customers, may require Return Assured to expand and further upgrade Return Assured's technology, transaction-processing systems and network infrastructure. Return Assured may not be able to accurately project the rate or timing of increases, if any, in the use of its services, including IBUI services, or expand and upgrade Return Assured's systems and infrastructure to accommodate such increases.

Evolving government regulations may require future licensing which could increase administrative costs or adversely affect Return Assured's revenues.

     In a regulatory climate that is uncertain, Return Assured's and IBUI's operations may be subject to direct and indirect adoption, expansion or reinterpretation of various domestic and foreign laws and regulations. Compliance with these future laws and regulations may require Return Assured to obtain appropriate licenses at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, thereby potentially reducing the combined companies' future results of operations.

     The introduction of new services and expansion of Return Assured's operations to foreign countries may require Return Assured to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate business licenses, filing of bonds, appointment of foreign agents and periodic business reporting activity. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of Return

Assured's products or services from being offered in a particular foreign country, thereby having an adverse affect on the combined companies' results of operations.

The public market for Return Assured's common stock may continue to be volatile, especially since market prices for Internet-related and technology stocks have often been unrelated to operating performance.

     Return Assured cannot assure that an active trading market will be sustained or that the market price of its common stock will not decline.

     Recently, the stock market in general and the shares of Internet companies in particular have experienced significant price fluctuations. The market price of Return Assured's common stock is expected to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     o actual or anticipated variations in Return Assured's annual or quarterly operating results;

     o Return Assured's historical and anticipated operating metrics such as the number of subscribing customers and the usage of Return Assured's services;

     o    announcements of new product or service offerings;

     o    technological innovations;

     o    changes in financial estimates by securities analysts;

     o conditions and trends in the Internet and electronic commerce industries;

     o adoption of new accounting standards affecting the technology industry; and

     o    general market conditions and other factors.

     Further, the stock markets, and in particular the Over the Counter Bulletin Board (OTCBB) on which Return Assured's common stock is traded, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of such companies. These broad market factors have and may continue to adversely affect the market price of Return Assured's common stock. In addition, general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with publicly traded securities. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on Return Assured's business, results of operations and financial condition.

                         PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited consolidated pro forma financial statements give effect to the merger of Return Assured Incorporated ("RAI") and Internet Business's International, Inc. ("IBUI"). This merger, a purchase transaction, has been accounted for as a reverse merger with IBUI as the accounting acquiror. The unaudited pro forma consolidated balance sheet presents the combined financial position of RAI and IBUI as of May 31, 2001 assuming the merger had occurred on that date. Such pro forma information is based upon the historical balance sheet data of RIA as of May 31, 2001 and IBUI as of June 30, 2001. The unaudited pro forma consolidated statements of operations give effect to the merger of RAI and IBUI by combining the results of operations of RAI for the year ended August 31, 2000 with the results of IBUI for the year ended June 30, 2000, and by combining the results of operations of RAI for the nine months ended May 31, 2001 with the results of IBUI for the nine months ended June 30, 2001 as if the merger and the Preferred Stock transaction had occurred on September 1, 1999. Due to the difference in year ends, the results of operations of IBUI have been removed from IBUI's results of operations for the year ended June 30, 2000 in order to present nine month results. IBUI's revenue for the three-month period not presented (the three months ended September 30, 2000) was approximately $6,900,000 and the net loss for the three-month period was approximately $862,000. During the year ended August 31, 2000, RAI was a development stage company. The consolidated pro forma statements of operations also give effect to a reverse split of RAI common stock, on a 1 to 7 basis, which is to be completed prior to the closing of the merger.

In addition, the unaudited consolidated pro forma financial statements at May 31, 2001 and for the nine-months then ended separately give effect to the to the disposition of its Hergo segment and portions of its Technology Group segment (the "business disposed of").

The unaudited pro forma consolidated financial statements are based on the estimates and assumptions set forth in the notes to these financial statements, which have been made solely for purposes of developing this pro forma information. The unaudited pro forma consolidated financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated.
These unaudited pro forma combined consolidated financial statements should be read in conjunction with the historical financial statements and related notes of RAI and IBUI.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                         PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                  RETURN ASSURED INCORPORATED AND SUBSIDIARIES
                             Proforma Balance Sheet

                                             HISTORICAL
                                         ----------------------------------------      PRO FORMA
                                                 RAI                  IBUI            ADJUSTMENTS -
                                         AS AT MAY 31, 2001   AS AT JUNE 30, 2001    REVERSE MERGER       SUBTOTAL
                                         ------------------   -------------------   -----------------   -------------
                                                                  ASSETS
Current Assets:
Cash                                         $   481,294         $   258,019                              $   739,313
Cash in escrow                                 3,102,839                                                    3,102,839
Accounts receivable net                          757,178             200,968                                  958,146
Mortgage notes held for resale                                     6,929,724                                6,929,724
Inventory                                        478,833             166,307                                  645,140
Prepaid expenses                                 346,056             106,092                                  452,148
                                             -----------         -----------          -----------         -----------
         Total Current Assets                  5,166,200           7,661,110                    0          12,827,310

Goodwill - net                                 1,268,585                               (1,268,585) 2b       1,268,585
                                                                                        1,268,585  2d
Intangibles assets
Property and equipment, net                    1,496,386           1,869,781                                3,366,167
Investment in unconsolidated companies                             2,543,697                                2,543,697
Note receivable
Other Assets                                      44,624                                                       44,624
                                             -----------         -----------          -----------         -----------
          Total Assets                       $ 7,975,795         $12,074,588          $         -         $20,050,383
                                             ===========         ===========          ===========         ===========

                                                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and Accrued Liabilities     $ 1,218,420         $   600,255                              $ 1,818,675
Revolving Line of Credit                                           6,230,678                                6,230,678
Current portion long term debt                                        14,048                                   14,048
Current portion of Capital Lease                 140,184                                                      140,184
Notes Payable                                    200,000                                                      200,000
Deferred Revenue                                                      56,966                                   56,966
                                                                                                                    0
                                             -----------         -----------          -----------         -----------
           Total Current Liabilities           1,558,604           6,901,947                    0           8,460,551

Capital Lease Obligations - net of
current portion                                  509,939                                                      509,939
Notes Payable                                                      1,168,453                                1,168,453
                                             -----------         -----------          -----------         -----------
           Total liabilities                   2,068,543           8,070,400                    0          10,138,943

Redeemable Preferred Shares                    4,202,252                                                    4,202,252
                                             -----------         -----------          -----------         -----------
Common Shareholders' Equity:
Common Shares                                     13,975           2,672,360           (2,672,360) 3           23,745
                                                                                           21,749  2c
                                                                                          (11,979) 1
Additional Paid in Capital                    10,562,874            3,669,490          10,562,874) 2a       8,023,105
                                                                                        2,672,360  3
                                                                                          (13,975) 2a
                                                                                        1,683,251  2c
                                                                                           11,979  1
Accumulated Other Comprehensive Income               503                                     (503) 2a               0
Accumulated Deficit                           (8,872,352)         (2,337,662)           8,872,352  2a      (2,337,662)
                                             -----------         -----------          -----------         -----------
    Total Common Shareholders' Equity          1,705,000           4,004,188                    0           5,709,188
                                             -----------         -----------          -----------         -----------
    Total Liabilities and
    Shareholders' Equity                     $ 7,975,795        $ 12,074,588          $         -         $20,050,383
                                             ===========         ===========          ===========         ===========



                                             LESS: ACTIVITY     TOTAL PRO FORMA LESS
                                             OF BUSINESS TO     ACTIVITY OF BUSINESS
                                             BE DISPOSED OF        BE DISPOSED OF
                                            ---------------     ---------------------
Current Assets:
Cash                                          $  (463,522)           $   275,791
Cash in escrow                                                         3,102,839
Accounts receivable net                          (738,848)               219,298
Mortgage notes held for resale                                         6,929,724
Inventory                                        (478,833)               166,307
Prepaid expenses                                 (186,459)               265,689
                                              -----------            -----------
         Total Current Assets                  (1,867,662)            10,959,648
Goodwill - net                                  1,856,096              3,124,681

Intangibles assets                                                             -
Property and equipment, net                    (1,388,783)             1,977,384
Investment in unconsolidated companies                                 2,543,697
Note receivable                                                                -
Other Assets                                       (2,234)                42,390
                                              -----------            -----------
          Total Assets                        $(1,402,583)           $18,647,800
                                              ===========            ===========

Current Liabilities:
Accounts payable and Accrued Liabilities      $  (552,460)           $ 1,266,215
Revolving Line of Credit                                               6,230,678
Current portion long term debt                                            14,048
Current portion of Capital Lease                 (140,184)                     -
Notes Payable                                    (200,000)                     -
Deferred Revenue                                                          56,966
                                                                               -
                                              -----------            -----------
           Total Current Liabilities             (892,644)             7,567,907

Capital Lease Obligations - net of
current portion                                  (509,939)                     -
Notes Payable                                                          1,168,453
                                              -----------            -----------
           Total liabilities                   (1,402,583)             8,736,360

Redeemable Preferred Shares                                            4,202,252
                                              -----------            -----------
Common Shareholders' Equity:
Common Shares                                                             23,745


Additional Paid in Capital                                             8,023,105




Accumulated Other Comprehensive Income                                         -
Accumulated Deficit                                                   (2,337,662)
                                              -----------            -----------
    Total Common Shareholders' Equity                   0              5,709,188
                                              -----------            -----------
    Total Liabilities and Shareholders'
    Equity                                    $(1,402,583)           $18,647,800
                                              ===========            ===========

Return Assured Incorporated and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Balance Sheet

May 31, 2001


The first section of the pro forma consolidated balance sheet of RAI and IBUI gives effect to the issuance of RAI common stock in exchange for all the outstanding stock of IBUI as if it had occurred on May 31, 2001. For accounting purposes, this transaction is being accounted for as a purchase with IBUI being the acquiror. Following is a summary of the pro forma adjustments to reflect this merger as well as a reverse stock split of RAI that will take place prior to the closing of the merger:

1.   Adjustment to reflect reverse stock split of RAI on a one for seven basis.

2. Adjustment to (a) eliminate the stockholder's equity of RAI, the accounting acquiree, (b) eliminate the previous goodwill of RAI, (c) record the purchase price of $1,705,000 recorded on the merger and to allocate $21,749 of this purchase price to common stock on the issuance 21,748,925 shares of RAI $.001 par value common stock to the shareholders of IBUI and the remaining $1,683,251 to additional paid in capital and (d) to record goodwill of $1,268,585 on the merger. The purchase price of $1,705,000 is based upon a comparison of the market values of RAI's common stock outstanding and the market value of the portion of IBUI common stock given up in the merger. The purchase price based upon these market values has been deemed to be approximately $1,605,000 plus estimated expenses of the merger of $100,000. The excess of the purchase price and costs of the transactions over the net assets of RAI has been recorded as goodwill.

3. Adjustment to reclassify the par value of the common stock of IBUI prior to the merger to additional paid in capital.

The second section of the pro forma consolidated balance sheet of RAI and IBUI gives effect to the disposition of its Hergo segment and portions of its Technology Group segment (the "business disposed of"). No loss on this disposition has been recorded as this amount is deemed to be a preacquisition contingency and thus will be included in the allocation of the purchase price in the merger between RAI and IBUI and will result in the recording of additional goodwill.

                           RETURN ASSURED INCORPORATED
                  Proforma Consolidated Statement of Operation

                                                        HISTORICAL
                                         ---------------------------------------
                                                 RAI           IBUI FOR THE NINE               LESS: ACTIVITY   TOTAL PRO FORMA LESS
                                         FOR THE NINE MONTHS      MONTHS ENDED                 OF BUSINESS TO   ACTIVITY OF BUSINESS
                                         ENDED MAY 31, 2001      JUNE 30, 2001    PRO FORMA    BE DISPOSED OF      BE DISPOSED OF
                                         -------------------   -----------------  -----------  --------------   --------------------

Revenues                                   $ 3,605,548            $42,600,000     $46,205,548     $3,567,647           $42,637,901
Costs and expenses:
  Costs of revenues                          2,026,367             36,394,000      38,420,367      2,003,996            36,416,371
  Selling general and administrative         5,290,409              4,084,000       9,374,409      1,974,667             7,399,742
  Depreciation and amortization                309,701                629,000         938,701        160,384               778,317
  Impairment of goodwill                     1,616,708                     --       1,616,708                            1,616,708
  Interest expense and financing fees          614,659                139,000         753,659         16,641               737,018
                                             ---------             ----------      ----------      ---------            ----------
Total costs and expenses                     9,857,844             41,246,000      51,103,844      4,155,688            46,948,156
                                             ---------             ----------      ----------      ---------            ----------
Income (Loss) from operations               (6,252,296)             1,354,000      (4,898,296)      (588,041)           (4,310,255)
Other income / (expense)                       427,744                322,000         749,744        437,035               312,709
                                             ---------             ----------      ----------      ---------            ----------
Net Income (loss)                          $(5,824,552)           $ 1,676,000     $(4,148,552)    $ (151,006)          $(3,997,546)
Dividends on Preferred Stock                   (55,431)                               (55,431)                             (55,431)
Value of Warrants issued with
  Preferred Stock                          $  (669,350)                              (669,350)                            (669,350)
                                             ---------             ----------      ----------      ---------            ----------
Net income (loss) attributable to
Common Shareholders                        $(6,549,333)           $ 1,676,000     $(4,873,333)     $(151,006)          $(4,722,327)
                                             =========            ===========      ==========      =========            ==========
Net Income (loss) per common share         $     (0.87)           $      0.01     $     (0.21)                         $     (0.21)
                                             =========            ===========      ==========                           ==========
Weighted average number of shares
   outstanding                               7,559,610            250,907,333      22,828,869 1                         22,828,869 1
                                             =========            ===========      ==========                           ==========


                                                        HISTORICAL
                                        ------------------------------------------
                                               RAI                    IBUI
                                        FOR THE YEAR ENDED      FOR THE YEAR ENDED        RO FORMA
                                         AUGUST 31, 2000          JUNE 30, 2000          ADJUSTMENTS          PRO FORMA
                                        ------------------      ------------------       -----------         -----------
Revenues                                                           $10,169,090                               $10,169,090
Costs and expenses:
  Costs of revenues                                                 8,848,582                                  8,848,582
  Selling general and administrative           2,028,397            3,107,140                                  5,135,537
  Depreciation and amortization                   16,817              791,426                                    808,243
  Inerest expense and financing fees             216,092               86,611                                    302,703
                                               ---------           ----------          ----------             ----------
Total costs and expenses                       2,261,306           12,833,759                  --             15,095,065
                                               ---------           ----------          ----------             ----------
Loss from operations                          (2,261,306)          (2,664,669)                                (4,925,975)
Other income / expense                                                 44,157                                     44,157
                                               ---------           ----------          ----------             ----------
Loss before income taxes and
   minority interest                          (2,261,306)          (2,620,512)                 --             (4,881,818)
Income taxes                                                            8,800                                      8,800
                                               ---------           ----------          ----------             ----------
Loss before minority interest                 (2,261,306)          (2,629,312)                 --             (4,890,618)
Minority interest in loss of subsidiary                                32,868                                     32,868
                                               ---------           ----------          ----------             ----------
Net loss                                      $(2,261,306)        $(2,596,444)         $       --            $(4,857,750)
                                               =========          ===========          ==========             ==========
Net loss per common share                     $    (1.96)         $     (0.01)                               $     (0.22)
                                               =========          ===========                                 ==========
Weighted average number of shares
   outstanding                                 1,155,950          189,571,337                                 21,914,061 1
                                               =========          ===========                                 ==========

RETURN ASSURED INCORPORATED AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED AUGUST 31, 2000

The first section of the pro forma consolidated statement of operations of RAI and IBUI gives effect to the issuance of RAI common stock in exchange for all the outstanding stock of IBUI as if it had occurred on September 1, 1999

1. Pro forma net income per share is computed by dividing the pro forma net income by RAI's weighted average number of shares after giving effect to a reverse stock split on a one for seven basis and the issuance of 21,748,925 shares of common stock to the shareholders of IBUI in exchange for all the outstanding common stock of IBUI. Incremental shares from the effect of options, warrants and convertible preferred stock have not been included in the weighted average shares calculation on a diluted basis as the effect would have been anti-dilutive.

2. Note: (a) No adjustment has been made for the amortization of goodwill due to the issuance of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" which eliminates the amortization of goodwill for business combinations in which the acquisition date is after June 30, 2001; (b) No adjustment has been made for the base salaries of the employment agreements with Louis Cherry and Al Reda as the employment agreements are not significantly different than the actual salaries earned by these individuals during the year.

The historical results of RAI have not been adjusted for the merger with Hertz Technology Group, Inc. and Subsidiaries ("Hertz businesses") since RAI has disposed of the majority of the Hertz businesses.

RETURN ASSURED INCORPORATED AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE NINE MONTHS ENDED MAY 31, 2001

The first section of the pro forma consolidated statement of operations of RAI and IBUI gives effect to the issuance of RAI common stock in exchange for all the outstanding stock of IBUI as if it had occurred on June 1, 2000

1. Pro forma net income per share is computed by dividing the pro forma net income by RAI's weighted average number of shares after giving effect to a reverse stock split on a one for seven basis and the issuance of 21,748,925 shares of common stock to the shareholders of IBUI in exchange for all the outstanding common stock of IBUI. Incremental shares from the effect of options, warrants and convertible preferred stock have not been included in the weighted average shares calculation on a diluted basis as the effect would have been anti-dilutive.

2. Note: (a) No adjustment has been made for the amortization of goodwill due to the issuance of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" which eliminates the amortization of goodwill for business combinations in which the acquisition date is after June 30, 2001; (b) No adjustment has been made for the base salaries of the employment agreements with Louis Cherry and Al Reda as the employment agreements are not significantly different than the actual salaries earned by these individuals during the year.

The second section of the pro forma consolidated statement of operations of RAI and IBUI gives effect to the disposition of its Hergo segment and portions of its Technology Group segment (the "business disposed of"). No loss on this disposition has been recorded as this amount is deemed to be a preacquisition contingency and thus will be included in the allocation of the purchase price in the merger between RAI and IBUI and will result in the recording of additional goodwill.

THE MERGER

     The merger will be structured as a stock-for-stock exchange. Return Assured will issue 0.077 shares of Return Assured common stock, par value $0.001 per share, for each share of IBUI common stock outstanding as of the effective date of the merger. The merger is expected to be accounted for as an acquisition under the purchase method of accounting for business combinations with an estimated purchase price of $1,705,000.

     Management expects that the strategic benefits of the merger will result in incremental revenue and expense saving opportunities for the combined companies. Those opportunities include, but are not limited to, the ability to cross-promote the combined companies' products and services, the ability to offer consumers an expanded array of services and the ability to service the broader customer base in a more cost effective manner. However, such incremental revenues and cost savings have not been reflected in the accompanying pro forma consolidated condensed statements of operations presented herein.

     Under the purchase method of accounting, the estimated cost of approximately $1,705,000 to acquire Return Assured, including transaction costs incurred by Return Assured, will be allocated to its underlying net assets in proportion to their respective fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. A preliminary allocation of the excess of the purchase price, including transaction costs, over the book value of the net assets to be acquired has been made to goodwill.

                           COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net loss and book value per share of Return Assured common stock and the historical net loss and book value per share of IBUI common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to Return Assured's proposed merger with IBUI, and (b) the equivalent historical net loss and book value per share attributable to 0.077 shares of Return Assured common stock which will be received for each share of IBUI common stock.

     The historical book value per share is computed by dividing stockholders' equity as of May 31, 2001 and June 30, 2001, by the actual common stock outstanding. The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding, assuming Return Assured had merged with IBUI at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at May 31, 2001 and June 30, 2001 assuming the merger had occurred on July 1, 2000. The IBUI equivalent pro forma combined per share amounts are calculated by multiplying the Return Assured pro forma combined per share amounts by the exchange ratio of 0.077.

     The following information should be read in conjunction with the separate audited historical consolidated financial statements and related notes of Return Assured and IBUI, the unaudited pro forma consolidated condensed financial information and related notes of Return Assured and the selected historical and selected unaudited pro forma financial data included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger of IBUI had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                                                          IBUI FOR THE             RETURN ASSURED FOR
                                                           YEAR ENDED             THE NINE MONTHS ENDED
                                                          JUNE 30, 2001               MAY 31, 2001
                                                     -----------------------    ------------------------
                                                     HISTORICAL                 HISTORICAL     PRO FORMA
                                                     ----------                 ----------     ---------
                                                                                (UNAUDITED)   (UNAUDITED)
Net Loss Per Share:

  Basic and Diluted...............................     $0.00                     $(0.87)       $(0.21)
                                                       =====                     =======       =======
Book Value Per Share..............................     $0.02                     $ 0.23        $ 0.25
                                                       =====                     =======       =======



                      MARKET PRICE AND DIVIDEND INFORMATION

     Return Assured common stock was initially traded on the Nasdaq SmallCap Market under the symbol "HERZ " beginning in November, 1996. In October 2000 Return Assured changed its name from Hertz Technology Group to Return Assured and changed its trading symbol to "RTRN" on the Nasdaq SmallCap Market. Return Assured's common stock was delisted from the Nasdaq SmallCap Market in August 2001 at which time it began to be traded under the same symbol on the OTCBB. IBUI's common stock has been traded on the OTCBB under the symbol "IBUI" since February 17, 1999, the date of IBUI's initial public offering. Prior to such dates, there was no established public trading market for either company's capital stock. The following table sets forth, for the calendar quarters indicated, the average closing bid and ask prices per share of Return Assured common stock and IBUI common stock as reported on the Nasdaq SmallCap Market and the OTCBB for Return Assured and the OTCBB for IBUI's common stock.

                                                                          RETURN ASSURED                IBUI
                                                                        ----------------        ------------------
YEAR                                                                    HIGH         LOW        HIGH           LOW
----                                                                   ------       -----      ------         -----
1999
    Second Quarter...............................................      $19.50       $3.25     $0.4688         $0.08
    Third Quarter................................................     $8.0312      $1.875      $0.135         $0.04
    Fourth Quarter...............................................       $4.25       $2.65       $0.31        $0.017
2000
    First Quarter................................................     $7.5625       $2.50       $1.65         $0.26
    Second Quarter...............................................       $4.75      $2.125      $0.625         $0215
    Third Quarter................................................      $3.625      $2.375      $0.285        $0.155
    Fourth Quarter...............................................       $2.75       $0.25       $0.19        $0.065
2001
    First Quarter................................................       $1.00     $0.4688      $0.103        $0.053
    Second Quarter...............................................     $0.6875       $0.12      $0.069        $0.029
    Third Quarter................................................       $0.15       $0.02      $0.034       $0.0085

RECENT SHARE PRICE

     The table below presents the per share closing prices of Return Assured common stock and IBUI common stock on the OTCBB, and the pro forma equivalent market value of Return Assured common stock to be issued for IBUI common stock in the merger as of the dates specified. June 4, 2001 was the last trading date before announcement of the merger.

October     , 2001 was the latest practicable trading day before the printing of this joint proxy statement/prospectus. The table also sets forth the equivalent per share price for IBUI common stock, which was determined by multiplying the closing prices of the Return Assured common stock as of the specified dates by the exchange ratio of 0.077

                                       RETURN ASSURED       IBUI         RETURN ASSURED COMMON
                DATE                    COMMON STOCK    COMMON STOCK    STOCK EQUIVALENT VALUE
                ----                   --------------   ------------    ----------------------
June 4, 2001......................      $0.37              $0.04                $0.003
October 10, 2001.....................   $0.03              $0.04                $0.003

     IBUI stockholders are advised to obtain current market quotations for Return Assured common stock and IBUI common stock. No assurance can be given as to the market prices of Return Assured common stock or IBUI common stock at any time before the consummation of the merger or as to the market price of Return Assured common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate IBUI stockholders for decreases in the market price of Return Assured common stock which have and could occur further before the merger becomes effective. In the event the market price of Return Assured common stock decreases or increases prior to the consummation of the merger, the value of the Return Assured common stock to be received in the merger in exchange for IBUI common stock would correspondingly decrease or increase.

DIVIDENDS

     Neither Return Assured nor IBUI has ever declared or paid cash dividends on its capital stock. Pursuant to the acquisition agreement, each of Return Assured and IBUI has agreed not to pay cash dividends pending the consummation of the merger without the prior written consent of the other. If the merger is not consummated, the IBUI board anticipates that it would continue its policy of retaining any and all earnings to finance the expansion of its business. Return Assured expects to retain any and all future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends before or after the merger.

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes the proposed merger. While Return Assured and IBUI believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Return Assured and IBUI refer to for a more complete understanding of the merger and the related transactions.

BACKGROUND OF THE MERGER

     In light of the rapid changes in the online commerce and internet services industries, it had become regular practice of the board of directors of both Return Assured and IBUI to review periodically with senior management the relative position of each company in these industries, changes in the competitive landscape and technology as well as strategic alternatives available to each company in order to remain competitive and enhance stockholder value. In connection with this ongoing review of long-term strategic plans, each company has been considering a wide range of strategic options, including internal growth strategies, growth through various strategic alliances, investments, acquisitions or business combinations. In furtherance of these objectives, from time to time each company has had contact with various parties to explore on a preliminary basis several of these alternatives, including some discussions with one or more parties during the time periods described below.

     In early April 2001 Matthew Sebal, President and Chief Executive Officer of Return Assured, and Louis Cherry, Chairman and Albert Reda, President & CEO of IBUI met telephonically, and had several conversations regarding the possible combination of the two businesses.

     During an day-long meeting in Newport Beach, California on April 26, 2001, between Matthew Sebal, President and Chief Executive Officer of Return Assured, Louis Cherry, Chairman, and Albert Reda, President & CEO of IBUI, participated in a brainstorming and planning session regarding the possible business combination. This meeting was facilitated by Mr. Sebal. The meeting achieved the goal of drafting a snapshot of the combined business and detailing issues and imperatives for both organizations. The resulting picture was favorable and the parties decided to take discussions to the next level.

     The period between April 27, 2001 and May 10, 2001 Mr. Sebal and Mr. Reda worked with their respective corporate counsel to draft a Letter of Intent that was agreeable to both parties.

     On May 11th, the Return Assured board of directors held a special telephonic meeting to discuss a possible transaction with IBUI and review the Letter of Intent. The Return Assured board discussed the possible advantages and risks of a strategic business combination with IBUI. Following this discussion, Return Assured's board of directors authorized management to execute the Letter of Intent and continue discussions with IBUI.

     On May 11th, the IBUI board of directors held a special telephonic meeting to discuss a possible transaction with Return Assured and review the Letter of Intent. The IBUI board discussed the possible advantages and risks of a strategic business combination with Return Assured. Following this discussion, IBUI's board of directors authorized management to execute the Letter of Intent and continue discussions with Return Assured.

     On May 11, 2001, Return Assured and IBUI entered into a non-binding Letter of Intent.

     On May 14, 2001 Return Assured and IBUI exchanged due diligence requirements checklists and began to prepare each other's respective deliverables.

     The period between May 14, 2001 and June 1, 2001, there were numerous telephone calls and meetings between members of senior management of Return Assured and members of senior management of IBUI and their respective financial advisors and outside legal counsel regarding the terms of the proposed transaction and certain due diligence matters.

     On June 1, 2001 legal counsel to Return Assured distributed to IBUI and its counsel the final draft of a proposed form of acquisition agreement. From May 14, 2001 through Jun 1, 2001, representatives of each company, including legal and financial advisors, performed due diligence and negotiated the terms of the acquisition agreement and related agreements.

     On June 1, the Return Assured board of directors held a special telephonic meeting to consider the proposed transaction. Prior to the meeting, the directors were provided with a draft of the acquisition agreement and related documents. Return Assured's General Counsel summarized the principal terms of the proposed agreements. In light of the prior discussions among members of the Return Assured board of directors, the prior meetings of the Return Assured board of directors and the presentations and discussions at the current meeting, the Return Assured board of directors determined by unanimous vote that the transactions contemplated by the acquisition agreement and related documents were advisable and in the best interests of Return Assured and its stockholders and unanimously approved the acquisition agreement and the merger and related documents.

     On June 4, 2001 the IBUI board of directors held a special telephonic meeting to consider the proposed transaction. Prior to the meeting, the board of directors was provided with a draft of the acquisition agreement and certain other related documents. IBUI general counsel reviewed with the board, the status of negotiations with Return Assured, the directors' fiduciary duties in connection with the proposed transaction and summarized the principal terms of the draft acquisition agreement. In light of the prior discussions among members of the IBUI board of directors, the prior meetings of the IBUI board of directors and the presentations and discussions at the current meeting, the IBUI board of directors determined by unanimous vote that the transactions contemplated by the acquisition agreement and related documents were advisable and in the best interests of IBUI and its stockholders and, contingent on the resolution of remaining due diligence matters and finalization of agreements related to the acquisition, unanimously approved the acquisition agreement and the merger and related documents.

     On the afternoon of June 4, 2001, Return Assured and IBUI negotiated the final terms of the definitive acquisition agreement and related documents, including an employment agreement for Mr. Cherry and Mr. Reda.

     The acquisition agreement and voting agreement were signed by the parties on June 5, 2001 and Return Assured and IBUI issued a joint press release announcing the transaction.

                              THE MERGER AGREEMENT

     This section of the joint proxy statement/prospectus describes the merger agreement (the "Merger Agreement"). While Return Assured and IBUI believe that the description covers the material terms of the Merger Agreement, this summary may not contain all of the information that is important to you. The composite conformed Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and Return Assured and IBUI urge you to read it carefully.

THE MERGER

     On June 4, 2001, Return Assured, IBUI Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of the Company and Internet Business's International, Inc. ("IBUI"), a publicly-traded Nevada corporation (OTCBB:
IBUI), entered into an Agreement and Plan of Merger and Share Exchange ( the "Merger Agreement"). The Merger Agreement provides, among other things, for IBUI Acquisition Corporation to be merged with and into IBUI (the "Merger") and for a share exchange between the shareholders of IBUI and the Company. Each of the outstanding shares of IBUI will be converted into the right to receive 0.077 shares of the Company's common stock. In connection with the Merger transaction, the Company will conduct a one-to-seven reverse split of its common stock. Upon the completion of the transactions contemplated in the Merger Agreement (the "Transactions"), IBUI will become a wholly-owned subsidiary of the Company and the current shareholders of IBUI will own approximately 90% of the Company. The Merger, a purchase transaction, will be accounted for as a reverse merger with IBUI as the accounting acquirer.

     On October 1, 2001, Return Assured and IBUI entered into the First Modification to the Merger Agreement ("Modification Agreement"). The Modification Agreement provides, among other things, for the assumption by IBUI of 50% of RAI's liabilities, not to exceed $500,000; the payment to Matt Sebal of up to seven months of his accrued salary based on an annual salary of $180,000; and Return Assured's using its best efforts to maintain the listing of its common stock on the OTCBB.

Conversion or Cancellation of IBUI Shares

     Following the Merger of IBUI Acquisition Corporation with and into IBUI, IBUI shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under Nevada Law, and the separate existence of IBUI Acquisition Corporation shall cease. Each share of IBUI common stock outstanding immediately prior to the Effective Date (an "IBUI Share"), shall, by virtue of the Merger and without any action on the part of the IBUI Shareholder thereof, be converted into .077 shares of Return Assured common stock (the "Merged Company Common Stock").

Fractional Shares

     No fractional Merged Company Common Stock shall be issued. Each IBUI shareholder entitled to receive a fractional share of .5 or greater shall receive a whole Merged Company share and each IBUI Shareholder who would otherwise be entitled to receive a fractional share of less than .5 shall not receive an additional whole share.

Options and Warrants

     Upon the effective time of the Merger (the "Effective Time"), Return Assured shall assume IBUI's rights and obligations under each of the outstanding stock options previously granted by IBUI to certain of its employees, directors and consultants that are outstanding immediately prior to the Effective Time of the Merger ("Existing IBUI Option" which shall be referred to as an "Assumed IBUI Option" immediately after the Effective Time of the Merger. Under each Assumed IBUI Option, the optionee shall have the right to receive from Return Assured, the consideration that such optionee would have been entitled to receive had the optionee exercised his or her Existing IBUI Option prior to the Merger; provided however, that the terms and conditions of the Existing IBUI Option shall govern the Assumed IBUI Option including payment of the aggregate price thereof. The Assumed IBUI Option shall not give the optionee any additional benefits that such optionee did not have under the Existing IBUI Option. Each Assumed IBUI Option shall constitute a continuation of the Existing IBUI Option, substituting the Merged Company for IBUI.

     Return Assured will reserve for issuance a sufficient number of its common stock for delivery upon IBUI optionholders' exercise of options. If the shares of Return Assured common stock underlying the assumed options have not already been registered at the time the options are exercised, Return Assured will file a registration statement on Form S-8 with respect to such shares after the Effective Date of the Merger.

     Within thirty days after the Effective Time, Return Assured will issue to each person who, immediately prior to the Effective Time was a holder of an assumed option, a document evidencing the foregoing assumption of such option by Return Assured.

     Each IBUI Warrant that is outstanding immediately prior to the Effective Time of the Merger and which does not expire by the terms of such IBUI Warrant shall, by virtue of the Merger and pursuant to the terms of the IBUI Warrant or with the consent of the majority of the holders thereof, be converted into and exchanged for a Merged Company Warrant exercisable for the conversion number of number of Merged Company Shares for each share of Merged Company Common Stock for which the IBUI Warrant is exercisable immediately prior to the closing of the Merger, at an exercise price per Merged Company Share that has been adjusted in accordance with the terms of the IBUI Warrant converted hereunder as a result of the Merger. Following the completion of the Merger, the Merged Company shall make available to any holders of IBUI Warrants converted hereunder a new warrant evidencing the Merged Company Warrant.

     Return Assured will reserve for issuance a sufficient number of its common stock for delivery upon IBUI warrant holders' exercise of warrants. If the shares of Return Assured common stock underlying the assumed warrants have not already been registered at the time the options are exercised, Return Assured will file a registration statement on Form S-8 with respect to such shares after the effective date of the Merger (the "Effective Date").

     Within thirty days after the Effective Time, Return Assured will issue to each person who, immediately prior to the Effective Time was a holder of an assumed warrant, a document evidencing the foregoing assumption of such option by Return Assured.

                                     GENERAL

     Following the adoption of the Merger Agreement and the Modification Agreement and the approval of the Merger by IBUI stockholders and the satisfaction or waiver of the other conditions to the Merger, IBUI Acquisition Corp., a wholly-owned subsidiary of Return Assured, will merge into IBUI. IBUI will survive the Merger as a wholly owned subsidiary of Return Assured. If all conditions to the Merger are satisfied or waived, the Merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

THE EXCHANGE RATIO AND TREATMENT OF IBUI COMMON STOCK

     At the Effective Time of the Merger, each issued and outstanding share of IBUI common stock will be converted into the right to receive 0.077 shares of Return Assured common stock, except that any shares owned by IBUI and any shares owned by Return Assured or IBUI Acquisition Corp. will be cancelled without conversion. Return Assured will adjust the exchange ratio to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to Return Assured common stock or IBUI common stock occurring before the Effective Time of the Merger.

EXCHANGE OF CERTIFICATES

     After the Effective Time of the Merger, Return Assured's exchange agent will mail to each record holder of IBUI common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing Return Assured common stock, cash in lieu of any fractional Return Assured common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of IBUI common stock will be cancelled. After the Effective Time of the Merger, each certificate representing shares of IBUI common stock that has not been surrendered will only represent the right to receive common stock of Return Assured. Following the Effective Time of the Merger, IBUI will not register any transfers of IBUI common stock on its stock transfer books.

     If any IBUI common stock certificate is lost, stolen or destroyed, an IBUI stockholder must provide an appropriate affidavit of that fact. Return Assured may require an IBUI stockholder to deliver a bond as indemnity against any claim that may be made against Return Assured with respect to any lost, stolen or destroyed certificate.

     HOLDERS OF IBUI COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

REPRESENTATIONS AND WARRANTIES

     Return Assured and IBUI each made a number of representations and warranties in the Merger Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger.

IBUI's Representations and Warranties

     IBUI's representations and warranties include representations as to:

     o    IBUI's corporate organization and its qualification to do business;

     o    IBUI's certificate of incorporation and bylaws;

     o    IBUI's capitalization;

     o    authorization of the Merger Agreement by IBUI;

     o    the effect of the Merger on obligations of IBUI under applicable laws;

     o    the vote of IBUI stockholders required to approve the Merger;

     o    regulatory approvals required to complete the Merger;

     o    IBUI's filings and reports with the Securities and Exchange
          Commission;

     o    IBUI's financial statements;

     o    IBUI's liabilities;

     o    changes in IBUI's business since June 30, 2001

     o    IBUI's taxes;

     o    intellectual property used by IBUI;

     o    interested party transactions;

     o employees and employee benefits, including severance and termination payments;

     o    IBUI's compliance with applicable laws;

     o    litigation involving IBUI;

     o    IBUI's employee benefit plans;

     o IBUI's contractual obligations for property it leases for the conduct of its business;

     o    IBUI's material contracts;

     o    IBUI's insurance coverage;

     o information supplied by IBUI in this joint proxy statement/prospectus and the related registration statement filed by Return Assured on Form S-4 (the "Form S-4 Registration Statement");

     o    approval by the IBUI board of directors;

     o    IBUI's service providers or customers;

     o    IBUI's minute books;

     o    the completeness of IBUI materials made available to Return Assured;

     o the truthfulness of IBUI's statements of material fact or the lack of any IBUI omission that would make its statements misleading; and

     o    the inapplicability of state takeover statues to the Merger.

     The representations and warranties of IBUI expire at the Effective Time of the Merger.

Return Assured and IBUI Acquisition Corp. Representations and Warranties

     Return Assured's and IBUI Acquisition Corp.'s representations and warranties include representations as to:

     o Return Assured's and IBUI Acquisition Corp.'s corporate organization and their qualification to do business;

     o Return Assured's and IBUI Acquisition Corp.'s certificate of incorporation and bylaws;

     o    Return Assured's and IBUI Acquisition Corp.'s capitalization;

     o authorization of the Merger Agreement by Return Assured and IBUI Acquisition Corp.;

     o the effect of the Merger on obligations of Return Assured and IBUI Acquisition Corp. under applicable laws;

     o the vote of Return Assured's and IBUI Acquisition Corp.'s stockholders required to approve the Merger;

     o    regulatory approvals required to complete the Merger;

     o Return Assured's filings and reports with the Securities and Exchange Commission;

     o Return Assured's contractual obligations for property it leases for the conduct of its business;

     o The listing of Return Assured's common stock under the symbol "RTRN" on the OTCBB;

     o    Return Assured's financial statements;

     o    Return Assured's liabilities;

     o    interested party transactions;

     o    Return Assured's and IBUI Acquisition Corp.'s taxes;

     o    intellectual property used by Return Assured and IBUI Acquisition
          Corp.;

     o Return Assured's and IBUI Acquisition Corp.'s compliance with applicable laws;

     o    litigation involving Return Assured and IBUI Acquisition Corp.;

     o    Return Assured's and IBUI Acquisition Corp.'s employee benefit plans;

     o Return Assured's contractual obligations for property it leases for the conduct of its business;

     o    the inapplicability of state takeover statutes to the Merger;

     o    Return Assured's material contracts;

     o    Return Assured's and IBUI Acquisition Corp.'s employee benefit plans;

     o    Return Assured's insurance coverage;

     o    Return Assured's minute books;

     o    the completeness of Return Assured materials made available to IBUI;

     o the truthfulness of Return Assured's statements of material fact or the lack of any Return Assured omission that would make its statements misleading;

     o information supplied by Return Assured in this joint proxy statement/prospectus and the S-4 Registration Statement filed by Return Assured; and

     o    approval by the Return Assured board of directors.

     The representations and warranties of Return Assured and IBUI Acquisition Corp. expire at the Effective Time of the Merger.

     The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read the portions of the Merger Agreement entitled: "Representations and Warranties of RAI," relating to Return Assured and "Representations and Warranties of IBUI relating to IBUI.

IBUI'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     IBUI agreed that, until the earlier of the completion of the Merger or termination of the Merger Agreement or unless IBUI receives Return Assured's prior written consent, IBUI will:

     o pay debts and taxes when due subject to good faith disputes over such debt and to file tax returns;

     o    pay or perform other obligations when due;

     o use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization;

     o use commercially reasonable efforts consistent with past practices and policies to keep available the services of its present officers and employees; and

     o use commercially reasonable efforts consistent with past practices and policies to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     IBUI also agreed that until the earlier of the completion of the Merger or termination of the Merger Agreement or unless IBUI receives Return Assured's prior written consent, IBUI will conduct its business in compliance with certain specific restrictions relating to the following:

     o    restricted stock and stock options;

     o employees and employee benefits, including severance and termination payments;

     o    IBUI's intellectual property;

     o    any split, combination or reclassification of capital stock;

     o    the issuance of dividends or other distributions;

     o the repurchase or acquisition of IBUI common stock except in connection with the termination of an employee;

     o    the issuance, encumbrance and redemption of securities;

     o    modification of IBUI's certificate of incorporation and bylaws;

     o    the acquisition of assets or other entities;

     o    the sale, lease, license and disposition of assets;

     o    the incurrence of indebtedness;

     o the adoption, amendment or increase of employee benefit plans, policies or arrangements;

     o    payment or settlement of liabilities;

     o    making of certain payments;

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

     o    modification, amendment or termination of material contracts;

     o    entrance into new material contracts;

     o    accounting policies and procedures;

     o    incurrence of obligations to make certain expenditures;

     o    giving all notices required by applicable law;

     o    terminating or waiving any right in excess of certain thresholds;

     o entering into or amending any agreement involving exclusive marketing or other exclusive rights;

     o    commencing any lawsuit;

     o    reducing amount of insurance coverage;

     o    hiring of new employees;

     o    revaluing assets;

     o    entering into any operating agreement in excess of certain thresholds;

     o    making of capital expenditures in excess of specified thresholds; and

     o any action that would make the representations and warranties in the Merger Agreement untrue or incorrect or prevent the performance of any covenant in the Merger Agreement.

     The agreements related to the conduct of IBUI's business in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Merger Agreement entitled "Covenants of IBUI" relating to IBUI.

RETURN ASSURED'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Return Assured has agreed that, until the earlier of the completion of the Merger or termination of the Merger Agreement or unless Return Assured receives IBUI's prior written consent, Return Assured will:

     o pay debts and taxes when due subject to good faith disputes over such debt and to file tax returns;

     o    pay or perform other obligations when due;

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

     o use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization;

     o use commercially reasonable efforts consistent with past practices and policies to keep available the services of its present officers and employees; and

     o use commercially reasonable efforts consistent with past practices and policies to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     Return Assured also agreed that until the earlier of the completion of the Merger or termination of the Merger Agreement or unless Return Assured receives IBUI's prior written consent, Return Assured will conduct its business in compliance with certain specific restrictions relating to the following:

     o the repurchase or acquisition of Return Assured common stock except in connection with the termination of an employee;

     o    any split, combination or reclassification of capital stock;

     o    the issuance of dividends or other distributions;

     o    the issuance of securities for less than fair market value;

     o    amendment of Return Assured's certificate of incorporation; and

     o any action that would make the representations and warranties in the Merger Agreement untrue or incorrect or prevent the performance of any covenant in the Merger Agreement.

NO SOLICITATION BY IBUI

     IBUI further agreed to cease, as of the date of the Merger Agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any "Acquisition Proposal" as defined below.

     Until the Merger is completed or the Merger Agreement is terminated, IBUI agreed not to, and agreed to direct its officers, directors, employees, representatives or other agents not to, take any of the following actions:

     o solicit, initiate or encourage the making, submission or announcement of any Acquisition Proposal;

     o participate in any discussions or negotiations regarding any Acquisition Proposal;

     o furnish to any person any information with respect to any Acquisition Proposal;

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

     o any action that would make the representations and warranties in the Merger Agreement untrue or incorrect or prevent the performance of any covenant in the Merger Agreement;

     o knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

     o engage in discussions with any person with respect to any Acquisition Proposal; or

     o subject to certain limited exceptions discussed below, approve, endorse or recommend any Acquisition Proposal.

     IBUI's board may, without breaching the Merger Agreement, respond to an unsolicited, bona fide written Acquisition Proposal by discussing the proposal with, and furnishing information to the party making the proposal, if all of the following conditions are met:

     o IBUI's board reasonably concludes that the proposal constitutes a financially superior proposal (as determined in good faith by the IBUI Board of Directors after consultation with its legal and financial advisor) to the terms of the Merger Agreement;

     o IBUI's board determines in good faith, after considering the advice of its outside legal counsel, that its fiduciary obligations require it to do so;

     o IBUI gives notice to Return Assured of the determination of a Superior Proposal by its board of directors, and IBUI receives a customary confidentiality agreement from that party; and

     o when furnishing nonpublic information to the party making the proposal, IBUI contemporaneously furnishes the same information to Return Assured.

     AN ACQUISITION PROPOSAL is any offer or proposal relating to any "Acquisition Transaction", as defined below, other than an offer, inquiry or proposal from Return Assured.

     AN ACQUISITION TRANSACTION is any transaction or series of transactions, other than the Merger, involving any of the following:

     o    the acquisition or purchase of 20% or more of the assets of IBUI; or

     o any merger, consolidation, business combination or similar transaction involving IBUI.

     IBUI has agreed to promptly inform Return Assured of any request for information that IBUI reasonably believes would lead to a Acquisition Transaction, or of any Acquisition Proposal, or any inquiry with respect to or which IBUI reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry. IBUI further agreed to keep Return Assured informed in all material respects of the status and details of any such request, Acquisition Proposal or inquiry, and to provide Return Assured with advance notice of any agreement to or endorsement of any Acquisition Proposal or its withdrawal of its recommendation of the Merger.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Return Assured and IBUI to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions before completion of the Merger:

     o the Merger Agreement must be approved and adopted and the Merger must be approved by the requisite vote of holders of IBUI and Return Assured common stock;

     o Return Assured's S-4 Registration Statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will have been initiated or threatened by the Securities and Exchange Commission;

     o IBUI, Return Assured and IBUI Acquisition Corp. shall have timely obtained from each governmental entity all approvals, waivers or consents; and

     o no temporary restraining order or injunction, proceeding, law, regulation or order, that could prevent the Merger or make the Merger illegal, has been entered or begun.

     IBUI's obligations to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver in writing of each of the following additional conditions before completion of the Merger:

     o Return Assured's and IBUI Acquisition Corp.'s representations and warranties must be true and correct as of the date the Merger is to be completed as if made at and as of such time except:

          o to the extent Return Assured's and IBUI Acquisition Corp.'s representations and warranties address matters only as of a particular date, they must be true and correct as of that date; and

          o if any of Return Assured's representations and warranties are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a "Material Adverse Effect," as defined below, on Return Assured, then this condition will be deemed satisfied;

     o Return Assured must perform or comply in all material respects with all of its agreements and covenants required by the Merger Agreement to be performed or complied with by Return Assured at or before completion of the Merger and deliver a certificate to IBUI executed by its Chief Executive Officer and its Chief Financial

          Officer or its Chief Financial Officer certifying that the conditions have been fulfilled;

     o no change has occurred since the date of the Merger Agreement that constitutes a Material Adverse Effect on Return Assured, determined without regard to whether such change constitutes a breach of a representation or warranty;

     o    IBUI must have received a tax opinion;

     o no merger or other business combination involving Return Assured or the acquisition in one or more transactions of all or substantially all of the assets of Return Assured shall have occurred after which Return Assured (or its successor) ceases to be in the Internet services business; and

     o Return Assured shall have executed and delivered the employment agreements for Louis Cherry and Albert Reda required by the Merger Agreement.

     Return Assured's and IBUI Acquisition Corp.'s obligations to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the Merger:

     o IBUI's representations and warranties must be true and correct as of the date the Merger is to be completed as if made at and as of such time except:

          o to the extent IBUI's representations and warranties address matters only as of a particular date, they must be true and correct as of that date; and

          o if any of IBUI's representations and warranties are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a Material Adverse Effect on IBUI, then this condition will be deemed satisfied;

     o IBUI must perform or comply in all material respects with all of its agreements and covenants required by the Merger Agreement to be performed or complied with by IBUI at or before completion of the Merger and deliver a certificate to Return Assured executed by its Chief Executive Officer its Chief Financial Officer certifying that the conditions have been fulfilled;

     o no change has occurred since the date of the Merger Agreement that constitutes a Material Adverse Effect on IBUI, determined without regard to whether such change constitutes a breach of a representation or warranty;

     o IBUI shall have obtained all consents, waivers and approvals required with respect to identified contracts;

     o not more than 15% of IBUI common stock will constitute dissenting shares;

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

     o    Return Assured must have received a tax opinion;

     o IBUI must furnish evidence satisfactory to Return Assured of the amendment or termination of the letter agreement specified in the Merger Agreement; and

     o no temporary restraining order, preliminary or permanent injunction or other order restricting Return Assured's conduct or operation of the business of IBUI has been issued.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time whether before or after approval of the matters presented in connection with the Merger by IBUI stockholders and Return Assured stockholders:

     o    by mutual consent of Return Assured and IBUI;

     o by either Return Assured or IBUI, if any of the following shall have occurred:

          o if the Merger is not completed before December 31, 2001 except that this right to terminate the Merger Agreement is not available to any party whose action or failure to act has been a cause of or resulted in the failure of the Merger to occur on or before December 31, 2001 if such action or failure to act constitutes a breach of the Merger Agreement;

          o if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; or

          o if the Merger Agreement fails to receive the requisite vote for approval and adoption and the Merger fails to receive the requisite vote for approval by the stockholders of IBUI at an IBUI stockholders meeting or at any adjournment of that meeting or by the stockholders of Return Assured at an Return Assured stockholders meeting or at any adjournment of that meeting, except that this right to terminate the Merger Agreement is not available to any party where the failure to obtain stockholder approval was caused by that party's action or failure to act and such action or failure to act constitutes a breach of the Merger Agreement.

     o    by Return Assured if any of the following shall have occurred:

          o if for any reason IBUI fails to call and hold the IBUI stockholders meeting by December 31, 2001 unless the reason is that the S-4 Registration Statement has not been submitted to the Securities and Exchange Commission at least thirty-five days before December 31, 2001 or unless IBUI is terminating the Merger Agreement as a result of Return Assured's breach;

          o if the board of directors of IBUI withdraws, modifies or changes its recommendation that the stockholders of IBUI approve the Merger in a manner adverse to Return Assured and its stockholders, unless such withdrawal, modification or change is as a result of a breach by Return Assured that would entitle IBUI to terminate the Merger Agreement or as a result of a Material Adverse Effect on Return Assured;

          o upon a breach of any representation, warranty, covenant or obligation on the part of IBUI set forth in the Merger Agreement if that breach is not cured within ten business days following receipt of written notice of the breach or in any event on or before December 31, 2001 if Return Assured has not willfully breached any of its covenants under the Merger Agreement, which breach has not been cured; or

          o if a Acquisition Proposal shall have occurred and the board of directors of IBUI in connection therewith does not within ten business days of such occurrence (or, in any event, on or before December 31, 2001) reject such Acquisition Proposal.

     o    by IBUI if any of the following shall have occurred:

          o upon a breach of any representation, warranty, covenant or agreement on the part of Return Assured in the Merger Agreement if that breach is not cured within ten business days following receipt of written notice of the breach or in any event on or before December 31, 2001 if IBUI has not willfully breached any of its covenants under the Merger Agreement, which breach has not been cured;

          o if for any reason Return Assured fails to call and hold the Return Assured stockholders meeting by December 31, 2001 unless the reason is that the S-4 Registration Statement has not been received by the Securities and Exchange Commission at least thirty-five days before December 31, 2001 or unless Return Assured is terminating the Merger Agreement as a result of IBUI's breach;

          o if the board of directors of Return Assured withdraws, modifies or changes its recommendation of the issuance of Return Assured's common stock pursuant to the Merger Agreement in a manner adverse to IBUI or its stockholders unless such withdrawal, modification or change is as a result of a breach by IBUI that would entitle Return Assured to terminate the Merger Agreement or as a result of a Material Adverse Effect on IBUI; or

          o if a financially Superior Proposal shall have been made and IBUI shall have provided Return Assured at least five business days prior notice of the terms of the Superior Proposal, provided IBUI simultaneously pays any termination fee due under the Merger Agreement.

TERMINATION PAYMENTS BY IBUI

     If any of the following occur and a Acquisition Proposal exists or has been proposed that has not been rejected, IBUI shall promptly pay Return Assured in immediately available funds


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

an amount equal to the sum of (1) $500,000 plus (2) Return Assured's costs and expenses directly incurred to negotiate, execute and perform its obligation under the Merger Agreement, including costs and expenses related to this joint proxy statement/prospectus and the S-4 Registration Statement, and the Merger (but specifically excluding any costs or expenses related to the amendment of any agreement or settlement of any dispute prior to the execution of the Merger Agreement) up to a maximum amount of $500,000:

     o if the Merger Agreement is terminated by Return Assured due to IBUI's breach of any of its representations, warranties, covenants or obligations and such breach has not been cured within ten business days of receipt by IBUI of written notice of such breach or in any event on or before December 30, 2001 (and Return Assured has not willfully breached any of its covenants under the Merger Agreement, which breach is not cured);

     o if the closing condition that the representations and warranties of IBUI in the Merger Agreement are true and correct as of the Effective Time of the Merger (except as would not have a Material Adverse Effect on IBUI and except for those representations and warranties that address matters as of a specified date), is not satisfied, and if on or after December 31, 2001, IBUI terminates the Merger Agreement;

     o if the closing condition that IBUI shall have performed and complied in all material respects with all covenants, obligations and conditions in the Merger Agreement required to be performed and complied with as of the Effective Time of the Merger is not satisfied, and if on or after December 31, 2001, IBUI terminates the Merger Agreement;

     o if the Merger Agreement is terminated by either party because the required approval of the stockholders of IBUI has not been obtained due to the failure to obtain the required vote of the IBUI stockholders at a duly held meeting or at any adjournment of the stockholder meeting; or

     o if the Merger Agreement is terminated by Return Assured due to IBUI's failure to call and hold the IBUI stockholders meeting by December 31, 2001 unless the reason is that the S-4 Registration Statement has not been received by the Securities and Exchange Commission at least thirty-five days prior to December 31, 2001 or unless IBUI is terminating the Merger Agreement as a result of Return Assured's breach.

     IBUI also must promptly pay Return Assured in immediately available funds an amount equal to the sum of (1) $500,000 plus (2) Return Assured's costs and expenses as described and limited above:

     o if the Merger Agreement is terminated by Return Assured if a Acquisition Proposal has occurred and the board of directors of IBUI in connection with it does not within ten business days of such occurrence (or, in any event, on or before December 31, 2001) reject such Acquisition Proposal; or

     o if the Merger Agreement is terminated by IBUI if a Superior Proposal has occurred and IBUI has provided Return Assured at least five business days prior notice of the terms of the Superior Proposal.

     If the Merger Agreement is terminated by Return Assured due to IBUI's breach of any of its representations, warranties, covenants or obligations and such breach has not been cured within ten business days of receipt by IBUI of written notice of such breach or in any event on or before December 31, 2001 (and Return Assured shall not have willfully breached any of its covenants under the Merger Agreement, which breach is not cured) then IBUI shall promptly reimburse Return Assured's costs and expenses as described and limited above.

TERMINATION PAYMENTS BY RETURN ASSURED

     If the Merger Agreement is terminated by IBUI due to any of the following, then Return Assured shall promptly pay IBUI in immediately available funds an amount equal to IBUI's costs and expenses directly incurred to negotiate, execute and perform its obligations under the Merger Agreement, including costs and expenses related to this joint proxy statement/prospectus and the S-4 Registration Statement and the Merger (but specifically excluding any costs or expenses related to the amendment of any agreement or settlement of any dispute prior to the execution of the Merger Agreement), up to a maximum amount of $500,000:

     o if Return Assured breaches any of its representations, warranties, covenants or other obligations and such breach has not been cured within ten business days following receipt by Return Assured of written notice of such breach or in any event on or before December 31, 2001 (and IBUI has not willfully breached any of its covenants under the Merger Agreement, which breach is not cured);

     o if for any reason Return Assured fails to call and hold the Return Assured stockholders meeting by December 31, 2001 unless the reason is that the S-4 Registration Statement has not been received by the Securities and Exchange Commission at least thirty-five days prior to December 31, 2001 or unless Return Assured is terminating the Merger Agreement as a result of IBUI's breach;

     o if the board of directors of Return Assured withdraws, modifies or changes its recommendation of the issuance of Return Assured's common stock in a manner adverse to IBUI or its stockholders unless such withdrawal, modification or change is as a result of a breach by IBUI that would entitle Return Assured to terminate the Merger Agreement or as a result of a Material Adverse Effect on IBUI; or

     o    if a Change of Control occurs.

     A MATERIAL ADVERSE EFFECT means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of RAI, either as a corporate entity or with its Subsidiaries taken as a whole, or IBUI, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

     The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to carefully read the portions of the Merger Agreement entitled: "Representations and Warranties of Company," relating to IBUI and "Representations and Warranties of Return Assured and Merger Sub," relating to Return Assured and IBUI Acquisition Corp.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     The board of directors of Return Assured and IBUI may amend the Merger Agreement at any time by mutual written consent provided that an amendment made subsequent to adoption of the Merger Agreement by the stockholders of IBUI, Return Assured or IBUI Acquisition Corp. shall not:

     o alter or change the amount or kind of consideration to be received on conversion of the IBUI common stock;

     o alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the Merger; or

     o alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would materially adversely affect the holders of IBUI common stock or IBUI Acquisition Corp. common stock.

     Either Return Assured or IBUI may extend the other's time for the performance of any of the obligations or other acts under the Merger Agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement if such extension or waiver is in writing.

                        AGREEMENTS RELATED TO THE MERGER

     This section of the joint proxy statement/prospectus describes the Employment Agreements with Louis Cherry and Albert Reda. While Return Assured and IBUI believe that these descriptions cover the material terms of these agreements, the summary may not contain all of the information that is important to you. Copies of forms of these agreements are available upon request. Please
see the section entitled "Where You Can Find More Information" on page    .

EMPLOYMENT AGREEMENT WITH LOUIS CHERRY (SEE EXHIBIT 10.3)


EMPLOYMENT AGREEMENT WITH ALBERT REDA (SEE EXHIBIT 10.4)

RETURN ASSURED'S REASONS FOR THE MERGER

     At a meeting held on June 4, 2001, the board of directors of Return Assured concluded that the merger was in the best interests of Return Assured and its stockholders and determined to recommend that the Return Assured stockholders approve the issuance of the shares of Return Assured common stock in the merger. In its evaluation of the merger, the Return Assured board identified several potential benefits of the merger, the most important of which included the board's expectation that:

     o by combining its operations with IBUI, Return Assured would be better positioned to broaden its customer base, accelerate its revenue growth and extend its position as a leading provider of Internet services;

     o the merger would enable Return Assured to realize significant operating synergies, including reduced corporate overhead and the consolidation of sales and marketing organizations; and

     o the combined companies would be able to employ the best practices and processes of each of Return Assured and IBUI in future operations.

     Return Assured's board of directors consulted with senior management, as well as its legal counsel and financial advisors, in reaching the decision to approve the merger. In its evaluation of the merger, the Return Assured board reviewed several factors, including:

     o information concerning the business, financial condition, operations, competitive position and prospects of Return Assured and IBUI both individually and on a combined basis including the compatibility of the two companies' operations;

     o analyses and other information with respect to Return Assured and IBUI including consideration of the strategic focus of the combined companies and the likelihood of their ability to compete successfully;

     o the possibility, as an alternative to the merger, of seeking to acquire a different company or establish other strategic alliances;

     o the cash position of the combined companies, especially during periods of volatility in the financial markets;

     o the amount and form of the consideration to be received by IBUI's stockholders in the merger in light of comparable transactions and the historical market prices, volatility and trading information for IBUI's common stock and Return Assured's common stock;

     o that Return Assured's stockholders would hold approximately 10% of the outstanding common stock of the combined company after the merger;

     o the expectation that the merger would qualify as a tax-free reorganization;

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

     o the financial and other terms and conditions of the merger and the acquisition agreement;

     o the belief by Return Assured's senior management that the terms of the acquisition agreement are reasonable;

     o the potential impact of the merger on Return Assured's and IBUI's customers and employees; and

     o discussions with Return Assured's management and legal and financial advisors as to the results of the due diligence investigation of IBUI.

     The Return Assured board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     o the risk that the potential benefits of the merger may not be realized or may be delayed;

     o the costs associated with the merger, including merger related transaction costs, costs for disposing of real estate leases and costs for renegotiating or terminating marketing and equipment agreements;

     o the difficulty of integrating IBUI with Return Assured and the management effort and costs required to complete the integration following the merger, including:

          o the difficulty of maintaining a consistent brand image given certain differences in the companies' respective business models; and;

          o given the importance of operating the combined companies on a common technology platform, possible difficulties associated with migrating IBUI's operations to the Return Assured technology platform;

     o the possibility that the merger may not be consummated, even though it has been approved by Return Assured's and IBUI's boards of directors;

     o the risk that the premium offered relative to IBUI's current stock price may not be viewed favorably by the market; and

     o    the other applicable risks described in this joint proxy
          statement/prospectus under "Risk Factors" beginning on page [   ].

     The Return Assured board of directors concluded however, that, on balance, the potential benefits to Return Assured and its stockholders in the merger outweighed the risks associated with the merger. The discussion of the information and factors considered by the Return Assured board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Return Assured board of directors


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

did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

IBUI'S REASONS FOR THE MERGER

     On June 4, 2001, the board of directors of IBUI unanimously (a) determined that the proposed merger was consistent with and in furtherance of the long-term business strategy of IBUI and fair to, and in the best interests of, IBUI and its stockholders; and (b) approved the acquisition agreement and the other transactions contemplated by the acquisition agreement, contingent on the resolution of remaining due diligence matters and finalization of agreements related to the acquisition. In reaching its decision to approve the acquisition agreement and the merger and to recommend adoption of the acquisition agreement by IBUI stockholders, the IBUI board of directors consulted with its management team and advisors and independently considered the proposed merger, merger agreement and the transactions contemplated by the merger agreement. The board of directors of IBUI has unanimously recommended that the IBUI shareholders vote FOR the approval and adoption of the merger agreement and the proposed merger. The IBUI board of directors identified several potential benefits of the merger, including the board of directors' expectation that:

     o Given the complementary nature of the technologies and business strategies of IBUI and Return Assured, IBUI's strategic objectives would be significantly furthered by the proposed merger, and as a result, IBUI would be better positioned to reach these objectives than it would as a stand alone company. IBUI's strategic objectives include expanding its customer base and expanding its content and service offerings.

     o    The combined company will have a stronger financial position.

     o The merger will provide current IBUI customers with increased access to a larger, more targeted and desirable demographic group on the Internet.

     o The combined company will be able to take advantage of significant operating synergies, including reduced corporate overhead expenses and the consolidation of sales and marketing organizations.

     o IBUI's stockholders will hold approximately 90% of the outstanding common stock of the combined company after the merger which will provide IBUI's stockholders with the opportunity to share in the combined companies' long-term growth which the IBUI board of directors believed would not be as achievable as a stand-alone company.

     o The expectation that the merger will qualify as a tax-free reorganization.

     IBUI's board of directors consulted with senior management, as well as its legal counsel and financial advisors, in reaching a decision to approve the merger. In its evaluation of the merger, the IBUI board of directors reviewed several other factors, including:

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     o    Information concerning the financial condition, business, operations, strategic objectives and prospects and competitive position of IBUI and Return Assured before and after giving effect to the merger.

     o Current market conditions and industry trends affecting IBUI, Return Assured and Internet business-to-business and business-to-consumer companies in general.

     o Current financial market conditions and historical market prices of IBUI and Return Assured's common stock.

     o Volatility and trading information with respect to IBUI common stock and Return Assured common stock.

     o IBUI's capital requirements and its ability to attract additional capital or financing, if required.

     o    A comparison of comparable merger transactions.

     o The impact of the merger on the advertisers, sponsors, customers and employees of IBUI and Return Assured.

     o The terms and conditions of the acquisition agreement and related agreements.

     IBUI's board of directors also identified and considered, among others, a number of potentially negative factors in its deliberations concerning the merger and the acquisition agreement, including the following:

     o The risk that the potential benefits of the merger may not be realized.

     o The potential challenges of integrating Return Assured's operations with those of IBUI.

     o The effect of public announcement of the merger and the possibility the merger may not be consummated on the demand for IBUI's products and services and relationships with customers and strategic partners, including the potential adverse consequences of employee retention associated with providing the notification of possible terminations required under the WARN Act.

     o The financial and other terms and conditions of the merger and the acquisition agreement including:

          o the non-solicitation and other protective provisions that may have the effect of discouraging other persons potentially interested in acquiring IBUI from pursuing such an opportunity as more fully described under "The Merger Agreement -- No Solicitation by IBUI".

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
          o the likelihood that the stockholders of IBUI and Return Assured may not vote to approve and adopt the acquisition agreement and to approve the merger;

          o that, while the merger is likely to be completed, there are risks associated with certain conditions to the completion of the merger, and it is possible that the merger may not be completed even if approved by the stockholders of IBUI and Return Assured; and

          o the costs to IBUI due to fees payable in the event the acquisition agreement is terminated under certain circumstances.

     o    Other applicable risks described in this joint proxy
          statement/prospectus under "Risk Factors" beginning on page [   ].

     This discussion of the information and factors considered by IBUI's board is not intended to be exhaustive, but includes the material factors considered. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the IBUI board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the IBUI board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including thorough discussions with and questioning of IBUI's management and management's analysis of the proposed merger based on information received from IBUI's legal, financial and accounting advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. IBUI's board of directors considered all these factors together and concluded that the risks were outweighed by the potential benefits of the merger.

     For the reasons discussed above, IBUI's board of directors has approved the merger and the transactions contemplated by the acquisition agreement and has determined that the merger and the transactions contemplated by the acquisition agreement are advisable and fair to and in the best interests of IBUI and its stockholders, and recommends that IBUI stockholders vote for approval of the merger and the transactions contemplated by the acquisition agreement.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the acquisition agreement and the merger by the stockholders of IBUI and approval of the issuance of Return Assured common stock in the merger by stockholders of Return Assured. We hope to complete the merger in the fourth calendar quarter of 2001. The merger will become effective upon the filing of the articles of merger with the Secretary of State of Nevada.

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

STRUCTURE OF THE MERGER AND CONVERSION OF IBUI COMMON STOCK

     Pursuant to the merger agreement, IBUI Acquisition Corp., a wholly-owned subsidiary of Return Assured, will merge with and into IBUI. Immediately following the merger, IBUI will be a wholly-owned subsidiary of Return Assured.

     Upon completion of the merger, each outstanding share of IBUI common stock will be converted into the right to receive 0.077 shares of Return Assured common stock. The number of shares of Return Assured common stock awarded in the merger, after aggregating all fractional shares of Return Assured common stock, shall be rounded down to the nearest whole share.

     Upon completion of the merger, Return Assured will assume options to purchase shares of IBUI common stock in connection with the merger. The number of shares of Return Assured common stock purchasable under each post-merger option will be equal to the number of shares of IBUI common stock underlying the option, multiplied by the merger exchange ratio of 0.077 shares of Return Assured common stock for each share of IBUI common stock. The exercise price per share of the Return Assured common stock issuable under each IBUI option will equal the per share exercise price of the IBUI option divided by 0.077.

EXCHANGE OF IBUI STOCK CERTIFICATES FOR RETURN ASSURED STOCK CERTIFICATES

     When the merger is completed, Return Assured's exchange agent will mail to IBUI stockholders a letter of transmittal and instructions for use in surrendering IBUI stock certificates in exchange for Return Assured stock certificates. When former IBUI stockholders deliver their IBUI stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the IBUI stock certificates will be canceled and former IBUI stockholders will receive Return Assured stock certificates representing the number of full shares of Return Assured common stock to which they are entitled under the acquisition agreement. They will receive payment in cash, without interest, in lieu of any fractional shares of Return Assured common stock which would have been otherwise issuable to them in the merger.

     IBUI stockholders should not submit their IBUI stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

NO DIVIDENDS

     IBUI stockholders are not entitled to receive any dividends or other distributions on Return Assured common stock until the merger is completed and they have surrendered their IBUI stock certificates in exchange for Return Assured stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of IBUI stock certificates and the issuance of the corresponding Return Assured certificates, IBUI stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Return Assured common stock.

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

     Return Assured will only issue IBUI stockholders an Return Assured stock certificate or a check in lieu of a fractional share in the name in which the surrendered IBUI stock certificate is registered. If IBUI stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     Below is a summary of discussions Return Assured and IBUI had with their independent public accountants regarding the material federal income tax considerations generally applicable to United States holders of IBUI common stock who, pursuant to the merger, exchange their IBUI common stock solely for Return Assured common stock.

     The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include, but are not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not (or who will not at the time of the merger) hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws and further does not consider any tax consequences of transactions effectuated by stockholders subsequent to, or concurrently with, the merger. This discussion also does not describe tax consequences that are generally assumed to be known by investors.

     Return Assured and IBUI intend to structure the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Assuming the merger constitutes a reorganization, subject to the limitations and qualifications referred to herein, the following tax consequences are expected to result:

     o no gain or loss will be recognized by the holders of IBUI common stock upon the receipt of Return Assured common stock solely in exchange for such IBUI common stock in the merger;

     o the holding period with respect to Return Assured common stock received by each IBUI stockholder in the merger will include the holding period for the IBUI common stock surrendered in exchange; and

     o no gain or loss will be recognized by Return Assured, IBUI or the transitory subsidiary that merges into IBUI solely as a result of the merger.

THE ABOVE DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE

MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. IBUI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT FOR THE MERGER

     Although after the merger IBUI will be a wholly-owned subsidiary of Return Assured, for accounting purposes IBUI will be deemed the acquiring company. Therefore, subsequent to the merger, any prior period information reported will be that of IBUI.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     Although not expected by Return Assured and IBUI, the merger may be subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Should the merger meet certain threshold requirements under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. If required, Return Assured and IBUI intend to file all required notification reports, together with requests for early termination for the waiting period, with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Certain IBUI directors who will be directors of Return Assured after the merger may also be required to file notification reports with the Federal Trade Commission. In addition, the completion of this merger is subject to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware and Nevada.

CERTAIN SECURITIES LAWS CONSIDERATIONS

     The Return Assured common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"). These shares will be freely transferable under the Securities Act, except for Return Assured common stock issued to any person who is deemed to be an affiliate of IBUI or Return Assured. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with IBUI or Return Assured and include officers and directors, as well as principal stockholders.

     IBUI's affiliates may not sell their Return Assured common stock acquired in the merger except pursuant to:

     o an effective registration statement under the Securities Act covering the resale of those shares;

     o    under paragraph (d) of Rule 145 under the Securities Act; or

     o    any other applicable exemption under the Securities Act.

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

     Return Assured's affiliates may not sell their Return Assured common stock acquired in the merger except pursuant to:

     o    Rule 144 under the Securities Act;

     o an effective registration statement under the Securities Act covering the resale of those shares; or

     o    any other applicable exemption under the Securities Act.

DISSENTERS' RIGHTS

     Delaware Law

     Delaware law does not provide for dissenters' or appraisal rights.

     Nevada Law

     IBUI stockholders who do not tender their IBUI shares in the offer and who comply with the applicable statutory procedures under Nevada law will be entitled to dissenters' rights. In order to preserve dissenters' rights, IBUI stockholders must not tender their shares in the offer and must follow strictly the Nevada law regarding dissenters' rights.

     A IBUI stockholder who complies with the provisions of Chapter 92A of the NRS has the right to receive a cash payment for his shares of IBUI common stock instead of receiving cash and shares of our Series B mandatorily convertible preferred stock. The following is a summary of the material provisions of Chapter 92A. It is not intended to be a complete statement of those provisions and is qualified in its entirety by reference to the full text of Chapter 92A, a copy of which is attached to this prospectus as APPENDIX A.

     Stockholders of a Nevada corporation who comply with the statutory requirements have the right to dissent from significant corporate actions, including the consummation of a plan of merger by a Nevada corporation which requires the approval of such corporation's stockholders. Stockholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares.

     NRS Section 92A.410 requires the notice regarding the stockholder vote to approve the merger to state that the IBUI stockholders are or may be entitled to dissenters' rights under NRS Sections 92A.300 to 92A.500 and be accompanied by a copy of those sections. This prospectus constitutes the required notice under this provision. A IBUI stockholder who wishes to assert dissenters' rights must:

     o deliver to IBUI, before the record date for determining IBUI stockholders entitled to give consent to the merger in writing without a meeting, written notice of his intent to demand payment for his shares of IBUI common stock if the merger is effectuated; and

     o    not vote his shares in favor of the merger.

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

     An IBUI stockholder failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A.

     IBUI must send a written dissenters' notice within ten days of effectuation of the merger to all IBUI stockholders who satisfied these requirements. The dissenters' notice must include:

     o a statement of where the demand for payment is to be sent and where and when certificates for IBUI common stock are to be deposited;

     o a statement informing the holders of IBUI common stock not represented by certificates to what extent the transfer of such shares will be restricted after the demand for payment is received;

     o a form for demanding payment that requires the IBUI stockholder asserting the dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders (the "announcement date");

     o a date by which IBUI must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the dissenter's notice was delivered; and

     o    a copy of NRS Sections 92A.300 through 92A.500.

     A IBUI stockholder who wishes to obtain payment for his or her IBUI common stock must demand payment, certify whether he acquired beneficial ownership of his IBUI common stock before the announcement date, and deposit his certificates, if any, in accordance with the terms of the dissenter's notice. A IBUI stockholder for whom dissenters' rights are asserted as to shares not represented by a certificate will retain all other rights of a IBUI stockholder until those rights are canceled or modified by the merger. IBUI may restrict the transfer of any shares not represented by a certificate from the date the demand for payment is received. Under NRS Section 92A.440, a IBUI stockholder who fails to demand payment or deposit his certificates where required by the dates set forth in the dissenters' notice will not be entitled to payment for his shares as provided under Chapter 92A.

     Within 30 days of receipt of a demand for payment, IBUI will pay each dissenter who complied with the requirements set forth in the dissenters' notice the amount that IBUI estimates to be the fair market value of his shares, plus accrued interest. The payment must be accompanied by:

     o copies of IBUI's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in stockholder's equity for that year and the latest interim financial statements, if any;

     o    a statement of IBUI's estimate of the fair value of the shares;

     o    an explanation of how the interest was calculated;

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

     o    a statement of the dissenter's rights to demand payment under NRS
          Section 92A.480; and

     o    a copy of NRS Sections 92A.300 through 92A.500.

     Under NRS Section 92A.470, IBUI may elect to withhold payment from dissenters who become the beneficial owner of their shares on or after the announcement date. After consummation of the merger, however, IBUI is required to estimate the fair value of such shares, plus accrued interest, and offer to pay this amount to each dissenter in full satisfaction of his demand. IBUI will send this offer with a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's rights to demand payment under NRS Section 92A.480.

     Under NRS Section 92A.480, a dissenter who believes that the amount paid pursuant to NRS Section 92A.460 or offered under NRS Section 92A.470 is less than the full value of his shares or that the interest due is incorrectly calculated, may, within 30 days after IBUI made or offered payment for the shares, either:

     o notify IBUI in writing of his or her own estimate of the fair value of his shares and the amount of interest due and demand payment of his or her estimate less any payments made under NRS Section 92A.460, or

     o reject the offer for payment made by IBUI under NRS Section 92A.470 and demand payment of the fair value of his shares and interest due.

     A dissenter waives his right to demand payment unless he makes his demand in writing within 30 days after IBUI has made or offered payment for his shares.

     If a demand for payment remains unsettled, IBUI shall commence a court proceeding within 60 days after receiving a demand and petition the court to determine the fair value of the shares and accrued interest. All dissenters whose demands remain unsettled would be a party to such a proceeding. Each dissenter is entitled to a judgment for the fair value of his shares, plus accrued interest, less any amount paid pursuant to NRS Section 92A.460. The court would assess the costs of the proceedings against IBUI unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in the amount the court finds equitable, against IBUI or the dissenters. If IBUI does not commence a proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

               DESCRIPTION OF RETURN ASSURED CAPITAL STOCK GENERAL

     Return Assured's Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of


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

preferred stock, par value $0.001 per share, the rights and preferences of which may be established by the Return Assured board of directors. As of October 10, 2001 , 16,805,799 shares of common stock were issued and outstanding and held by 94 stockholders of record and 3,829 shares of preferred stock were issued and outstanding.

COMMON STOCK

     The holders of Return Assured common stock are entitled to one vote for each share of capital stock held by such stockholder. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of funds legally available for dividend payments. In the event that Return Assured liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     The Return Assured board of directors is authorized to issue preferred stock from time to time in one or more series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. These rights, designations and preferences include voting rights, dividend rights, liquidation rights, redemption rights and conversion rights.

                              COMPARATIVE RIGHTS OF
                RETURN ASSURED STOCKHOLDERS AND IBUI STOCKHOLDERS

     After the Mergers, IBUI's stockholders will become stockholders of Return Assured, and IBUI's stockholders' rights will cease to be defined and governed by the Nevada Business Corporation Act ("Nevada Act") and instead will be defined and governed by the Delaware General Corporation Law, or DGCL. While the rights and privileges of stockholders of a Delaware corporation such as Return Assured are, in many instances, comparable to those of stockholders of a Nevada corporation such as IBUI, there are differences. The following is a summary of the provisions of Delaware corporate law applicable to the Return Assured shares and consequently applicable to the IBUI stockholders after the Merger.

     IBUI shareholders are governed by IBUI's Articles of Incorporation, as currently in effect, and IBUI's Bylaws, both of which adhere to the requirements of Nevada law as stipulated in the Nevada Act. After completion of the merger, IBUI shareholders will become shareholders of Return Assured. As a Return Assured shareholder, your rights will be governed by Return Assured's Certificate of Incorporation and Return Assured's Bylaws, both of which adhere to the requirements of Delaware law.

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

ELECTION AND REMOVAL OF DIRECTORS

     Return Assured's board of directors currently consists of two directors. The Bylaws provide that the number of directors of Return Assured shall be fixed from time to time by resolution of the board of directors. IBUI presently has a board of directors which consists of three directors.

     Under Nevada law, a majority of the full board of directors shall constitute a quorum for the transaction of business unless a greater number is required by the Articles of Incorporation or the Bylaws. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

     Under Return Assured's Bylaws, the holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with the Secretary or, in his absence, with any other officer. Such removal shall be effective immediately, even if successors are not elected simultaneously and the vacancies on the board of directors resulting therefrom shall only be filled by the shareholders.

     Under each of Return Assured and IBUI's Bylaws, a majority of the remaining members of the board of directors may fill the vacancy or vacancies until the successor or successors are elected at a shareholders' meeting.

     Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in certain cases involving classified boards or where cumulative voting is permitted.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Nevada Act permits a corporation to indemnify its directors or officers in respect of any loss arising or liability attaching to them by virtue of any negligence, default, breach of duty or breach of trust committed in good faith.

     In addition, Nevada law allows a provision in articles of incorporation that no director or officer shall have any personal liability for damages for breach of his or her fiduciary duty except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments of dividends in violation of Nevada law. The IBUI articles do not contain such a provision.

     Delaware law requires indemnification whether an action has been successfully defended on the merits or otherwise. Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, independent legal counsel or a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter on the merits or otherwise.

     Under Delaware law, expenses incurred by an officer or director in defending an action may be paid in advance if that director or officer undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or of disinterested directors or otherwise.

     Under the DGCL, a corporation may include (and Return Assured's certificate of incorporation does include) in its certificate of incorporation a provision that would, subject to the limitations described below, limit or eliminate directors' liability for monetary damages for breaches of their fiduciary duty of care. A director's liability cannot be limited or eliminated for:

          o    breaches of the duty of loyalty;

          o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

          o the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or

          o transactions from which the director derived an improper personal benefit.

     In addition, the limitation of liability provisions may not restrict a director's liability for violation of, or otherwise relieve the corporation or its directors from, the necessity of complying with federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Return Assured's bylaws provide that Return Assured shall, to the extent legally permissible, indemnify each former or present director or officer against all liabilities and expenses imposed upon or incurred by any of them in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, civil or criminal, in which he or she may be threatened or involved, by reason of his or her having been a director or officer. However, Return Assured may not provide any indemnification with respect to any matter as to which any director or officer shall be finally adjudicated in an action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in Return Assured's best interests. If any action of this kind is disposed of, on the merits or otherwise, without the disposition being adverse to the director or officer and without an adjudication that the person did not act in good faith in the reasonable belief that his or her action was in Return Assured's best interests, the director or officer is entitled to indemnification as a matter of right.

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

         Return Assured's bylaws limit the liability of Return Assured's directors to the fullest extent permitted by law. Return Assured's bylaws also provide that, to the fullest extent permitted by the DGCL, Return Assured's directors shall not be personally liable to Return Assured or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing liability.

INTERESTED DIRECTOR TRANSACTIONS

     Transactions between IBUI and Return Assured and interested directors are not voidable by IBUI or Return Assured and those directors are not liable to IBUI or Return Assured for any profit realized pursuant to such transaction if the nature of the interest is disclosed at the first opportunity at a meeting of directors, and a majority of disinterested directors or shareholders entitled to vote ratify the transaction.

     Under Delaware law, certain contracts or transactions between the corporation and one or more of its directors or officers, or between a Delaware corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, is not void or voidable solely for that reason or solely because the interested director or officer was present at or participates in the board or board committee meeting that authorizes the contract or transaction, or solely because the director's or officer's votes are counted for that purpose, if:

          o the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or

          o the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote on the contract or transaction, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          o the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a board committee or the stockholders.

STOCKHOLDER DERIVATIVE SUITS

     Under both the Nevada Act and the DGCL, a stockholder may bring a derivative action on behalf of a corporation only if the stockholder owned stock in the corporation at the time of transaction in question or his or her stock was acquired thereafter by operation of law.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Under the Nevada Act, a "Business Combination" includes the following transactions:

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     o    any reorganization or consolidation with an interested shareholder or any affiliate of an interested shareholder;

     o any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with an interested shareholder or any affiliate of an interested shareholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all the assets of the corporation;

     o any issuance or transfer of any stock, which has a market value equal to 5% or more of the market value of all the outstanding stock, to any interested shareholder or any affiliate of an interested shareholder;

     o adoption of any plan for the liquidation or dissolution of the corporation proposed by an interested shareholder or an affiliate of an interested shareholder;

     o any reclassification of securities, recapitalization, reorganization or consolidation with any subsidiary, or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of outstanding stock owned by an interested shareholder;

     o any receipt by such interested shareholder of any affiliate of an interested shareholder of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

     Pursuant to Nevada law, no corporation shall engage in any business combination with any interested shareholder of such corporation for a specified period following such interested shareholder's stock acquisition date unless such business combination is approved by (1) the board of directors of such corporation prior to such interested shareholder's stock acquisition date or (2) the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder or any affiliate of such interested shareholder. In Nevada, the period is three (3) years.

     In Nevada, business combinations require the affirmative vote of holders of a majority of the outstanding voting power not beneficially owned by the interested stockholder.

     Under Section 203 of DGCL, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. Under Section 203, certain business combinations with a majority stockholder require the delivery of a fairness opinion.

     Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that the person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group that owns 15% or more of the corporation's outstanding voting stock, including both rights to acquire stock under an option, warrant, agreement, arrangement or understanding or upon the exercise of conversion or exchange rights and stock with respect to which the person or group


                                       78
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has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder, except proportionately with the corporation's other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the total market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of stock of the corporation or that subsidiary; or receipt by the interested stockholder of the benefit, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

          o before the stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

          o the interested stockholder owns 85% of the corporation's voting stock upon completion of the transaction that made him or her an interested stockholder, excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

          o after the person becomes an interested stockholder, the board approves the business combination, and it is also approved at a stockholder meeting by 66% of the voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations that have a class of voting stock listed on a national securities exchange, quoted on an interdealer quotation system such as the Nasdaq National Market or held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 in its original certificate of incorporation or by certain amendments to its certificate of incorporation or bylaws. Return Assured has not made this election, and therefore, Section 203 applies to Return Assured.

     Section 203 has been challenged in lawsuits arising out of takeover disputes, and it is not clear whether and to what extent its constitutionality ultimately will be upheld by the courts. Although the United States District Court for the District of Delaware has consistently upheld the constitutionality of Section 203, the Delaware Supreme Court has not yet considered the issue. Return Assured believes that so long as the constitutionality of Section 203 is upheld, Section 203 will encourage any potential acquirer to negotiate with the Return Assured board. Section

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203 also has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for Return Assured in which all stockholders would not be treated equally. IBUI shareholders should note that the application of Section 203 to Return Assured will confer upon the Return Assured board the power to reject a proposed business combination even though a potential acquirer offered a substantial premium for Return Assured's shares over the then-current market price, assuming the stock is then publicly traded. Section 203 also may discourage certain potential acquirers unwilling to comply with its provisions.

SALE OF ASSETS AND MERGERS

     Under the Nevada Act, a plan of reorganization or exchange must be approved by a majority of the voting power unless the Articles of Incorporation or the board of directors require a greater vote.

     In addition, under the Nevada Act, written notice stating the purpose, or one of the purposes, of the meeting is to consider the plan of reorganization, together with a copy or a summary of the plan of reorganization, shall be given to each shareholder of record entitled to vote at the meeting within the time and in the manner for the giving of notice of meetings of shareholders.

     Delaware law generally requires that a majority of the outstanding shares of each of the acquiring and target corporations that are constituent corporations in a statutory merger approve the merger. Delaware law does not require a stockholder vote of the surviving corporation in a merger if:

          o the merger agreement does not amend the existing certificate of incorporation;

          o each share of the surviving corporation outstanding before the merger is an identical outstanding share after the merger; and

          o the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately before the merger.

     Delaware law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

APPRAISAL RIGHTS

     Pursuant to Nevada law, a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

     o Consummation of a plan of reorganization to which the domestic corporation is a party;

     o Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired; and

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

     o Any corporate action taken pursuant to a vote of the shareholders to the extent that the articles of incorporation, Bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

See "Dissenters' Rights."

     Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, dissenters' rights are not available:

          o with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation;

          o with respect to a merger or consolidation by a corporation whose shares either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the stockholders receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

          o to stockholders of a corporation surviving a merger if, among other conditions, no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

     THIS SUMMARY OF THE MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF NEVADA AND DELAWARE, THE IBUI ARTICLES, THE RETURN ASSURED CERTIFICATE, THE IBUI BYLAWS, AND THE RETURN ASSURED BYLAWS DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF NEVADA AS OPPOSED TO DELAWARE CORPORATIONS AND STOCKHOLDERS OF IBUI AND RETURN ASSURED IN PARTICULAR. THE DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO NEVADA LAW, TO DELAWARE LAW, THE IBUI ARTICLES, THE RETURN ASSURED CERTIFICATE, THE IBUI BYLAWS, AND THE RETURN ASSURED BYLAWS.


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


                        THE RETURN ASSURED ANNUAL MEETING

DATE, TIME AND PLACE OF RETURN ASSURED ANNUAL MEETING

     The date, time and place of the annual meeting of Return Assured stockholders are as follows:

                 , 2001            a.m. Eastern time


PURPOSE OF THE ANNUAL MEETING

     Return Assured is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Return Assured's board of directors. This joint proxy statement/prospectus is being mailed on or
about          , 2001. The Return Assured board of directors will use the proxies at the annual meeting of stockholders of Return Assured to be held on
              , 2001 and at any adjournment or postponement thereof.

     The annual meeting is being held so that Return Assured stockholders may consider and vote upon the following proposals:

     (1) To approve the issuance of shares of Return Assured common stock in the proposed merger of a wholly owned subsidiary of Return Assured, with and into Internet Business's International, Inc. ("IBUI"), as contemplated by the Acquisition Agreement dated as of June 4, 2001, among Return Assured, IBUI Acquisition Corp. and IBUI. Return Assured will issue 0.077 shares of common stock in exchange for each outstanding share of common stock of IBUI and IBUI will become a wholly-owned subsidiary of Return Assured;

     (2)  To elect 7 Directors;

     (3) To ratify and approve Return Assured's independent public accountants for fiscal 2001;

     (4) To approve an amendment to Return Assured's Certificate of Incorporation as follows: each seven share(s) of common stock, par value $0.001 per share, that are outstanding on such effective date, shall automatically convert into one share of common stock, par value $0.001 per share. Holders of record of common stock, par value $0.001 per share, at the close of business on such effective date will receive one seventh of a share of common stock, par value $0.001 per share, for each share of common stock, par value $0.001 per share, then held;

     (5) To approve an amendment to Return Assured's Certificate of Incorporation to increase the authorized shares of common stock $.001 par value per share, from 50 Million (50,000,000) shares to 200 Million par value $.001 per share (200,000,000) shares of common stock; and

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     (6)  To transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES

     Return Assured's board of directors has fixed the close of business on
          , 2001 as the record date for the annual meeting. Only holders of record of Return Assured's common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of
business on the record date, there were        shares of common stock
outstanding and entitled to vote, held of record by approximately stockholders, although Return Assured has been informed that there are in excess
of       beneficial owners of common stock.

QUORUM AND VOTE REQUIRED

     Holders of Return Assured common stock are entitled to one vote for each share held as of the record date. Approval of Proposals 1 and 3 requires the affirmative vote of a majority of the outstanding common stock of Return Assured present in person or represented by proxy at the meeting. Approval of the directors in Proposal 2 requires the vote of a plurality of the outstanding common stock of Return Assured present in person or represented by proxy at the meeting. Approval of Proposals 4 and 5 requires the affirmative vote of a majority of the outstanding common stock of Return Assured. Attendance at the meeting in person or by proxy of the shares representing a majority of the outstanding common stock of Return Assured is required for a quorum.

     On the record date, directors and executive officers of Return Assured as a
group beneficially owned approximately       million shares of common stock.

ABSTENTIONS

     Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposals considered at the annual meeting.

BROKER NON-VOTES

     In the event that a broker, bank, custodian, nominee or other record holder of Return Assured's common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Failing to instruct a broker on Proposal 4 has the same effect as voting against Proposal 4.

DISSENTERS' RIGHTS

     Under Delaware law, Return Assured stockholders are not entitled to dissent from the merger.

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SOLICITATION OF PROXY; EXPENSES OF PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the board of directors of Return Assured. In addition to solicitation by mail, officers, directors and regular employees of Return Assured, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

     Return Assured will pay all of the expenses of soliciting proxies to be voted at the meeting, except that IBUI will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. Return Assured has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and Return Assured will reimburse such brokers and nominees for their related out-of-pocket expenses.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Return Assured board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Return Assured. All properly signed proxies that Return Assured receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the aforementioned proposals to be considered at the annual meeting.

     Return Assured's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

REVOCABILITY OF PROXY

     If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

     o delivering a written notice to the secretary of Return Assured at its principal office, 1901 Avenue of the Stars, Suite 1710, Los Angeles, CA 90067;

     o delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     o attending the annual meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

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

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of Return Assured has unanimously determined that the terms of the merger and the merger agreement, are in the best interests of Return Assured and the Return Assured stockholders. Accordingly, the Return Assured board of directors recommends that Return Assured stockholders vote FOR the proposal to approve the issuance of shares of Return Assured common stock thereto, FOR the proposal to elect 7 Directors: Louis Cherry, Albert Reda, Matt Sebal, Todd Cusolle, Wade Whitley, Lee Feldman, and Gay Cooper, FOR the ratification of Return Assured's independent public accountants for fiscal 2001, FOR the proposal to amend Return Assured's Certificate of Incorporation to reduce the total issued and outstanding shares of common stock of Return Assured through a one-to-seven reverse split of all issued and outstanding shares of the common stock of Return Assured, and FOR the amendment to Return Assured's Certificate of Incorporation to increase the authorized shares of common stock $.001 par value per share, from 50 Million (50,000,000) shares to 200 Million par value $.001 per share (200,000,000) shares of common stock.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.


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


                            Return Assured Proposal 1

                 Ratification And Approval Of Merger Agreement,
                         Merger And Issuance Of Shares

     The merger will be consummated on the terms and subject to the conditions set forth in the acquisition agreement. As a result of the merger, a wholly owned subsidiary of Return Assured will be merged with and into IBUI, with IBUI as the surviving corporation. Return Assured will issue 0.077 shares of common stock in exchange for each share of outstanding common stock of IBUI.

     You are encouraged to read the sections of this joint proxy
statement/prospectus entitled "Merger" on page    and "Merger Agreement" on page
    .

     THE BOARD OF DIRECTORS OF RETURN ASSURED RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES.

                            Return Assured Proposal 2

               Nomination And Election Of Return Assured Directors

     The persons named in the enclosed proxy will vote to elect the seven nominees named below under "Nominees for Director" unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as the Directors. Holders of common stock are not allowed to cumulate their votes in the election of Directors. Shares represented by proxies which are marked "withhold authority" will have the same effect as a vote against the nominees. The Directors are to hold office until the 2002 annual meeting of stockholders and until their respective successors are duly qualified and elected.

     NOMINEES FOR DIRECTOR:

     Louis Cherry
     Chairman, International Business' Internet

     Mr. Cherry, age 72, was appointed Chairman of the Board, and Treasurer of the Company in November 1998. From 1995 to 1998, he was self-employed as a consultant and food broker. For the period of 1993 to 1994, Mr. Cherry served as Chairman of the Board for two automobile dealerships, University Oldsmobile & Pontiac of Costa Mesa, California, and San Clemente Chrysler, Jeep & Eagle of San Clemente, California. Previously, Mr. Cherry was Chairman of the Board of a national bank and president of an investment firm. Mr. Cherry has attended the University of California at Los Angeles.


     Albert Reda
     President & CEO, International Business' Internet

     Mr. Reda, age 54, was appointed a Director, Chief Executive Officer, and Secretary of the Company in November 1998. From 1996 to 1998, he was employed with CRT Corporation as Vice President in charge of production for manufacturing frozen food products. For the period of 1994 to 1995, Mr. Reda was self- employed in the financial lending area, buying and selling loans between individuals and institutions. Mr. Reda received his Bachelor of Science degree from California State University, Long Beach, with a major in engineering

     Matt Sebal
     President, Return Assured Incorporated

     Mr. Sebal, age 31, served as President and Chief Executive officer of Return Assured from June 2000 until December 2000, when he became President and Chairman. From 1999 to May 2000 he was Principal in IBM's e-business Services Group for British Columbia, Canada. From 1997 to 1998, Mr. Sebal was Director of Business Development for Communicate.com. From 1995 to 1997, he was Senior Strategist for Emerge Online, Inc. From 1990 to 1995, he was

     President of Sebal Enterprises, an import-export business. Mr. Sebal holds a Bachelor degree in Commerce from the University of Western Ontario.

     Wade H. Whitely
     Executive Vice-President eCommerce Division, International Business' Internet Mr. Whitely, age 36, has been self-employed for the past five years as a marketing and design consultant for several mortgage companies, including Marina Mortgage Corp., Ocwen Mortgage Inc., Community Mortgage Corp. and Western Thrift & Loan. For approximately 2 and one-half years prior to that, he was employed as an acting manager of Northwest Mortgage Corp. Mr. Whitely has also recently designed and implemented e-commerce for Sunglass Central, Optical Brigade, Net2 Loan, and Site- Creator. Mr. Whitely earned his Bachelor of Science degree in finance from Memphis State University.


     Gay  Cooper
     Director

     Mr. Cooper, age 68, has served as President of Bronco Financial Services for the last 16 years. Bronco Financial Services is a California licensed lender to small to medium enterprises (SME's) and start-up stage companies. Prior to that, for 19 years Mr. Cooper was President of Auto Mate Leasing Inc., one of California's largest vehicle leasing companies. Mr. Cooper has held senior business development and management positions at Wells Fargo Bank, Security Pacific Bank, Bank of America, and General Electric Credit Corp. Mr. Cooper is a sales and motivational speaker to numerous clubs, organizations, colleges, and businesses.


     Lee D. Feldman
     Director

     Mr. Feldman, Age 67, is the President of Gallant Funding, Inc., of Laguna Hills, CA. The company involved in equipment leasing, real estate mortgage financing, and consumer financing. Prior to that Mr. Feldman was the President of a corporation specializing in automobile and equipment leasing. In 1992 Mr. Feldman retired from the new car franchise dealership business, having operated two new car franchises since 1976. Mr. Feldman had been in the automobile business since 1973. Mr. Feldman completed 4 years of college at Purdue University and 1 year of Law School at Roosevelt University in Chicago.


     Todd Cusolle
     Director

     Mr. Cusolle, age 30, is a director and Chief Technology Officer of Mindfuleye Systems, Inc. since March 13, 2000, is a professional senior software developer. In addition, Mr. Cusolle has been a director of Mindfuleye.com Systems Inc., the

     Company's wholly owned subsidiary, since July 21, 1999. Prior to co-founding Mindfuleye.com Systems Inc. in 1999, Mr. Cusolle served as a senior developer and architect at RLG NetPeformance and Communicate.com. From 1996 until 1998, Mr. Cusolle was the founding employee of Emerge Online and led the expansion of a technical team from 1 to 20 employees. While working with these organizations, Mr. Cusolle led the back end development of well known investment and financial websites, including HSBC Bank USA (formerly Marine Midland Bank), TD Bank, Comerica Bank, Fleet Bank USA, Canada Trust, Canadian Corporate News and Bayshore Trust. Notably, Mr. Cusolle designed and implemented the world's first online instant approval line-of credit application that automatically accessed and analyzed an individual's credit report.

     During the early days of the Internet (1995-1996) Mr. Cusolle held development positions at both Quadravision Communications (now Bowne Internet) and Carleton University in Ottawa, Canada.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE UNDER "NOMINEES FOR DIRECTOR." It is intended that shares represented by the proxies will be voted FOR the election to the board of directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as directors if elected, and the board of directors has no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the board of directors. The following information regarding Return Assured's directors and executive officers, including nominees, is relevant to your consideration of the slate proposed by your board of directors:

     The current directors of Return Assured are as follows:

Name                             Age   Position
----                             ---   --------

Matthew Sebal                    31    Director & Chairman
Todd Cusolle                     30    Director

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The board of directors will consist of seven directors with 1 year terms. All executive officers of Return Assured are chosen by the board of directors and serve at its discretion. There are no family relationships among Return Assured's officers and directors.

     During the fiscal year ended August 31, 2001, the board of directors held a total of 17 meetings. Each member of the board of directors attended more than 75% of the meetings of the board of directors.

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

     The standing committee of the board of directors consists of the audit committee.

     The audit committee, which operates under a written charter approved by the audit committee and adopted by the board of directors, which is attached to this joint proxy statement/prospectus as Annex D, is responsible for (i) reviewing Return Assured's financial results and the scope and results of audits; (ii) evaluating Return Assured's system of internal controls and meeting with independent auditors and appropriate financial personnel concerning Return Assured's system of internal controls; (iii) recommending to the board of directors the appointment of the independent auditors; and (iv) evaluating Return Assured's financial reporting activities and the accounting standards and principles followed. The audit committee currently consists of two directors.

NEW DIRECTORS

     The individuals named below will become or be re-elected as Return Assured directors, if the merger is consummated, pursuant to the terms of the merger agreement. It is anticipated that, as allowed by Return Assured's by-laws, the Return Assured board of directors will vote to expand its current number to 7 and then will vote to appoint the seven individuals named below as directors.

     Louis Cherry, Chairman
     (Presently Chairman of IBUI)

     Mr. Cherry, age 72, was appointed Chairman of the Board, and Treasurer of the Company in November 1998. From 1995 to 1998, he was self-employed as a consultant and food broker. For the period of 1993 to 1994, Mr. Cherry served as Chairman of the Board for two automobile dealerships, University Oldsmobile & Pontiac of Costa Mesa, California, and San Clemente Chrysler, Jeep & Eagle of San Clemente, California. Previously, Mr. Cherry was Chairman of the Board of a national bank and president of an investment firm. Mr. Cherry has attended the University of California at Los Angeles.


     Albert Reda, President & CEO
     (Presently President & CEO of IBUI)

     Mr. Reda, age 54, was appointed a Director, Chief Executive Officer, and Secretary of the Company in November 1998. From 1996 to 1998, he was employed with CRT Corporation as Vice President in charge of production for manufacturing frozen food products. For the period of 1994 to 1995, Mr. Reda was self- employed in the financial lending area, buying and selling loans between individuals and institutions. Mr. Reda received his Bachelor of Science degree from California State University, Long Beach, with a major in engineering.

     Wade H. Whitely, Executive Vice-President eCommerce Division, International Business' Internet

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     Mr. Whitely, age 36, has been self-employed for the past five years as a marketing and design consultant for several mortgage companies, including Marina Mortgage Corp., Ocwen Mortgage Inc., Community Mortgage Corp. and Western Thrift & Loan. For approximately 2 and one-half years prior to that, he was employed as an acting manager of Northwest Mortgage Corp. Mr. Whitely has also recently designed and implemented e-commerce for Sunglass Central, Optical Brigade, Net2 Loan, and Site- Creator. Mr. Whitely earned his Bachelor of Science degree in finance from Memphis State University.


     Gay Cooper, Director
     Mr. Cooper, age 68, has served as President of Bronco Financial Services for the last 16 years. Bronco Financial Services is a California licensed lender to small to medium enterprises (SME's) and start-up stage companies. Prior to that, for 19 years Mr. Cooper was President of Auto Mate Leasing Inc., one of California's largest vehicle leasing companies. Mr. Cooper has held senior business development and management positions at Wells Fargo Bank, Security Pacific Bank, Bank of America, and General Electric Credit Corp. Mr. Cooper is a sales and motivational speaker to numerous clubs, organizations, colleges, and businesses.

     Lee D. Feldman, Director
     Mr. Feldman, Age 67, is the President of Gallant Funding, Inc., of Laguna Hills, CA. The company involved in equipment leasing, real estate mortgage financing, and consumer financing. Prior to that Mr. Feldman was the President of a corporation specializing in automobile and equipment leasing. In 1992 Mr. Feldman retired from the new car franchise dealership business, having operated two new car franchises since 1976. Mr. Feldman had been in the automobile business since 1973. Mr. Feldman completed 4 years of college at Purdue University and 1 year of Law School at Roosevelt University in Chicago.

     Todd Cusolle, Director
     Mr. Cusolle, age 30, is a director and Chief Technology Officer of Mindfuleye Systems, Inc. since March 13, 2000, is a professional senior software developer. In addition, Mr. Cusolle has been a director of Mindfuleye.com Systems Inc., the Company's wholly owned subsidiary, since July 21, 1999. Prior to co-founding Mindfuleye.com Systems Inc. in 1999, Mr. Cusolle served as a senior developer and architect at RLG NetPeformance and Communicate.com. From 1996 until 1998, Mr. Cusolle was the founding employee of Emerge Online and led the expansion of a technical team from 1 to 20 employees. While working with these organizations, Mr. Cusolle led the back end development of well known investment and financial websites, including HSBC Bank USA (formerly Marine Midland Bank), TD Bank, Comerica Bank, Fleet Bank USA, Canada Trust, Canadian Corporate News and Bayshore Trust. Notably, Mr. Cusolle designed and implemented the world's first online instant approval line-of credit application that automatically accessed and analyzed an individual's credit report.

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     During the early days of the Internet (1995-1996) Mr. Cusolle held development positions at both Quadravision Communications (now Bowne Internet) and Carleton University in Ottawa, Canada.


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                            Return Assured Proposal 3

  Ratification And Approval Of Return Assured's Independent Public Accountants

     The board of directors has selected Goldstein Golub Kessler LLP ("GGK") to audit the financial statements of Return Assured for the year ended August 31, 2001. GGK has audited Return Assured's financial statements since 1999.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF GOLDSTEIN GOLUB KESSLER LLP AS RETURN ASSURED'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2001.

     It is expected that a representative of GGK will be present at the annual meeting to respond to any questions and to make a statement on behalf of his or her firm, if such representative so desires.

                                 FEE DISCLOSURE

     Goldstein Golub Kessler LLP (GGK) has a continuing relationship with American Express Tax and Business Services Inc. (TBS) from which it leases auditing staff who are full time, permanent employees of TBS and through which its partners provide non-audit services. As a result of this arrangement, GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

     Other services, which do not include Financial Information System Design and Implementation fees, have been provided by TBS.

AUDIT FEES

     The aggregate fees billed by GGK for professional services rendered for the audit of the Company's financial statements for the fiscal year ended August 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year as well as related out of pocket expenses and administrative charges amounts to approximately $46,000.

ALL OTHER FEES

     The aggregate fees billed by GGK, which do not include Financial Information System Design and Implementation fees, for services rendered to the Company during 2000 other than the services described above under "Audit Fees" amounted to approximately $28,000.

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                            Return Assured Proposal 4

              Approval Of Amendment To Certificate Of Incorporation

     THE BOARD OF DIRECTORS OF RETURN ASSURED RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO RETURN ASSURED'S CERTIFICATE OF INCORPORATION TO CONDUCT A 1:7 REVERSE SPLIT AS DESCRIBED ABOVE.

     The Board believes the Reverse Stock Split is desirable for several reasons. The Reverse Stock Split should enhance the acceptability of the Common Stock by the financial community and the investing public. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Stock Split is anticipated initially to increase proportionally the per share market price of the Common Stock. The Board also believes that the proposed Reverse Stock Split may result in a broader market for the Common Stock than that which currently exists. The expected increased price level may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's shareholders, although such liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the Reverse Stock Split Effective Date.

     Additionally, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The proposed Reverse Stock Split could result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling "odd lots" created by such Reverse Stock Split.

     However, there can be no assurance that any or all of these effects will occur; including, without limitation, that the market price per share of New Common Stock after the Reverse Stock Split will be equal to the applicable multiple of the market price per share of Old Common Stock before the Reverse Stock Split, or that such price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will be improved. Shareholders should note that the Board cannot predict what effect the Reverse Stock Split will have on the market price of the Common Stock.

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Effect of the Reverse Stock Split

     Consummation of one of the Reverse Stock Splits will not alter the number of authorized shares of Common Stock, though separate action is being taken to increase the number of authorized shares of common stock, which is currently 20,000,000 shares (see the section entitled "Increase in the Number of Authorized Shares of Common Stock"). As discussed above, proportionate voting rights and other rights of the holders of Common Stock will not be altered by the Reverse Stock Split.

Shareholders should note that certain disadvantages may result from the adoption of this Reverse Stock Split. The number of outstanding shares of Common Stock will be decreased as a result of a Reverse Stock Split, but the number of authorized shares of Common Stock will not be so decreased. The Company will therefore have the authority to issue a greater number of shares of Common Stock following the Reverse Stock Split without the need to obtain shareholder approval to authorize additional shares. Any such additional issuance may have the effect of significantly reducing the interest of the existing shareholders of the Company with respect to earnings per share, voting, liquidation value and book and market value per share.

                            RETURN ASSURED PROPOSAL 5

    APPROVAL OF AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
     $.001 PAR VALUE PER SHARE, FROM 50 MILLION (50,000,000) SHARES TO 200
           MILLION PAR VALUE $.001 PER SHARE (200,000,000) SHARES OF
                                  COMMON STOCK

     THE BOARD OF DIRECTORS OF RETURN ASSURED RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE INCREASE OF AUTHORIZED SHARES OF COMMON STOCK $.001 PAR VALUE PER SHARE, FROM 50 MILLION (50,000,000) SHARES TO 200 MILLION PAR VALUE $.001 PER SHARE (200,000,000) SHARES OF COMMON STOCK AS DESCRIBED ABOVE.

     The Board believes that the proposal increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of Common Stock without the expense and delay of a special stockholders' meeting in connection with possible future stock dividends or stock splits, equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes.

     Authorized but unissued shares of the Company's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company's stockholders, except as otherwise required by applicable law or stock exchange policies.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could be issued (within the limits imposed by applicable law) in one or more transactions therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt.

THE IBUI ANNUAL MEETING
THE IBUI ANNUAL STOCKHOLDER MEETING DATE, TIME AND PLACE AS FOLLOWS:

     The date, time and place of the annual meeting of the stockholders of IBUI are as follows:


PURPOSE OF THE ANNUAL MEETING

     IBUI is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the board of directors of IBUI relating to the proposed merger with Return Assured. This proxy statement and the accompanying form of proxy were first mailed to
stockholders on or about        , 2001. The IBUI board of directors will use
the proxies at the annual meeting of stockholders of IBUI to be held on
           , 2001 and at any adjournment or postponement thereof.

     The annual meeting is being held so that IBUI stockholders may consider and vote upon the following proposals:

     (1) To approve a merger of a wholly owned subsidiary of Return Assured with and into IBUI whereby each outstanding share of IBUI common stock will be converted into the right to receive 0.077 shares of Return Assured common stock and the merger agreement dated as of June 4, 2001, by and among Return Assured, IBUI Acquisition Corp. and IBUI.

     (2) To elect three directors, each to serve a one year or until such director's earlier resignation or removal. IBUI's board of directors intends to present the following nominees for election as directors:
          Louis Cherry, Albert Reda, and Wade Whitley.

     (3) To ratify the selection of Goldstein Golub Kessler LLP ("GGK") as IBUI's independent auditors for 2002.

     (4) To transact such other business as may properly come before the annual meeting.

RECORD DATE AND OUTSTANDING SHARES

     The board of directors of IBUI has fixed the close of business on
       ,2001 as the record date for the annual meeting. Only holders of record of IBUI common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record
date, there were                 shares of IBUI common stock outstanding and
entitled to vote, held of record by approximately 654 stockholders, although
IBUI has been informed that there are approximately           beneficial owners.

VOTE AND QUORUM REQUIRED

     Holders of IBUI common stock are entitled to one vote for each share held as of the record date. Attendance at the meeting in person or by proxy of a majority of the outstanding shares of IBUI common stock is required for a quorum. Approval of the merger and acquisition agreement requires the affirmative vote of a majority of the shares of IBUI common stock outstanding on the record date. Election of the directors requires a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Approval of any other matter shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon, that are present in person or represented by proxy at the meeting and are voted for or against the matter. On the record date, the directors and executive officers of IBUI as a group beneficially owned shares of IBUI common stock (excluding any shares issuable upon the exercise of options). Certain stockholders, directors and executive officers of IBUI have entered into stockholder voting agreements with Return Assured that
obligate them to vote, with respect to a total of approximately         of IBUI
common shares outstanding as of the record date, in favor of approval of the merger and acquisition agreement.

SOLICITATION OF PROXY

     The proxy is solicited by and on behalf of the board of directors of IBUI. In addition to solicitation by mail, directors, officers and key employees of IBUI may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

VOTING OF PROXIES; ABSTENTIONS AND BROKER NON-VOTES

     All properly executed proxies received before the vote at the annual meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR each of the aforementioned proposals, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting. In the event that a broker, bank, custodian, nominee or other record holder of IBUI common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will count as a vote against the proposal to approve the merger.

DISSENTERS' RIGHTS

     Under Nevada law, IBUI stockholders are entitled to dissent from the merger.

EXPENSES OF PROXY SOLICITATION

     IBUI will pay the expenses of soliciting proxies to be voted at the meeting, except that Return Assured will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, IBUI will request brokers, custodians, nominees and other record holders of

IBUI common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of IBUI common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, IBUI will reimburse such holders for their reasonable expenses.

PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the IBUI board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the corporate offices of IBUI to the attention of the corporate secretary. The board of directors of IBUI does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

REVOCABILITY OF PROXY

     Any person signing a proxy given pursuant to this solicitation has the power to revoke it before the annual meeting or at the annual meeting before the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to IBUI stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the annual meeting, or by attendance at the annual meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of IBUI has unanimously determined that the terms of the acquisition agreement and the merger are fair, advisable and in the best interests of IBUI and the IBUI stockholders. Accordingly, the IBUI board of directors recommends that IBUI stockholders vote FOR the proposal to approve the merger and the merger agreement, FOR the proposal to elect, Louis Cherry, Albert Reda, and Wade Whitley directors and FOR the proposal to ratify the selection of Goldstein Golub Kessler LLP ("GGK") as IBUI's independent auditors for 2001.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED

                                 IBUI PROPOSAL 1

                  RATIFICATION AND APPROVAL OF MERGER AGREEMENT

     The merger will be consummated on the terms and subject to the conditions set forth in the merger agreement. IBUI Acquisition Corp. a wholly owned subsidiary of Return Assured will be the surviving corporation of a reverse merger by and between and IBUI Acquisition Corporation and IBUI. Under the terms of the Merger Agreement, Return Assured will issue 0.077 shares of common stock in exchange for each share of outstanding common stock of IBUI.

     You are encouraged to read the sections of this joint proxy
statement/prospectus entitled "Merger" on page    and "Merger Agreement" on page
     .

     THE BOARD OF DIRECTORS OF IBUI BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF IBUI AND ITS STOCKHOLDERS AND RECOMMENDS THAT IBUI STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY, APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.

     In considering the recommendation of the IBUI board of directors with respect to the merger, you should be aware that certain directors and officers of IBUI have certain interests in the merger that are different from, or are in addition to, the interests of IBUI's stockholders generally. Please see the section of this joint proxy statement/prospectus entitled "Interests of IBUI Directors, Officers, Employees and Significant Stockholders in the Merger" on
page     .

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


                                 IBUI PROPOSAL 2

                    NOMINATION AND ELECTION OF IBUI DIRECTORS

     The board of directors of IBUI presently consists of three members who serve 1 year. Directors will stand for election at the annual meeting and if elected, will serve on IBUI's board of directors in the event the merger is not consummated. The board of directors proposes that each of the nominees named below, all whom are currently serving as directors, be re-elected as a directors for a 1 year term expiring at the annual meeting of stockholders in 2002 and until such director's successor is duly elected and qualified or until such director's earlier resignation or removal. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER "NOMINEES TO THE BOARD." Shares represented by the accompanying proxy will be voted for the election of each of the three nominees named below unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. IBUI is not aware of any nominee who will be unable to or for good cause will not serve as a director.

NOMINEES TO THE BOARD

                                                                  DIRECTOR
      NAME OF DIRECTOR   AGE      PRINCIPAL OCCUPATION              SINCE
      ----------------   ---      --------------------            --------
      Louis Cherry       72       Chairman, IBUI                  1998
      Albert Reda        54       President & CEO, IBUI           1998
      Wade Whitley       36       EVP. ECommerce Division, IBUI   2000



BIOGRAPHIES OF NOMINEES

     Louis Cherry
     Chairman, International Business' Internet
     Mr. Cherry, age 72, was appointed Chairman of the Board, and Treasurer of the Company in November 1998. From 1995 to 1998, he was self-employed as a consultant and food broker. For the period of 1993 to 1994, Mr. Cherry served as Chairman of the Board for two automobile dealerships, University Oldsmobile & Pontiac of Costa Mesa, California, and San Clemente Chrysler, Jeep & Eagle of San Clemente, California. Previously, Mr. Cherry was Chairman of the Board of a national bank and president of an investment firm. Mr. Cherry has attended the University of California at Los Angeles.


     Albert Reda
     President & CEO, International Business' Internet
     Mr. Reda, age 54, was appointed a Director, Chief Executive Officer, and Secretary of the Company in November 1998. From 1996 to 1998, he was employed with CRT Corporation as Vice President in charge of production for manufacturing frozen food products. For the period of 1994 to 1995, Mr. Reda was self-employed in the financial lending area, buying and selling loans between individuals and institutions. Mr. Reda received his Bachelor of Science degree from California State University, Long Beach, with a major in engineering

     Wade H. Whitely
     Executive Vice-President eCommerce Division, International Business' Internet Mr. Whitely, age 36, has been self-employed for the past five years as a marketing and design consultant for several mortgage companies, including Marina Mortgage Corp., Ocwen Mortgage Inc., Community Mortgage Corp. and Western Thrift & Loan. For approximately 2 and one-half years prior to that, he was employed as an acting manager of Northwest Mortgage Corp. Mr. Whitely has also recently designed and implemented e-commerce for Sunglass Central, Optical Brigade, Net2 Loan, and Site-Creator. Mr.
     Whitely earned his Bachelor of Science degree in finance from Memphis State University.


BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     During 2000, the board of directors met 12 times, including telephone conference meetings and acted by written consent 7 times. No director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he was a director).

DIRECTOR COMPENSATION

     IBUI's directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses for attending board of directors and board committee meetings.

                                 IBUI Proposal 3

            Ratification Of Selection Of IBUI's Independent Auditors

     IBUI has selected Goldstein Golub Kessler LLP ("GGK") as its independent auditors to perform the audit of IBUI's financial statements for the year ending June 30, 2002, and the stockholders are being asked to ratify such selection.

     Henry Schiffer, CPA has been IBUI's independent auditor since March, 1997. Representatives of Henry Schiffer will be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GOLDSTEIN GOLUB KESSLER LLP ("GGK")



                                 FEE DISCLOSURE

AUDIT FEES

     The aggregate fees billed by Henry Schiffer, CPA for professional services rendered for the audit of IBUI's annual financial statements for the year ended June 30, 2001 and for the reviews of the financial statements included in IBUI's Quarterly Reports on Form 10-QSB for that year were $30,000, of which an aggregate amount of $30,000 has been billed through June 30, 2001.

ALL OTHER FEES

     The aggregate fees billed by Henry Schiffer, CPA for services rendered to IBUI, other than for services described above, for the year ended June 30, 2001 were approximately $10,750. These other services consisted of tax related services, such as review of the Securities and Exchange Commission filings, tax compliance and consultations on accounting and tax matters.

     RETURN ASSURED BUSINESS

SUMMARY OF BUSINESS

HISTORY OF THE BUSINESS

     Within the last year, we completed the merger of Return Assured and Hertz Technology Group. On October 13, 2000, Asure Acquisition Corp., a wholly-owned subsidiary of Hertz Technology Group, Inc., a Delaware Corporation, was merged into Return Assured Incorporated, a Nevada Corporation. At the same time Hertz Technology Group changed its name to Return Assured Incorporated.

OVERVIEW OF OPERATIONS

Industry Overview

As the world familiarizes itself with the convenience of online shopping, the wonders of the Internet have virtually placed almost anything one would want to buy at our fingertips. The Internet has become a resource for information and research as well as a retail mecca offering myriads of products and services that were previously inaccessible.

A strong web presence is mandatory for any retailer that wants to compete in the 21st century. In order to become a market leader retailers must measure and act upon their customers' needs, provide seamless service between channels and develop new ways for customers to shop.

However, with the rapid growth of the Internet a few negatives are threatening the retail landscape. There are mounting consumer concerns about credit card fraud, lack of trust in the vendor or product, security risks with personal information disclosure and a lack of systems to provide the consumer with a safety net or comfort zone when dealing with unknown merchants. Small and medium sized retailers may be at a disadvantage because without recognized brands or reputations consumers are wary of shopping on these sites. In fact, 80% of online shoppers agree that their purchasing decisions are strongly influenced by the ability to buy from known, trusted retailers and to buy known, trusted product brand names. In addition, it is estimated that 75% of shopping carts are abandoned before the transaction process is complete. Even in the case where the carts are not voluntarily abandoned, 28% of online purchases fail. Of those purchases that failed, 28% of the customers stopped shopping online. Furthermore, a survey shows that the inability to return goods and general lackof trust in the vendor were two of the top ten reasons why Internet users did not buy online. For those consumers that did buy apparel online in 1999, low prices, free delivery, large merchandise selection and ease of return topped the list of most important features when selecting an online merchant. However, not all return policies were rated equally. One survey showed that the most important factor for an optimal online return policy would be a 100% money back guarantee.

Our Business

     We have brought to market the world's first proprietary business-to-business and business-to-consumer value added "Return Seal of Approval" which provides a service that guarantees customers who order products through customer-not-present channels of merchant members that the merchants' stated return policy will be honored.

     Our Return Seal of Approval is designed to meet the needs of small and medium sized businesses by removing the risk and uncertainty that are responsible for incomplete online transactions. We offer a risk-free shopping experience because we guarantee to fulfill the terms of a participating merchant's return policy in cases where the merchant will not.

     According to a recent study, 75% of shopping carts are abandoned before the transaction process is complete for two reasons:

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     o    Online shoppers are concerned about the security risk connected with sending their credit card number over the Internet; and

     o Online shoppers are unsure, as in the mail order catalogue business, that electronic retailers will accept return of a product if it is unacceptable to the consumer.

     We deal with the second of these issues by providing our "Return Assured Seal of Approval" to those e-commerce sites that meet our criteria. If a customer orders from a merchant displaying our Return Seal of Approval, we provide assurance that the merchant displaying the Seal will honor its stated return policies.

     When a merchant applies for the Return Seal of Approval, we perform a credit check through Dun & Bradstreet or other sources such as the Better Business Bureau, to verify the financial and credit standing of the merchant. Depending on the results of our initial credit investigation, the merchant moves into our proprietary vetting process. A merchant that is ultimately approved is authorized to display the Return Assured Return Seal of Approval on its electronic media (e.g., website or television commercial). Generally the Return Seal of Approval itself remains on our computers. The merchant displays our Return Seal of Approval by linking to the file from its website.

     As a condition for approval, all merchants must provide us with a copy of their current merchandise return policies and to ship their products on carriers which we have approved. These carriers must provide for online tracking of shipments made on them. We are notified each time a customer places an order through the site on which our Return Seal of Approval is displayed and receive shipping information from the merchant which allows us to track the merchandise through the delivery process. We have software that allows the tracking to be done automatically. A customer who has not received merchandise ordered can contact us and quickly determine the status of the shipment. Any delivery problems are followed up with the carrier. If the shipment has not yet been made, we contact the merchant to determine why and to resolve any outstanding issues.

     If the customer wants to return merchandise ordered, we initially direct the customer to contact the merchant directly for a return merchandise authorization number and to return the merchandise directly to the merchant. If the customer has already contacted the merchant without success, our service representative reviews the merchant's return policies to see whether the return would be consistent with those policies.

     If the return is not consistent with the merchant's policy, we inform the customer that the return is not covered. If the return is covered, we contact the merchant to determine whether there was a valid reason for refusal to accept the return. We inform the merchant that if the reason is not satisfactory, the merchant risks losing the Return Assured Return Seal of Approval for its site. If we are unable to persuade the merchant to honor a valid claim, we direct the customer to return the merchandise to us with a claim form. On verifying that the return is in order, we mail our own refund check to the customer. We then dispose of the merchandise either by trying to sell it for its salvage value or by donating it to a charity. We may then seek to recover from the merchant the amount we have reimbursed the customer.

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
     Since the Seal displayed on a merchant's site is controlled by our computers rather than by the merchant, we are able to immediately remove our Seal from the site of any merchant which we determine is not making prompt delivery of goods that are ordered or is not complying with its stated return policy.

     We charge the merchant for our services based on the number of orders placed through the merchant's site. The amount of the charge will depend upon a variety of factors including

     o    the value of the item,
     o    the merchant's retail sector,
     o    the typical return rate for that item,
     o    the number of years the merchant has been in business, and
     o    whether the merchant has a physical location.

Generally we charge from $.25 to $1.00 per transaction.

     We believe that a high level of customer support for our retail customers as well as consumers is necessary to achieve acceptance of our Internet-based services. We provide a wide range of customer support services through a staff of customer service personnel - call center, e-mail help desk and a web-based self-help system. Since we first introduced our Internet-based service, we have developed some knowledge base of customer support information based on our customer interactions and we believe that this offers us a competitive advantage. Our call center is staffed 24 hours a day. We also offer web-based support services that are available 24 hours per day, 7 days per week and that are frequently updated to improve existing information and to support new services. We utilize a staff of trained customer support agents who typically respond to customer inquiries within 24 hours.

     We created this service because we saw that, with the rapid growth of the Internet retail landscape, there were mounting consumer concerns and a lack of systems or services to provide the consumer with a safety net or comfort zone when dealing with e-retailers.

     We set a higher standard of confidence and trust between consumers and merchants for an improved online shopping experience. Our "Return Assured Seal of Approval" appears on the websites of certified, participating merchants, which represents a guarantee to the consumer that the merchant's return policy will be honored. This innovation injects a comfort level for consumers that want to buy online safely and provide a level playing field for large and small merchants alike - many of which have no arrangements for merchandise returns or refunds. The result provides consumers with a virtual risk-free environment to shop online safely.

Our Strategies

     We have brought to market our Return Seal of Approval guarantee program. It is available to all merchants operating in non-face-to-face transactions. We initially made it available to a key group of Internet partners including retail organizations, online portals and retailers, and then expanded it to include a wide range of merchants worldwide. To reach critical mass, we have come up with novel ways to offer our product through cross promotion and merchandising. For example, our Return Seal of Approval can be a value-added product for


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

Internet service providers to offer new or existing website merchant accounts. In addition, we have laid the groundwork for opportunities to promote our product through syndicated content sites with proprietary e-merchandising endorsed by celebrities. We also intend to reach critical mass by partnering with large and trafficked sites that will aggregate users into safe shopping portals. We are also pursuing opportunities to sell our seal to merchants listed on specialized "yellow pages" type publications. Our marketing model is an aggressive one that we believe will enable us to reach critical mass without wasting marketing dollars on promotions and television advertising.

     We have highlighted below our business, marketing and growth strategies.

Our Business Strategy

     o Generate revenue from Return Seal of Approval transactions. Through our marketing strategy, we will aggressively seek to attract new merchants to use our Return Seal of Approval. We anticipate generating significant revenues from our Return Seal of Approval service by early 2002.

     o Increase the breadth and depth of our product and service offerings. We are currently working on promoting a pilot program with credit card marketers to make the Return Seal of Approval a value added service for card marketers.

     o Establish automated Return Seal of Approval tracking and monitoring. As we increase the number of merchants utilizing our Return Seal of Approval, we will be faced with the need to automate our tracking and monitoring system. We anticipate engaging IBM to complete this task, which we estimate will be completed by late Fall 2001.

     o Complete our executive and administrative management team. Our success will depend in large part on the quality of our management team. As our operations expand, we anticipate hiring new talent to meet our marketing and technological needs in the future.

Our Marketing Strategy

     o    Attract new merchants through arrangements with web portals.

     o Promote our Return Seal of Approval service to merchants through direct merchant campaigns. We utilize a variety of marketing programs to increase brand awareness. We utilize a variety of direct marketing programs and public relations campaigns focused on retailers, direct response marketers, shopping hubs, owners of web servers and Internet service providers. We address these customers through outbound mail, telemarketing and printed mail campaigns to stimulate product trial, purchase and usage. We also use banner ads and text links that connect to our website and participate in industry-specific events, trade shows, executive seminars, industry association activities and various national and international standards bodies.

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

     o Attract new merchants through joint marketing programs with various marketing partners.

Our Growth Strategy

     o Increase brand awareness of our "Return Assured Seal of Approval". We intend to increase brand awareness by expanding the assortment of available products, providing exclusive product offerings tailored to specific customer profiles and possibly private label deals.

     o Expand through diversifying product lines. We plan to diversify our current Return Assured product offering through the addition of complementary product lines which we believe will be of interest to our target markets. These product lines will be added over time and will be subject to the results of our test marketing programs, some of which will be performed through the Internet, to determine customer acceptance. We may offer multiple payment options to online merchants. We believe that the addition of new product lines to our Return Seal of Approval program will lead to additional sales to our regular customers and create a greater level of interest from prospective customers. We expect that this will further enhance our brand name by broadening the range of products with which they are associated.

     o Expand through purchasing complementary businesses. Like the proposed merger herein, we intend to pursue strategic acquisitions of additional businesses which complement our current businesses. Our primary focus will be to expand our current customer offerings, introduce new product offerings and generate greater operational efficiencies. We also may seek to acquire businesses that are compatible products offered to our extensive customer base, although such businesses or products have not yet been identified.

Our Strategic Relationships

     IBM

     We have teamed up with IBM to develop a reliable, scalable and secure web environment using a three-tiered approach consisting of IBM hardware, software and e-business services working in unison to enable our customers to transact with us on our site. Our merchants have the ability to sign up for our "Return Assured Seal of Approval" mark over the web. Consumers also have the ability to submit a return claim over the web.

     To make our e-business safe and easy, IBM's e-Mark presence is a tangible sign signifying that our site is conducting e-business and is using IBM products and services to make the site more reliable, scalable, and secure.

Research and Development

     We believe that some of our future success will depend in part on our ability to continue to maintain and enhance our current technologies and Internet-based trust services. Although we will continue to work closely with developers and major customers in our development efforts, we expect that most of our future enhancements to existing services and new Internet-based services will be developed internally.

OUR COMPETITION

Our Return Assured business

     We operate in a business that is subject to competitive pressures. We have a few competitors, ranging from better business consumer dispute resolution services to a number of relatively small, reverse logistics providers. In addition, a few major e-commerce sites have their own systems for returns but they are very limited in scope or flexibility for the consumer. There are also a small number of escrow service companies offering limited merchandise satisfaction programs, but their charges are widely varied, ranging from 1% to 6% of the goods involved, and where the transaction value is high, the costs of such escrow programs are quite expensive.

     We believe that the combination of product, price, branding, alliances, performance, quality, and reliability, are important competitive factors that set us apart. Intense competitive pressures could, however, affect demand for our Return Seal of Approval products and services, resulting in reduced profit margins and/or loss of market opportunity.

     There are a number of other companies addressing different segments of the reverse logistics and trust business. These companies include:

     o Return.com offers a reverse logistics program, which is limited to the physical process of returning goods to retailers. They do not, however, provide any guarantees that the merchant's return and refund policies will be honored nor do they provide refunds to consumers.

     o ePubliceye.com is a monitoring system that provides consumers with limited information on e-businesses, reliability, privacy, and customer satisfaction. ePubliceye.com is an information site relying on subjective customer feedback which provides no return program.

     o WebAssured.com evaluates the reliability of online sellers by alerting shoppers of sites with poor reputations and acts as an arbitrator. Customers must, however, use their browser plug in and rely only on customer feedback to determine the reliability of a merchant. WebAssured.com offers a maximum refund of $200.00

     o ReturnExchange.com only handles the physical process of returning goods to merchants and exchanges and provides no refunds to consumers.

     o ClickSure.com, a UK-based online retailer verification program, certifies merchants for standards of privacy, security, reliability and content. Their verification process is lengthy and rigorous, and at $1,500 is considered costly for the merchant. ClickSure.com does not offer refunds or guarantees to consumers.

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

     o Yahoo recently announced a customer protection guarantee for their online shopping portal and auction site. This protection offered is limited, however, and the claims process is time consuming. The online auction guarantee protects the customer for up to $250.00 with a $25.00 deductible. Yahoo's online shopping portal protection guarantee covers the customer for up to $750.00. In addition, refunds are not automatically issued. First, the claim goes through customer support and arbitration and, if the matter is not resolved, is sent to their claims department. The claims department takes 45 days from when they receive the claim to when the claim is completed. It may take up to a few months to get judgment on a claim that only covers a limited amount of the total money spent by the consumer.

INTELLECTUAL PROPERTY

     We rely primarily on a combination of copyrights, trademarks, and restrictions on disclosure and other methods to protect our intellectual property and trade secrets. We are in the process of applying for a trademark on Return Assured and our arrow logo.

GOVERNMENT REGULATION

     Currently few laws or regulations have been adopted that apply directly to Internet business activities. The adoption of additional local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce.

     Other countries to which Return Assured expands its operations may have laws or be subject to treaties that regulate the marketing, distribution, and sale of vehicles. As Return Assured considers specific foreign operations, it will need to determine whether the laws of the countries in which it seeks to operate require it to modify its program or otherwise change the Return Assured system or prohibit the use of the system in such country entirely. In addition, the laws of a foreign country may impose licensing, bonding or similar requirements on Return Assured as a condition to doing business there.

     To date, Return Assured has not expended significant resources on lobbying or related government affairs issues but may be required to do so in the future.

     In the event that any other state's regulatory requirements impose state specific requirements on Return Assured or include Return Assured within an industry-specific regulatory scheme, Return Assured may be required to modify its marketing programs in such states in a manner which may undermine the program's attractiveness to consumers or dealers. In the alternative, if Return Assured determines that the licensing and related requirements are overly burdensome, Return Assured may elect to terminate operations in such state. In each case, Return Assured's business, results of operations and financial condition could be materially and adversely affected.

EMPLOYEES

     As of August 31, 2001, Return Assured had a total of 42 employees. Return Assured also utilizes independent contractors as required. None of Return Assured's employees are represented by a labor union. Return Assured has not experienced any work stoppages and considers its employee relations to be good.

PROPERTY

We currently rent approximately 2,000 square feet of office space at 885 West Georgia Street Vancouver, B.C. Canada. This lease runs through May 2003 at an annual rate of $57,707 CDN.

We currently sublease office space at 1901 Avenue of the Stars, Los Angeles, California, from Blagman Media whose president and a principal stockholder is one of our directors, Robert Blagman. This lease is on a month to month basis. We pay Blagman Media nominal compensation for the lease of the space. We are currently looking to establish a permanent executive and sales office in Los Angeles.

LEGAL PROCEEDINGS

     Return Assured has been named in the following lawsuits:

     The Company has been named in several lawsuits which were launched against us during the quarter ended May 31, 2001:

     1. We were named in a lawsuit against Internet Business International, Inc. by Michael Rose, et al, in Orange County Superior Court. This lawsuit alleges that the Company breached a contract to pay finder's fees on the merger transaction. It is the Company's position that no liability exists, and the Company intends to vigorously defend the lawsuit. If the company were to be unsuccessful in defending this law suit the company could incur a loss of approximately $750,000 US

     2. Michael Mulberry, a former Vice President of the Company, has filed a lawsuit against the Company claiming wrongful dismissal when his employment was terminated in February 2001. The outcome of this lawsuit is not determinable at this time. The Company intends to vigorously defend this lawsuit. If the company were to be unsuccessful in defending this law suit the company could incur a loss of approximately $81,000 US

     3. A creditor has filed a small claims action against the Company's Nevada subsidiary in British Columbia Canada. The Company has filed a defense in this action. If the company were to be unsuccessful in defending this law suit the company could incur a loss of approximately $2,100 US

     Since estimated losses under the legal proceedings were not probable, no accrual is required in accordance with SFAS 5.

               RETURN ASSURED SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with Return Assured's consolidated financial statements and related notes and "Return Assured Management's Discussion and Analysis of
       Financial Condition and Results of Operations" appearing elsewhere in this joint proxy statement/prospectus.RETURN ASSURED


                                     FROM INCEPTION                                    NINE MONTHS ENDED
                                    (JUNE 10, 1999)       YEAR ENDED            ------------------------------
                                    THROUGH 8/31/99       08/31/2000            05/31/2000          05/31/2001
                                    ---------------       ----------            ------------------------------
INCOME STATEMENT DATA:
Net sales                                                                                            $3,605,548
Cost of sales                                                                                         2,026,367
                                                                                                      ---------
Margin                                                                                                1,579,181

General and administrative

  expenses                              $61,713           $2,261,306              $560,245            7,831,477
                                         ------            ---------               -------            ---------
Loss from operations                    (61,713)          (2,261,306)             (560,245)          (6,252,296)

Other income                                                                                            427,744
                                         ------            ---------               -------            ---------
Net Loss                                (61,713)          (2,261,306)             (560,245)          (5,824,552)
Value of warrants issued in
  connection with preferred stock                                                                      (669,350)
Dividends on preferred stock                                                                            (55,431)
                                                                                                      ---------
Net Loss attributable to Common        $(61,713)         $(2,261,306)            $(560,245)         $(6,549,333)
                                         ======            =========               =======            =========
  Shareholders
Net Loss Per Share                          n/a               $(1.96)                  n/a               $(0.87)
                                         ======            =========               =======            =========
Weighted Average Number of Shares
  Outstanding                                90            1,155,950                    90            7,559,610
                                         ======            =========               =======            =========

BALANCE SHEET DATA:
Working capital (deficiency)           $(27,335)             $94,299             $(140,191)          $3,607,596
Total assets                              4,647            1,666,862               131,380            7,975,795
Long-term debt excluding current
  installments                                0              200,000                     0              509,939
Total stockholders' equity
  (deficiency)                          (26,319)           1,120,696               (56,262)           1,705,000


                   RETURN ASSURED MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of Return Assured's results of operations and financial condition in conjunction with Return Assured's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" in this joint proxy statement/ prospectus.

RESULTS OF OPERATIONS

     The timing of the commencement of our Return Assured operations has coincided with a significant downturn in the entire Internet sector and although initial signups with a number of merchants were encouraging, follow through revenue has been very disappointing. In addition, the initial rush of inquiries and signups, announced in early January, have not resulted in significant revenues.

     As a result, the Company has reduced operations in the financial services area, and is looking towards a redefinition of the Return Assured Seal of Approval and its areas of operations.

     Upon the completion of the merger with Hertz Technology Group Inc. on October 16, 2000, we also completed a financing in the amount of $5,000,000 through the issuance of 5,000 convertible preferred shares.

     Our Return Assured operations have not generated any significant revenues since inception in June 1999 through May 31, 2001. Our Return Assured operations have consisted of:

     o determining the feasibility and potential market acceptance of our web seal service;

     o developing the infrastructure to deliver and monitor our web seal service;

     o    structuring our cyber insurance policy with Lloyd's of London;

     o pursuing our marketing strategy by forming strategic relationships with web portals;

     o    raising capital to finance our business plan; and

     o    assembling our management team

     As noted above, we have scaled back the Return Assured operations and are in the process of redefining our markets and products in response in order to generate higher revenues. This redefinition continues and currently we continue to test market the Seal of Approval with our merger partner, IBUI.

     The Company will also be meeting with our insurance underwriter to discuss our ongoing relationship and to ensure that our product development efforts can be reconciled with the need of our insurer.

     The Company also intends to continue discussions in order to develop new products in several areas of customer satisfaction and buyer confidence focusing on customer needs and the direct marketing industry.

     The Company has received a data base of names pursuant to the FreeLotto Agreement and is reviewing options for the use of that database.

     Most of our expenses through May 31, 2001 have been for wages and salaries, professional and consulting fees and financing fees.

Liquidity And Capital Resources

     In October 2000, we raised $5,000,000 from the sale of our Series A convertible preferred stock. After giving effect to the merger, the sale of our Series A preferred stock and the redemption of Eli Hertz' common stock, we had, as of May 31, 2001, approximately:

     o $3,584,133 in cash; and

     o $3,607,596 in working capital.

     A significant portion of our working capital was to have been used to launch our web seal operations. The cash flow from operations has not been sufficient to meet our operating expenses. However, the Company has cut staff and operating expenses and scaled back operations in order to preserve cash. The cash position will be used in our ongoing effort to redefine the Company's business model and to launch new products when feasible.

     We believe that our current cash will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we issue debt securities, our fixed obligations will increase and we may become subject to covenants that would restrict our operations. Such financing may not be available in amounts or on terms acceptable to us, if at all.

2000 COMPARED TO 1999

     Prior to October 13, 2000, our operations consisted of our Hergo modular systems manufacturing, Hertz computer manufacturing, RemoteIT Internet service and Edutec training facilities. On October 13, 2000, we completed the merger with Return Assured. Through our Return Assured operations, we have brought to market our web seal of approval guarantee program.

     We intend to focus the majority of our capital and management time and attention to developing our Return Assured business.

     Our Return Assured business has a limited operating history for prospective investors to use as a basis for evaluating our business. Prospective investors must consider the risks and difficulties frequently encountered by early stage companies.

Results of Operations - Hertz Technology Group and Subsidiaries

                  Hertz Technology Group, Inc. and Subsidiaries

         For the year ended                               For the year ended
          August, 31 2000                                   August 31, 1999
         ------------------                               ------------------
                             As a percent of                  As a percent of
                           Amount net revenues              Amount net revenues
                           -------------------              -------------------
Net Revenues               $6,319,304     100%             $6,881,838       100%
Cost of Sales              $3,848,414      61%             $3,542,941        51%
Gross Profit               $2,470,890      39%             $3,338,897        49%
Selling, General and       $4,148,536      66%             $4,001,717        58%
 Administrative Expenses
Operating Income (Loss)   $(2,282,446)    (36%)             $(662,820)      (10%)
Net Income (Loss)         $(2,338,069)    (37%)             $(694,871)      (10%)

     Results of Operations

     Revenues

     Our sales for the year ended August 31, 2000, were $6.32 million, compared to $6.88 million for the year ended August 31, 1999, an 8% decrease.

     Sales from our RemoteIT, Hertz Computer and Edutec operations were $1,236,000 for the year ended August 31, 2000, compared to $1,576,000 for the year ended August 31, 1999, a decrease of $340,000 or 22%. RemoteIT provides networking and communications products and services, Internet connectivity, and other value-added services. The personal computer hardware market has become increasingly competitive and over-saturated. Although we shifted our emphasis from hardware manufacturing to networking and communication services during the year ended August 31, 2000, the continued drop in hardware sales was not offset by a significant increase in sales of networking and communications products. The slow generation of sales in the communications area is primarily due to the highly competitive nature of DSL communication services and the high cost of capturing the market. The marketing needed to generate DSL sales is in radio and other media advertising. The cost to launch such programs is high, with no real assurance of continued customer support, since new industry programs are continuously appearing with highly competitive rates.

     For the year ended August 31, 2000, Hergo sales were $5,083,000 compared to sales of $5,305,000 for the year ended August 31, 1999, a decrease of $222,000, or 4%. Although Hergo sales for the first nine months had been at similar levels as the same period last year, Hergo experienced a substantially slower fourth quarter. In large part, the decrease arises from the merging of Hergo's Woodside shipping division into the Long Island City manufacturing division. As a result of this move, which occurred at the end of August 2000, resources were directed to a large scale effort to expedite the move.

     Gross Profit

     Our gross profit was $2,471,000, 39% of net sales, for the year ended August 31, 2000 as compared with $3,339,000, 49% of net sales, for the year ended August 31, 1999, a decrease of $868,000, or 26% decrease in gross profit.

     Gross profit generated from Hergo for the year ended August 31, 2000 was $2,325,000, 46% of net sales, compared to $2,991,000, 56% of net sales, for the year ended August 31, 1999.

     Several factors contributed to the lower gross profit margin for the current year. Among them, major contributors were higher labor and utilities costs, as well as increased costs of depreciation and amortization. During the year substantial maintenance contracts were established to cover the highly computerized technical equipment purchased in the past year. The costs of the contracts and the depreciation on the same machines were substantial. The additional machinery, however, is expected to increase efficiency and in the long run should help in reducing labor costs associated with the production.

     During the year ended August 31, 2000, we reduced the carrying value of some of our inventory due to obsolescence and design changes. The amount of the write down of the inventory was in excess of $100,000.

     Gross profit generated from our RemoteIT, Hertz Computer and Edutec operations for the year ended August 31, 2000 was $146,000, 12% of sales, compared to $348,000, 22% of sales, for the same period last year.

     In the current year, these operations included a full year of costs and sales for RemoteIT. We purchased RemoteIT in February 1999. Many of the costs of RemoteIT are fixed and those costs, combined with the low volume of sales of products and services, resulted in the lower gross profit margin. This effect was further aggravated by expenses incurred in connection with the DSL product and co-location program.

     Selling, General and Administrative

     Selling, general and administrative expenses increased for the year ended August 31, 2000 from the comparable year ended August 31, 1999 by $147,000, or 4%.

     We have decided to terminate our lease at 75 Varick Street. We believe that with the decreased need for space, due to the reduction in PC manufacturing and the consolidation of the Hergo warehouse and offices into the Long Island City building, we could occupy less space and save over $200,000 each year in rent. Additionally, we were able to negotiate the surrender of the lease so that some relocation expenses were covered. In the fourth quarter of the year ended August 31, 2000, we changed its estimate of the useful life of some of its leasehold improvements and incurred additional amortization of leasehold improvements of approximately $82,000. During the year ended August 31, 2000, we installed new computer software in order to comply with Y2K considerations and to supply additional functionality. The cost for the software, training and modifications totaled approximately $78,000 and is included in selling, general and administrative expenses. During the past year, we also utilized a marketing test program to promote DSL services. The marketing test program included radio, print and Internet advertising and telemarketing expenses and cost approximately $72,000.

     Impairment Loss on Assets

     With the termination of the lease at Varick Street, the Edutec division will be discontinued. Goodwill outstanding for Edutec is therefore impaired and was written off at the end of the year ended August 31, 2000. The equipment for the classrooms is also being written down to its realizable value. The total written down for Edutec was $105,000. In addition, Hertz Computer has experienced a significant reduction in production of personal computers. All of its associated equipment and intangible costs totaling $177,000 is being written down at this time.

     Due to the merging of the Hergo warehouse facility into the Hergo production facility, excess and obsolete production machinery was disposed, totaling $51,000.

     Web development costs totaling $ 272,000 that were formally capitalized are now being written off due to impaired value. We changed our focus of web technology products due to the merger and the business nature of our Return Assured operations. The website and other web enabled functions will be substantially modified and we will not be using the website that we had developed in the same manner.

     Other Income (Expense)

     Other income for the year ended August 31, 2000 was $44,000 compared to other expense of $7,000 for the year ended August 31, 1999.

     Net interest income for the year ended August 31, 2000 decreased by $48,000 as compared to the comparable year ended August 31, 1999. The decrease in interest income for the current year is primarily due to the reduction of marketable securities balances.

     Provision for Income Taxes

     We recorded a provision for taxes of $136,000 for the year ended August 31, 2000 as compared to $110,000 provision for the year ended August 31, 1999. The provision for both years arises from an increase in the valuation allowance against the deferred tax asset. The valuation allowance increased in each year due to our estimate of the likelihood that some portion or all of the deferred tax asset will not be realized.

     Net Income and Earnings Per Share

     Net loss for the year ended August 31, 2000 resulted in a loss of approximately $2,338,000 or $1.07 per share compared to a loss of $695,000 or $.33 per share for the year ended August 31, 1999.

     Plan of Operations - Return Assured

     We have recently commenced our Return Assured operations and have not generated any revenues since inception in June 1999 through August 31, 2000. Our Return Assured operations have consisted of:

     o determining the feasibility and potential market acceptance of our web seal service;

     o developing the infrastructure to deliver and monitor our web seal service;

     o    structuring our cyber insurance policy with Lloyd's of London;

     o pursuing our marketing strategy by forming strategic relationships with web portals;

     o    raising capital to finance our business plan; and

     o    assembling our management team.

Most of our expenses through August 31, 2000 have been:

     o    wages and salaries;

     o    consulting fees; and

     o    financing fees.

     Of the approximately $2.3 million in aggregate net losses, these wages and fees are approximately $1.7 million. Of this $1.7 million, approximately $1.1 million is attributed to wages and fees paid in our common stock.

     Liquidity And Capital Resources

     For the twelve months ended August 31, 2000, we had cash provided by operations of $608,000. Large non-cash items of depreciation, amortization, loss on disposal of assets and amortization of goodwill amounted to over $1,263,000. Because of this, despite the fact that our was $2,338,000, we still experienced cash flows arising from operating activities. During the year ended August 31, 2000, we sold marketable securities in the amount of $935,000 to fund the shortfall in working capital.

     Cash used in investment activities for the twelve months ended August 31, 2000 was $409,000. The primary use was the purchase of manufacturing equipment for the Hergo product line. Additionally, we capitalized expenses incurred in creation of a website of $100,000. This amount was written off at August 31, 2000.

     Cash used in financing activities for the year ended August 31, 2000 totaled $84,000. During the year, we sold 100,000 shares of common stock for a total of $175,000 and received $20,119 from the exercise of stock options. This offset the payment of $279,000 in notes and capital leases payable, which includes the last of three payments made for the purchase of Lan Metal Products, a division of our Hergo subsidiary.

     To date, we have primarily financed our operations through the sale of our equity securities:

     o In May 2000, raised $175,000 from the sale of 100,000 shares of common stock.

     o In June 2000, Return Assured prior to the merger raised $800,000 from the sale of 560,000 shares of common stock and $200,000 from the sale of convertible notes.

     o In October 2000, we raised $5,000,000 from the sale of our Series A convertible preferred stock.

     After giving effect to the merger, the sale of our Series A preferred stock and the redemption of Eli Hertz' common stock, we had, as of August 31, 2000, on a pro forma basis, approximately:

     o    $4.8 million in cash and cash equivalents; and

     o    $5.9 million in working capital.

1999 COMPARED TO 1998

General

     The Company offers full service for Novell(R) and Microsoft(R) networking solutions, Internet and Web related services including high-speed communications services such as T1 and DSL from companies such as NorthPoint(R) and Verizon(R) under the "RemoteIT.com" name, through its RemoteIT.com subsidiary. The Company custom designs and assembles personal workstations and servers under the "Hertz Computer(R)" name through its Hertz Computer subsidiary. Through its Edutec(R) subsidiary, the Company offers customizable state-of-the-art training rooms at its New York City headquarters. The rooms are equipped with the latest PC workstations and A/V presentation technology. RemoteIT.com, Hertz Computer and Edutec comprise the "Technology Group."

     The Company also designs, manufactures and sells ergonomically engineered modular technical computer furniture, open racking systems, data and communications cabinets and enclosures, personal workstations, training desks, assembly workbenches, KVM switches and other technical workspace solutions under the "Hergo(R)" name through its Hergo subsidiary. Hergo, through its LAN Metal division provides custom specialty metal manufacturing and fabrication products to the trade. Together, Hergo and LAN comprise the "Hergo Group."

Year Ended August 31, 1999 compared to Year ended August 31, 1998

     Revenues

     Company sales for the year ended August 31, 1999, were $6.88 million, compared to $9.40 million for the year ended August 31, 1998, a 27% decrease. A substantial portion of the reduction in sales was attributed to the decline in computer sales. For the year ended August 31, 1999 the Hergo Group sales were $5,305,000 compared to sales of $4,933,000 for the year ended August 31, 1998, an increase of $372,000 (7.5%). Sales of the Technology Group were $1,576,000 for the year ended August 31, 1999 compared to $4,470,000 for the year ended August 31, 1998 a decrease of $2,894,000 or 65%. RemoteIT.com was acquired on March 1, 1999 and contributed $558,000 in sales.

     The Company believes that the newly formed subsidiary RemoteIT.com, together with the Hergo Group, currently offers the best opportunities for future growth. RemoteIT.com is providing networking and communications products and services, Internet connectivity, Web development, and other value-added services. The recent partnering with NorthPoint Communications and Verizon are steps that have been taken to provide the latest available technologies in communications and networking services. The PC hardware market has become increasingly competitive and over-saturated and the Company is directing its efforts in computer hardware manufacturing primarily to support the integration and networking business generated by RemoteIT.com. The Company is also directing its resources to expanding Hergo's national presence through better distribution channels within the reseller and dealer marketplace and expanding the product line to include products currently in high demand such as data and communications cabinets and enclosures. To this end the Company has invested considerable resources in its acquisition of precision CNC laser and other advanced fabricating machinery.

     Gross Profit

     Overall Gross profit in dollars and as a percentage of sales increased substantially during the year ended August 31, 1999 as compared to the year ended August 31, 1998 despite the large reduction in sales. Gross profit was $3,339,000 (49% of net sales) for the year ended August 31, 1999 as compared with $2,943,000 (31% of net sales) for the year ended August 31, 1998, an increase of $396,000 (13%).

     Improved profit margins from the Hergo Group for the year ended August 31, 1999 were a result of efficiencies gained with new machinery and the reduction of the costs needed to start the LAN production operation when the division was acquired in the quarter ended February 28, 1998. Gross profit generated from the Hergo Group for the year ended August 31, 1999 was $2,991,000 (56% of net sales) compared to $2,567,000 (52% of net sales) for the year ended August 31, 1998. Gross profit generated from the Technology Group for the year ended August 31, 1999 was $348,000 (22% of sales) compared to $376,000 (8% of sales) for the same period last year.

     Gross Profit increased despite the fact that sales decreased for the current year as compared to sales for the year ended August 31, 1998. The addition of the RemoteIT.com division contributed to the increase in the profit margin. This is consistent with the Company's intent on reducing the hardware portion of its technology business in favor of a greater emphasis on service-related business. Also contributing to the Company's increase in Gross Profit was a full year of Edutec sales and its higher profit margins.

     Selling, General and Administrative

     Selling, general, and administrative expenses decreased for the year ended August 31, 1999 compared to the year ended August 31, 1998 by $125,000 (3%). The improvement, in light of the addition of RemoteIT.com and its associated expenses, makes the decrease that much more positive.

     Administrative expenses were impacted by the reduction of bad debt reserve, legal expenses, consulting fees and the payment in the prior fiscal year of final income taxes (with associated increases in accounting fees) in reference to the closing of the Hertz Israel entity. Also, in the previous year, Company stock was issued to an employee, which resulted in compensation expense, and was not repeated in the current fiscal year's expenses. Selling expenses were trimmed in various areas. The number of trade shows was reduced to include only those that, according to the Company's belief, have the greatest direct impact on sales. Actual exhibit expenses and all associated logistics costs, including certain marketing and administrative costs, were thereby eliminated.

     Increased expenses included sales and administrative salaries related to the RemoteIT.com acquisition as well as advertising (including website design of RemoteIT) and various types of general and administrative expenses. General and administrative expense increases included additional costs associated with investigating possible business ventures as well as improvement of employee benefits plans.

     Other Income (Expense):

     Other expense for the year ended August 31, 1999 was $7,000 compared to Other Income of $32,000 for the year ended August 31, 1998. The income that was recorded in the previous year was primarily due to an insurance claim and the return of options by an outside consultant.

     Net Interest Income for the year ended August 31, 1999 decreased by $81,000 as compared to the comparable year ended August 31, 1998. The decrease in interest income for the year just ended was primarily due to the reduction of marketable securities. These securities were sold for cash flow needs that included purchase of equipment, software development costs, purchase of treasury stock and repayment of notes payable.

     Provision for Income Taxes

     The Company recorded a provision for taxes of $110,000 for the year ended August 31, 1999 as compared to a tax benefit of $176,000 for the year ended August 31, 1998. The Company felt that it should reduce the deferred tax asset by $110,000 in the interest of conservatism. The Company's net operating loss carry forward will reduce the Company's taxes on future profits.

     Net Income and Earnings Per Share

     Operation results improved favorably when comparing operations to last year. Operations before Interest, Taxes, Depreciation, and Amortization (IBITDA), showed a $748,000 increase in profitability when compared to the year ended August 31, 1998. For the year ended August 31, 1999, IBITDA showed a loss of $177,000 or $.08 per share compared to a loss of $925,000 or $.43 a share for the year ended August 31, 1998.

     The net loss for the year ended August 31, 1999 was substantially reduced with a loss of 695,000 or $.33 per share compared to a loss of $810,000 or $.38 per share for the year ended August 31, 1998.

     Liquidity and Capital Resources

     The Company, as of August 31, 1999 had working capital of $2,938,000 of which $1,625,000 was in cash and marketable securities, which are available to fund the Company's operations and expansion plan.

     For the twelve months ended August 31,1999, the Company had cash provided by operations of $816,000, as compared to $1,203,000, for the comparable period last year. The collection of the relatively high August 1998 accounts receivable net of the accounts payable was the principal reason for the cash provided by operations during the fiscal year 1999. Additionally, during the year ended August 31, 1998 the Company sold marketable securities in the amount of $1,811,000. At the time, additional funds had been necessary to purchase fixed assets, acquire LAN Metal Products and support a temporary cash flow shortfall due to the unusually high level of accounts receivable at the end of the year. Sales of marketable securities for the year ended August 31, 1999 were $168,000.

     Cash used in investing activities for the twelve months ended August 31, 1999 was $609,000. The primary uses were purchasing of machinery for the Hergo product line, as well as equipment purchased for use in the new RemoteIT.com subsidiary. Additionally, the Company capitalized expenses incurred in creation of eCommerce software in the amount of $172,000.

     Cash used in financing activities for the year ended August 31, 1999 totaled $315,000 compared to $108,000 for the year ended August 31, 1998. During the current year ended, the Company bought 107,000 shares of Treasury Stock for a total of $178,000. It also paid down the first of three installment payments on a note obtained in connection with the financing of the purchase of LAN Metal Products.

STOCK-BASED COMPENSATION

Return Assured granted stock options to purchase 655,000 shares of common stock at a price of $0.63 per share, during the first second quarter of 2001. These options were issued under the 1996 Stock Option Plan as amended . An S8 describing the plan was effective April 18, 2000. Of this grant of 655,000 shares 460,000 remain outstanding as of the date hereof.

LIQUIDITY AND CAPITAL RESOURCES

In October 2000, we raised $5,000,000 from the sale of our Series A Convertible Preferred Stock. After giving effect to the merger, the sale of our Series A preferred stock and the redemption of Eli Hertz's common stock, we had, as of May 31, 2001, approximately: $ 3,584,133 in cash; and $ 3,607,596 in working capital.

A significant portion of our working capital was to have been used to launch our web seal operations. The cash flow from operations has not been sufficient to meet our operating expenses. However, the Company has cut staff and operating expenses and scaled back operations in order to preserve cash. The cash position will be used in our ongoing effort to redefine the Company's business model and to launch new products when feasible. We believe that our current cash will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we issue debt securities, our fixed obligations will increase and we may become subject to covenants that would restrict our operations. Such financing may not be available in amounts or on terms acceptable to us, if at all.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141 "Business Combinations". SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and purchase business combinations for which the date of acquisition is July 1, 2001 or later. SFAS No. 141 would apply to the merger between Return Assured and IBUI and may affect the allocation of the purchase price. Return Assured is in the process of analyzing SFAS No. 141 but at this time does not believe that it will have a material effect on its financial position or results of operations.

Also in June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 142 is required to be applied for fiscal years beginning after December 15, 2001. Earlier application is permitted for certain entities and Return Assured will consider adopting SFAS No. 142 as of September 1, 2001. SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets. It also requires a test for impairment at least annually. The adoption of SFAS No. 142 may increase Return Assured's financial position and results of operations on an ongoing basis due to the elimination of amortization of goodwill. Conversely, the adoption of SFAS No. 142 may decrease Return Assured's financial position and results of operations upon adoption because of a possible finding of impaired goodwill. Return Assured is in the process of analyzing SFAS No. 142 but is unable to report the effect the adoption will have on its financial position or results of operations.

       RETURN ASSURED MANAGEMENT; PRINCIPAL STOCKHOLDERS; INTERESTED PARTY
                                  TRANSACTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of October 10, 2001, by all persons known by Return Assured to own beneficially more than five percent (5%) of the common stock of Return Assured, each director, each Return Assured Named Executive Officer, and all directors, Return Assured Named Executive Officers and executive officers of Return Assured as a group.

                                                              SHARES BENEFICIALLY OWNED (1)
                                                              -----------------------------
                                                                 NUMBER           PERCENT
                                                              -----------       -----------

5% STOCKHOLDERS:
Plasmanet, Inc.                                                1,300,000            7.7%
420 Lexington Avenue
New York, New York 10170

NAMED EXECUTIVE OFFICERS AND DIRECTORS:

Matthew Sebal                                                    300,000            1.8%

All Named Executive Officers, executive officers and directors as a group (2 persons)


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

EXECUTIVE OFFICERS

     The current executive officers of Return Assured are as follows:

NAME              AGE      POSITION
----              ---      --------
Matthew Sebal     31       President and Chairman


EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid or accrued by Return Assured to or on behalf of Return Assured's Chief Executive Officer and, the three most highly compensated executive officers (all officers that are paid over $100,000 US) of Return Assured for the year ended August 31, 2000 ("Return Assured Named Executive Officers"):

                                                                                             Long Term Compensation
                                                                                       --------------------------------
                                                Annual Compensation                    Awards                   Payouts
                                       -----------------------------------    ------------------------------------------------
                                                                              Restricted    Securities               All Other
                                                             Other Annual        Stock      Underlying     LTIP       Compen-
                                                    Bonus    Compensation       Awards       Options/     Payouts     sation
Name & Principal Position   Year       Salary ($)    ($)         ($)             ($)         SARs (#)       ($)         ($)
-------------------------   ----       ----------  -------   ------------     ----------    ----------    -------    ---------
Matthew Sebal               2000         62,000          0            0       429,000(1)          0          0           0
  President & CEO           1999              0          0            0             0             0          0           0
                            1998              0          0            0             0             0          0           0
Eli Hertz, CEO              2000        255,488          0       28,717             0       400,000(2)       0           0
  of Hergo Ergonomic        1999        226,731          0            0             0       700,000(3)       0           0
  Support Systems, Inc.     1998        225,000          0            0             0       200,000(4)       0           0
Barry Goldsammler           2000        124,390     25,000        1,220             0             0          0           0
  Chief Financial Officer   1999        125,710          0            0             0             0          0           0
                            1998        122,274          0            0        79,725(5)          0          0           0


STOCK OPTION GRANTS IN 2000

     The following table sets forth for each of the Return Assured Named Executive Officers certain information concerning stock options granted to them during 2000. Return Assured has never issued stock appreciation rights. Return Assured grants options at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on the OTCBB on the date of grant. The term of each option granted is generally ten years from the date of grant. Options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

                                         Percentage of Total
                      Number of Shares    of Options Granted     Exercise
                          Underlying       to Employees           Price        Expiration
Name                   Options Granted   During Fiscal Year     Per Share         Date
----                   ---------------   ------------------     ---------      ----------
Matthew Sebal                   0                0%                   -               -
Eli E. Hertz              400,000(1)            74%               $2.69         2/16/05
Barry Goldsammler          70,000               13%               $2.69         2/16/05

(1) Includes 75,000 shares underlying options owned of record by I. Marilyn Hertz, Eli Hertz's wife.

AGGREGATED OPTION EXERCISED IN 2000 AND YEAR-END OPTION VALUES

                        Shares                   Number of Shares Underlying          Value of Unexercised
                     Acquired on      Value           Unexercised Options             In-the-Money Options
Name                   Exercise      Realized         at Fiscal Year-End               at Fiscal Year-End
----                 -----------     --------    ------------------------------  ------------------------------
                                                   Exercisable    Unexercisable   Exercisable     Unexercisable
                                                 --------------  --------------  -------------    -------------
Matthew Sebal             0             0                 0            0                   0           0
Eli E. Hertz              0             0         1,100,000(1)         0          $1,295,000(2)        0
Barry Goldsammler         0             0           156,667            0          $  160,334           0

(1) Includes 208,333 shares underlying options owned of record by I. Marilyn Hertz, Eli Hertz' wife.
(2) Includes $385,416 of value of unexercised in-the-money options at fiscal year end owned of record by Mrs. Hertz.

EMPLOYMENT AGREEMENTS

         Return Assured has an employment agreement with Matthew Sebal , President and Chairman of Return Assured for a term of three years which commenced in February , 2001. Under the terms of the agreement Mr. Sebal is compensated at a rate of $180,000 US per annum and is eligible to receive 400,000 stock options based on performance. Termination of the agreement is mutual written consent of the parties.

NON-EMPLOYEE DIRECTOR COMPENSATION

         Return Assured's non-employee directors do not currently receive any cash compensation for service on Return Assured's board of directors or any committee thereof, but directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

                                STOCK OPION PLAN

Return Assured's stock option plan provides for the grant of options intended to qualify as "incentive stock options" or options that are not intended to so qualify or "non-statutory stock options". The total number of shares of common stock reserved for issuance under the plan is 2,250,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. As of May 31, 2001, we have granted 655,000 options under the plan, of which 0 (zero) have been exercised.

The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee. Options may be granted to our employees (including officers) and directors and certain or our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to

10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for non-statutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of non-statutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The compensation committee of the board of directors currently consists of Dale Vander Geissen, Robert Blagman, and Michael Hillerbrand.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based upon Return Assured's review of forms filed by directors, officers and certain beneficial owners of Return Assured's common stock (the "Section 16 Reporting Persons") pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, Return Assured is not aware of any filings that were filed late by the Section 16 Reporting Persons during fiscal 2001. Return Assured is not aware of any other failures by the Section 16 Reporting Persons to file the forms required to be filed by them pursuant to Section 16 of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Return Assured is in the process of disposing of Hergo, Remote I-T, and Hertz Computers (collectively the "Hertz Businesses") because the Hertz businesses are not core businesses of Return Assured. For example, Hergo's primary business is the manufacture and distribution of office furniture. Following the merger of Return Assured with Hertz, Return Assured discovered that Hergo's business was not really synergistic with Return Assured's, and after extensive due diligence, decided to dispose of that business as well as the other Hertz Businesses. In addition, at the time of the merger of Return Assured and the Hertz Technology Group, Return Assured entered into a note agreement with Eli Hertz, founder of the Hertz Technology Group, in the principal amount of $290,000. In order to fully divest of the Hertz Businesses, however, Return Assured entered into an agreement with Eli Hertz regarding the balance remaining on the note wherein Return Assured would pay the remaining balance of the note in full by October 8, 2001; provided, however, that the failure of Return Assured to pay Failure pay the note in full would result in 100% of the issued and outstanding stock of Hergo being returned to Eli Hertz. As of the date of this filing, the shares of the Hergo common stock have been placed in escrow and will shortly be released to Eli Hertz.

                           RETURN ASSURED COMPENSATION
                         COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

         This report on executive compensation is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act, or under the Exchange Act, except to the extent that Return Assured specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

         The compensation committee of the board of directors administers Return Assured's executive compensation program. The current members of the compensation committee are Dale Vander Geissen, Robert Blagman, and Michael Hillerbrand. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Act of 1933, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

GENERAL COMPENSATION PHILOSOPHY

         The role of the compensation committee is to set the salaries and other compensation of the executive officers and certain other key employees of Return Assured, and to make grants under, and to administer, the stock option and other employee purchase and bonus plans. Return Assured's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables Return Assured to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

         o base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in California that are of comparable size to Return Assured and with which Return Assured competes for executive personnel;

         o annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

         o long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and Return Assured.com's stockholders.

EXECUTIVE COMPENSATION

         Base Salary. Salaries for executive officers for 2000 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

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

         Annual Incentive Awards. The compensation committee evaluated the performance of Return Assured relative to the performance of other similarly situated companies. To the extent that bonuses were paid to officers in 2000, the compensation committee considered several factors including:

         o   the position held by the executive to whom the bonus was paid;

         o total compensation paid by comparable companies to similarly situated executives;

         o   the performance of the executive;

         o the development of Return Assured's operations as measured by its growth in revenues, the decline of the ratio of expenses to revenues and the level of its loss per share; and

         o the perceived increase in the value of Return Assured's business in light of factors, including market capitalization, third party investments and commercial transactions, and relative market position against competitors.

         The compensation committee from time to time considers various discretionary incentive compensation alternatives for Return Assured's executives.

         Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of Return Assured's stockholders and encourages executive officers to remain in Return Assured's employ. Stock options generally have value for executive officers only if the price of Return Assured's shares of common stock increases above the fair market value of a share of common stock on the grant date and the officer remains in Return Assured's employ for the period required for the shares granted to such person to vest.

         In 2000, Return Assured granted stock options in accordance with the 1996 Stock Option Plan as amended . During 2000, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins Return Assured. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with Return Assured and to strive to increase the value of Return Assured's common stock. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact Return Assured's results, past performance or consistency within the officer's peer group. In 2000, the compensation committee considered these factors. The stock options granted in 2000 generally become exercisable over a 4-year period and are granted at a price that is equal to the fair market value of Return Assured's common stock on the date of grant.

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

PRESIDENT'S COMPENSATION

         Mr. Sebal's base salary, target bonus, bonus paid and long-term incentive awards for 2000 were determined by the compensation committee in a manner consistent with the factors described above for all executive officers.



                                          Compensation Committee:


                                          --------------------------------
                                          Dale Vander Geissen
                                          Chairman, Compensation Committee


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


                                  IBUI BUSINESS

INTRODUCTION.

         Internet Business's International, Inc.("the Company") is a broad based Internet company that provides goods and services over the Internet to businesses and consumers though four operating divisions: (1) ISP (Internet Service Provider); (2) On-line Lending; (3) Direct Marketing; and (4) eCommerce.

         Our corporate mission is one of unification and synergy. We accomplish this mission by empowering our operating divisions with the benefits of top-notch administration and management, and enabling economies of scale by aggregating many business functions. The Our vision is to build a word-class on-line enterprise that is many times the sum of its parts.

HISTORY OF THE BUSINESS.

         International Food and Beverage Inc. was listed for trading on the Over The Counter Bulletin Board in June 1988. This company operated in the food services industry until late 1997, at which time it ceased operations. This firm remained dormant until December of 1998. At that time new management was put in place, and a decision was made to move the Company's focus to the Internet and change the Company's name to Internet Business's International, Inc.


         On January 1, 1999 the newly named company began to offer goods and services over the Internet, starting with the development of an on-line B2C (business to consumer) e-retail site, AuctionWinner.com, The site was launched in April 1999. In July 1999, the Company expanded their service offerings by acquiring an ISP (Internet Service Provider) by the name of LA Internet. The company changed its domicile from Delaware to Nevada in same year.

CURRENT OPERATIONS.

         The Company currently operates four reporting divisions:

(1) ISP (which includes a national dial-up ISP; a wireless high speed ISP in Las Vegas, NV, Moreno Valley, CA and Woodland, CA; and Internet web design and hosting businesses.)

(2) On-line Lending (which includes real estate loans and equipment leasing.)

(3) Direct Marketing (which includes the direct marketing of long distance phone services, computers with Internet access, wireless high speed Internet access and bandwidth.)

(4) eCommerce (which includes auction sites, B2C and B2B eCommerce, and reverse auction sites for Europe and the United States), The Company has 7 offices in the US and 1 in Europe and more than 60 employees.

Operating Divisions

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(a)      ISP.

The ISP division operates four businesses that serve three distinct customer groups (dial-up ISP, wireless ISP, web site design / hosting)

         (1)      LA INTERNET (www.lainternet.com)
                  LOS ANGELES, CALIFORNIA

         LA Internet, Inc. (a wholly owned subsidiary of the Company) is a full service dial-up ISP and web site hosting business. LA Internet provides nationwide dial-up access for consumers and businesses. This company also provides hosting and co-location (server farm) services to individuals and businesses. LA Internet employs state of the art equipment from Sun, Dell, Cisco, and BreezeCom. T1 and T3 level bandwidth providers include major national backbones such as ELI and MCI.

         Revenue is generated though monthly fess charged for dial-up Internet access and web site hosting. LA Internet currently has 10 employees.

         (2)      LA INTERNET DESIGN (www.lainternetdesign.com)
                  LOS ANGELES, CALIFORNIA; SOFIA, BULGARIA

         LA Internet Design (an operating division of LA Internet) is full service web site design and development agency. This company offers a full portfolio of offerings: strategic planning, creative design, programming, and on-line marketing plans for individuals, businesses, and government agencies.

         In addition to offering professional services, LA Internet Design retails a product called Site Creator - in strategic partnership with Network Solutions. Site Creator allows individuals or businesses to create their own web sites. These sites are then hosted by LA Internet.

         Revenue is generated though hourly or fixed price fees for professional services, and though the retail sale of Site Creator. LA Internet Design currently has 5 employees.

         (3)      BEYONDSL (www.beyondsl.com)
                  LAS VEGAS, NEVADA

         BeyonDSL (an operating division of LA Internet) operates a RF (Radio Frequency) type wireless ISP in several major west coast geographies: Las Vegas, Nevada; Moreno Valley, California; and Woodland, California. BeyonDSL provides Internet access to individuals and businesses at speeds up to 3 MB (megabits) per second.

         Revenue is generated though monthly fees charged for wireless Internet access. BeyonDSL currently has 10 employees.

         (4)      INTERNET 2XTREME (www.2xtreme.net)


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

                  WOODLAND, CALIFORNIA

         Internet 2xetreme (an operating division of LA Internet) is a full service dial-up ISP and web site hosting business operating in Woodland, California. Internet 2xtreme re-sells LA Internet's dial-up services and BeyonDSL's wireless ISP services to consumers and business in the Woodland area. This company also provides hosting and co-location (server farm) services to individuals and businesses. Internet 2xtreme maintains its own hosting and co-location facilities in Woodland, California.

         Revenue is generated though monthly fess charged for dial-up and wireless Internet access and web site hosting. Internet 2xtreme currently has 9 employees.

(b)      ON-LINE LENDING DIVISION

         (1)      GUARANTEE CAPITAL GROUP (www.net2loan.net)
                  IRVINE, CALIFORNIA

         Guarantee Capital Group* (a wholly owned subsidiary of the Company) is a mortgage banking company that processes and funds loans for homes. Guarantee's customers are primarily consumers that are applying for a first mortgage on a qualifying home. Guarantee generates qualified applicants though on-line marketing campaigns and through their web site (www.net2loan.net).

         Guarantee approves and funds loans according to Freddie Mac and Fannie Mae conforming and non-conforming underwriting criteria. Institutions such as RFC, Sun Trust and Interfirst, may purchase "bulk" loans from Guarantee.

         Revenue is generated through loan fees, processing fees, and yields based upon interest earned over the life of the loan and the cost of the funds. Guarantee Capital Group currently has 23 employees.

* In the first quarter of the current fiscal year ending June 30, 2002, management decided to expand the mortgage banking operation into states other than California. Management decided at that time to increase the company's funding line as well. These two decisions precipitated the sale of the former mortgage group - Atlas Capital and the creation of Guarantee Capital Group.

         (2) DISCOUNT ON-LINE LEASING (www.discountonlineleasing.com) LAGUNA HILLS, CALIFORNIA

         Discount On-line Leasing (an operating division of the Company) markets equipment-leasing solutions to small businesses. This company markets solutions for a wide range of equipment assets, including agricultural, computing, communications, office, machine tool, and manufacturing equipment. Discount On-line Leasing provides equipment leases to businesses the United States and Canada. The leases are funded though a number of finance companies that specialize in capital equipment funding.

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

         Revenue is generated though commissions paid on the successful acceptance of leases. Discount On-line Leasing currently has 1 employee.

(c)      DIRECT MARKETING DIVISION

         1ST2 MARKET, INC. (www.1st2mart.com)
         LAS VEGAS, NEVADA

         1st2 Market* (a wholly owned subsidiary of the Company) direct markets goods and services to individuals and businesses. Types of offers that 1st2 Market represents are computers bundled with Internet access, long distance offers, and cellular telephone hardware and calling plans. 1st2 Market markets its offers though print and on-line channels with a heavy emphasis on leveraging other Internet Business' International web sites.

         Revenue is generated by commissions paid on orders processed. 1st2 Market currently has 3 employees.

* During the first quarter of the current fiscal year ending June 30, 2002, it was decided that the current corporation Allstates Communications, Inc. did not fit the Company's current marketing plans; therefore it was decided to close Allstates Communications and begin the new corporation 1st2 Market. The new corporation started operations in September 1, 2001. The new corporation will not market cellular phones; it will only market the Company's products and services.

(d)      ECOMMERCE DIVISION

         The Company operates a several e-retail or ecommerce web sites serving several different markets:

         (1)      IAUCTION (www.iauction.com)
                  HORNLAKE, MISSISSIPPI

         Iauction.com (an operating division of the Company) is an on-line auction site. The site is a marketplace that allows consumers and business to place their goods or services up for sale by auction. The registration and interface is very much like other popular Internet auction sites such as ebay.com.

         The site and the programming are proprietary to iauction.com. The site features an integrated accounting program that allows iauction.com to view updated information about revenues generated by the site from outside users in real-time. Iauction.com has also implemented programs that allow the site to be continuously updated with minimum cost and administrative overhead. This company markets the auction site throughout the Internet and leverages other Company sites.
         Revenue is generated from transaction and listing fees charged to buyers and sellers of products and services.

         (2)      GLOBAL CONSTRUCTION BUYING GROUP (www.globalbuyinggroup.com)

                  HORNLAKE, MISSISSIPPI

         Global Construction Buying Group (a wholly owned subsidiary of the Company) is a B2B (business to business) reverse auction web site. The web site uses a proprietary reverse auction platform, developed by Global Construction Buying Group. The site allows a business (purchasing party) the opportunity to place RFPs (request for pricing) on-line. Interested vendors or suppliers can bid on the RFP. The purchasing party has the opportunity to select the lowest bid from all vendors. Global Construction Buying Group has offices in Europe and the United States. The company has an agreement with IBM in Europe to market the reverse auction program.

         Revenue is generated from transaction and listing fees charged to buyers and sellers of products and services.

         (3)      BC LENDERS (www.bclenders.net)
                  HORNLAKE, MISSISSIPPI

         BC Lenders (short for "bruised credit") is a reference and referral site for consumers and business that have difficulty being accepted by conventional financing groups because of a poor credit history. The borrowers fill out an application and select a lender from the list to submit the application to.

         Revenue is generated though commissions paid by lenders for referring accepted applicants to their businesses.

         (4)      ACE OPTICS (www.aceoptics.com)
                  HORNLAKE, MISSISSIPPI

         Ace Optics (an operating division of the Company) markets and retails popular brands of visual aids and designer sunglasses over the Internet. AceOptics sells to consumers over it's web site www.aceoptics.com.

Revenue is generated by retail sales of products.

         (5)      SPORT STORES (www.sport-stores.com)
         HORNLAKE, MISSISSIPPI

         Sport Stores (an operating division of the Company), markets and retails popular brands of sports gear and sports ware over the Internet. Sport Stores sells to consumers over it's web site www.sport-stores.com. Revenue is generated by retail sales of product.

The entire eCommerce division shares 3 employees, the also rely on technical services from LA Internet and LA Internet Design.

CORPORATE
NEWPORT BEACH, CA

         The Company maintains an administration and support group in Newport Beach, California. The group supports the operating divisions and administrates the public filings and financial statements. This office has 5 employees.

MARKET AND COMPETITION.

         The market for Internet products and services is highly competitive. Taking into consideration the advances Internet technology and the ubiquity simple web site provide, there are no substantial barriers to entry in this market, and management expects that competition will continue to intensify. Negative competitive developments could have a material adverse effect on the Company's business and on the trading price of its stock.

         The majority of our revenues come from on-line loans. The Company competes with many Internet, and many non-Internet companies that provide mortgages or equipment leasing. The Company also competes with many other companies that offer the same type of Internet-only services we offer - such as ISP services. The Company competes with many eCommerce on-line vendors of products that sell similar products that are offered by its eCommerce division. The Company competes with its direct marketing division with many other similar direct marketing companies. As the Company expands the scope of its Internet services, it will compete directly with a greater number of Internet sites and other similar type of companies across a wide range of different on-line and off-line services.

         The Company also competes in vertical markets where competitors may have advantages in expertise, brand recognition, and other factors. Many companies offer directly competitive products or services information and community services, including, among others: America On-line; Yahoo; CNET; Excite; InfoSeek Corporation; Lycos; Microsoft Corporation (msn.com); and Netscape Communications Corporation (netcenter.com). In the past several months, there have been a number of significant acquisitions and strategic plans announced among and between these companies. These include: The Walt Disney Company acquiring a significant interest in InfoSeek; AOL acquiring Time Warner and Netscape; @Home Networks, Inc., a provider of high speed internet access serving the cable television infrastructure and the largest shareholder of which is AT&T, acquiring Media One and Excite. There has also been a contraction in the market place due to recent failures of many dot com companies. These failures also reduced the availability of expansion capital for many Internet companies

         The effect of completed and pending acquisitions on the Company cannot be predicted with certainty, but all of these competitors are aligned with companies that are significantly larger or better established than the Company. As a result, each of them will have access to significantly greater financial, marketing and, in certain cases, technical resources than the Company.

         These and other competitors are expected to continue to make substantial marketing expenditures to promote their on-line properties. The Company may be required to increase its sales and marketing expenditures significantly in response to these efforts, which may materially impair its operating results and may not be success

         Management believes that the principal competitive factors in its markets are: brand recognition; ease of use; comprehensiveness; personalization; independence; quality and responsiveness of search results and other services; the availability of high-quality, targeted content and focused value-added products and services; access to end users; and with respect to advertisers and sponsors, the number of users, duration and frequency of visits, and user demographics. Competition among current and future suppliers of Internet information, communication, community and commerce services, high-traffic web sites and ISPs, as well as competition with other media for advertising placements, could result in reductions revenues. (See chart below)

The following divisions have direct competition as follows;


SECTOR                    SUBSIDIARY                  COMPETITION
------                    ----------                  -----------
ISP
Dialup                    LA Internet                 ixpres.com
                                                      earthlink.com
Wireless                  BeyonDSL                    landwaves.net
Web design                LA Internet Design          ixpres.com

ON-LINE LENDING
Mortgages                 Guarantee Capital           homeloan.com
                                                      dietech.com
Leasing                   Discount On-line            leaseforce.com
                          Leasing

DIRECT MARKETING          1st2 Market                 directoneusa.com

eCOMMERCE
Auctions                  iauction.com                bidbay.com, ubid.com,
                                                      ebay.com
Reverse Auction           Global Construction         sorcity.com
Sunglasses                aceoptics.com sun           sunglasshut.com

The Company also faces competition with respect to the acquisition of strategic businesses and technologies. Many of its existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and distribution resources than the Company does. In addition, providers of Internet tools and services may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft and AOL. In addition, well-established traditional media companies may acquire, invest or otherwise establish commercial relationships with its competitors. These larger companies may use their substantial media resources to promote and enhance their own services. Greater competition resulting from such relationships could have a materially adverse effect on the Company's business.

STRATEGIC ALLIANCES AND AGREEMENTS.

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

         The recent alliances of the Company have increased the companies and its subsidiaries' ability to market its products and services; these alliances are as follows;

(a)      NETWORK SOLUTIONS.

         The Company has entered into an agreement with Network Solutions to co-market "Site Creator", Network Solutions' web based Internet site development program to new clients that are obtained by the Company. The Company will receive a commission on each sale of Site Creator as well as the opportunity to host Site Creator clients with LA Internet.

(b)      IBM.

         The Company has entered into an alliance with IBM and IBM Solution Providers in Europe to offer the industry specific reverse auction program of the Global Construction Buying Group, Inc.

MARKETING PLANS.

         The Company competes with other on-line services, web site operators and advertising networks, as well as traditional off-line media such as television, radio and print to convey to the consumer the services and products that are offered by the Company. The Company has used Print, Radio, and Television to inform the public and consumer of these products and services. Accordingly, the Company may face increased pricing pressure for the purchase of advertisement space. The Company therefore has also developed alternative marketing plans that uses direct marketing, cross promotion and bundling of services and products to increase its client base

PROPRIETARY RIGHTS.

         The Company regards its copyrights, trademarks, trade dress, trade secrets, and similar intellectual property as critical to its success. The Company relies upon trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its proprietary rights. Effective trademark, copyright, and trade secret protection may not be available in every country in which its products and media properties are distributed or made available through the Internet. The distinctive elements of the Company's web sites may not be protected under copyright law. Management cannot guarantee that the steps the Company has taken to protect its proprietary rights will be adequate. Many parties are actively developing communication, community, e-commerce, and other web-related technologies. Management believes that such parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, management believes that disputes regarding the ownership of such technologies are likely to arise in the future. For example, management is aware that a number of patents have been issued in the areas of electronic commerce, on-line auctions, web-based information, on-line direct marketing, fantasy sports, common web graphics formats and mapping technologies. Management anticipates that additional third-party patents will be issued in the future. From time to time these parties may assert patent infringement claims against the Company. Management cannot guarantee that it would be able to license such patents on reasonable terms. The Company may incur expenses in defending against third-party patent claims regardless of the merit of such claims. In the event that there is a determination that the Company has infringed such third-party patent rights, the Company could incur monetary liability and be prevented from using the rights in the future.

EMPLOYEES.

         As of the date of this filing, the Company had over 60 employees. This is a reduction from the same time last year when the company had 85 employees. The reduction of the employees was due to the changes made September 1, 2001 with the mortgage lending division and the direct marketing division. The Company's future success is substantially dependent on the performance of its senior management and key technical personnel, and its continuing ability to attract and retain highly qualified technical and managerial personnel.


RISK FACTORS

         In addition to the other information in this Report (including under the captions "Principal Competitive Factors" and "Proprietary Rights"), the following factors may be encountered in the operation of IBUI under its current plan of business:

a.   Limited Operating History.

         IBUI has operated as an Internet company only since January 1, 1999. Therefore, IBUI has a limited operating history, and its prospects are subject to the risks, expenses and uncertainties frequently encountered by young companies that operate exclusively in the new and rapidly evolving markets for Internet products and services. Successfully achieving its growth plan depends on, among other things, the Company's: ability to continue to develop and extend its brand; ability to develop new website properties; ability to maintain and increase the levels of traffic on its Internet properties; development or acquisition of services or products equal or superior to those of IBUI's competitors; ability to effectively generate revenues through sponsored services and placements on IBUI's Internet website properties; ability to effectively integrate the technology and operations of businesses or technologies which IBUI may acquire; ability to successfully develop and offer new personalized web-based services, such as e-mail services, to consumers without errors or interruptions in service; and ability to identify, attract, retain and motivate qualified personnel. Furthermore, the success of IBUI's growth plan depends on factors outside its control including, among other things: the adoption by the market of the web as an e-commerce medium; the successful sale of web-based services by IBUI's sales agents; and relative price stability for web-based services and products, despite competition and other factors that could reduce market prices. IBUI may not be successful in implementing its growth plan or continuing to operate its business as anticipated.

b.   Anticipation of Increased Operating Expenses.

         Because of IBUI's limited operating history and the uncertain nature of the rapidly changing markets it serves, the accurate prediction of future results of operations is difficult or impossible. IBUI currently expects that its operating expenses will increase significantly as the sales and marketing operations are expanded and as IBUI continues to develop and extend its brand. As a result, IBUI may experience significant losses on a quarterly and annual basis.

c.   Operating Results May Fluctuate.

         IBUI expects to derive the majority of its revenues from a variety of revenue sources, which are difficult to forecast accurately. As noted above, IBUI expects its operating expenses to increase significantly over the near term. To the extent its expenses increase but its revenues do not, its business, operating results, and financial condition will be materially and adversely affected. Operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside IBUI's control. These factors include: the level of usage of IBUI's Internet Sites, and the demand for the products and services that IBUI offers over the Internet, the amount and timing of capital expenditures and other costs relating to the expansion of operations; the introduction of new products or services by IBUI or its competitors; pricing changes for Internet-based services, the timing of initial set-up, engineering or development fees that may be paid in connection with larger area distribution arrangements; technical difficulties with respect to the online website properties that IBUI may develop; costs incurred with respect to acquisitions; negative general economic conditions and resulting effects on economic conditions specific to the Internet and online media.

         A key element of IBUI's strategy is to generate revenues through services and products from its online media properties and its direct marketing operations. In connection with these, IBUI will receive fees as well as a portion of transaction revenues received by business that is originated through the IBUI sites. This type of revenue generation exposes IBUI to potentially significant financial risks, including the risk that IBUI could fail to obtain the minimum level of revenue required to maintain its operating expenses.

d.   Dependence on Continued Growth in Use of the Internet; Technological
     Change.

         IBUI's future success is dependent upon continued growth in the use of the Internet and the web in order to support the sale of its products and services and its online website properties. IBUI's Internet businesses are relatively new, and it is difficult to predict the extent of further growth, if any, from these sites. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, or timely development and commercialization of performance improvements. To the extent that the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed upon it by such growth and the performance or reliability of the web may be adversely affected.

         The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. To the extent that higher bandwidth Internet access becomes more widely available through cable modems or other technologies, IBUI may be required to make significant changes to the design and content of its online properties in order to compete effectively. Failure to effectively adapt to these or any other technological developments may adversely affect IBUI's business, operating results, and financial condition.

         The markets for IBUI's products and services have only recently begun to develop, are rapidly evolving, and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult for management to predict whether, or how fast, these markets will grow. IBUI cannot guarantee either that the market for its products and services will continue to develop or that demand for its products and services will be sustainable. If the market develops more slowly than expected or becomes saturated with competitors, or if its products and services do not sustain market acceptance, its business, operating results, and financial condition may be materially and adversely affected.

e.   Risks Associated with Brand Development.

         IBUI believes that establishing and maintaining its brand is a critical aspect of its efforts to attract and expand its user base. Management also believes that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of IBUI's brand will depend largely on its success in providing high-quality products and services. In order to attract and retain Internet users and to promote and maintain its brand, IBUI may find it necessary to increase expenditures devoted to creating and maintaining brand loyalty. In the event of any breach or alleged breach of security or privacy involving its services, or if any third party undertakes illegal or harmful actions utilizing its community, communications or commerce services, IBUI could suffer substantial adverse publicity and impairment of its brand and reputation. If IBUI is unable to provide high-quality products and services or otherwise fails to promote and maintain its brand, or if it incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brand, its business, operating results, and financial condition may be materially adversely affected.

f.   Reliance on Revenues.

         IBUI expects to derive a substantial portion of its revenues from the sale of products and services from its websites. Most of IBUI's customers have limited experience with IBUI's services and products. IBUI's continuing ability to generate significant revenues will depend upon, among other things: acceptance of the web as an effective and sustainable source for e-commerce; the development of a large base of users of its services and products; and its ability to continue to develop and update IBUI's services and products.

         No standards have yet been widely accepted for the measurement of the effectiveness of web-based e-commerce. Management cannot be certain that such standards will develop sufficiently to support web-based e-commerce revenues. In addition, adverse economic conditions can significantly impact customer's ability and willingness to spend additional amounts on web-based products and services. As a result of these factors and uncertainties, IBUI may not be able to sustain or increase current revenue levels. Failure to do so may have a material adverse effect on IBUI's business, operating results, and financial position.

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

g.   IBUI's Dependency on Third Parties.

         IBUI depends substantially upon third parties for several critical elements of its business including, among others, technology and infrastructure, distribution activities. The failure of these parties could have a material adverse impact on the services the company provides, which could result in a substantial revenue loss.

h.   Possible Inability to Successfully Enhance or Develop Properties.

         To remain competitive, IBUI must continue to enhance and improve the functionality, features, and content of its website properties. IBUI may not be able to successfully maintain competitive user response times or implement new features and functions, which will involve the development of increasingly complex technologies. Personalized information services, such as its web-based email messaging services, message boards, and other community features, require significant expense. IBUI cannot guarantee that additional revenues from these services will offset this additional expense.

         A key element of IBUI's business strategy is the development and introduction of customers representing new demographic characteristics, and geographic areas. IBUI may not be successful in developing, introducing, and marketing such website properties and such properties may not achieve market acceptance, enhance IBUI's brand name recognition, or increase user traffic. Furthermore, enhancements of or improvements to IBUI's new properties may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of its brand name. Its ability to successfully develop additional targeted media properties depends on use of IBUI to promote such properties. If use of IBUI's website properties does not continue to grow, its ability to establish other targeted properties would be adversely affected. If IBUI fails to effectively develop and introduce such new properties, or such properties fail to achieve market acceptance, its business, results of operations, and financial condition may be adversely affected.

i.   Risks of Equity Investments in Other Companies.

         IBUI may, from time to time, make equity investments in affiliated companies that are involved in complementary businesses. Any investments in such companies may not result in any return, nor can there be any assurance as to the timing of any such return, or that IBUI may lose its entire investment. Losses resulting from such investments may have a material adverse effect on IBUI's operating results.

j.   Management of Potential Growth and Integration of Acquisitions.

         IBUI's growth may place substantial strains on its financial systems and its ability to train and manage its employee base. The process of managing large, high traffic websites is an increasingly important and complex task requiring the use of both internal and licensed third-party management and analysis systems. Failure of IBUI to effectively scale its management systems to higher levels of use or to effectively track and provide accurate and timely e-commerce reports could negatively affect relationships with its customers. IBUI's systems, procedures, or controls may not be adequate to support its operations, particularly with regard to support and service. Its management may not be able to achieve the rapid execution necessary to fully exploit its market opportunity. Any inability to effectively manage growth may have a materially adverse effect on its business, operating results, and financial condition.

         As part of its business strategy, IBUI may, from time to time, make acquisitions or enter into other forms of business combinations. These transactions are accompanied by a number of risks, including the difficulty of assimilating the operations and personnel of the acquired companies; the potential disruption of its ongoing business and distraction of management; the difficulty of incorporating acquired technology or content and rights into its products and media properties; the correct assessment of the relative percentages of in-process research and development expense which can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset; the failure to successfully develop an acquired in-process technology which could result in the impairment of amounts currently capitalized as intangible assets; unanticipated expenses related to technology integration; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with employees and customers as a result of any integration of new management personnel; and the potential unknown liabilities associated with acquired businesses. IBUI may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

k.   Risk of Capacity Constraints and Systems Failures.

         IBUI is dependent on its ability to effectively withstand a high volume of use of its online website properties. Accordingly, the performance of its online website properties is critical to its reputation, its ability to attract advertisers to its websites, and to achieve market acceptance of its products and website properties. Any system failure that causes an interruption or an increase in response time of its products and media properties could result in less traffic to its websites and, if sustained or repeated, could reduce the attractiveness of its products and media properties to advertisers and licensees. An increase in the volume of queries conducted through its products and media properties could strain the capacity of the software or hardware IBUI has deployed, which could lead to slower response time or system failures. In addition, as the number of web pages and users increase, its products and media properties and infrastructure may not be able to be scaled accordingly. Personalized information services, such as web-based email-type messaging services and other community and communication facilities, and the posting of photographs on its auction properties, involve increasingly complex technical and operational challenges that may strain its development and operational resources. IBUI may not be able to successfully implement and deliver such services to the extent required by growth in the number of users. Failure to do so may affect the goodwill of users of these services, or negatively affect its brand and reputation.

         IBUI is dependent on third parties for much of its technology and infrastructure (see "IBUI's Dependency on Third Parties" above). IBUI's operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins, and similar events. IBUI does have multiple site capacity, which would reduce the impact in the event of any such occurrence. Despite its implementation of network security measures, its servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with its computer systems. IBUI does not carry business interruption insurance to compensate for losses that may occur as a result of any of these events. Such events may have a materially adverse effect on its business, operating results, and financial condition.

l.   Dependence on Key Personnel.

         IBUI is substantially dependent on the continued services of its key personnel. IBUI expects that it will need to hire additional personnel in all areas. The competition for such personnel in its industry is intense. IBUI may experience difficulties in hiring personnel with the right training or experience, particularly in technical areas. IBUI does not maintain key person life insurance for any of its personnel. If IBUI does not succeed in attracting new personnel, or retaining and motivating existing personnel, its business will be adversely affected.

m.   Government Regulation and Legal Uncertainties.

         There are currently few laws or regulations directly applicable to Internet access or to e-commerce. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose IBUI to substantial liability. Such legislation could also dampen the growth of use of the web, decrease the acceptance of the web as a communications and commercial medium, or require IBUI to incur significant expense in complying with any new regulations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the web regulated by the FCC in the same manner as other telecommunications services.

         Because the growing popularity and use of the web has burdened the existing telecommunications infrastructure and many areas with high web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the web, potentially decreasing the demand for its products and media properties. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect IBUI's opportunity to derive financial benefit from such activities.

         Other governmental regulatory changes regarding the Internet include the Digital Millennium Copyright Act, which is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights, and the Children's Online Protection Act and the Children's Online Privacy Act, which will restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Further, Congress recently passed (and the President has signed into law) the Protection of Children from Sexual Predators Act, which mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent. IBUI is currently reviewing this legislation, and cannot currently predict the effect, if any, that such legislation will have on its business. There can be no assurance that such legislation will not impose significant additional costs on its business or subject IBUI to additional liabilities.

         In addition, a number of other countries have announced or are considering additional regulation. For example, the European Commission privacy directive restricts the use of personal information without the consent of both the individual and that individual's government. Such restrictions could jeopardize the future of e-commerce in and with the European Union. In addition, the European Commission is expected in the near future to propose a directive concerning the liability of online service providers for activities that take place using their services. Such laws and regulations could fundamentally impair IBUI's ability to provide Internet services, or substantially increase the cost of doing so. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity, and personal privacy is uncertain. IBUI may be subject to claims that its services violate such laws. Any such new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could have a material adverse effect on its business, operating results, and financial condition. Due to the global nature of the web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute IBUI for violations of their laws. IBUI might unintentionally violate such laws. Such laws may be modified, or new laws enacted, in the future. Any such developments may have a materially adverse effect on its business, results of operations, and financial condition.

n.   Liability for IBUI's Services.

         IBUI hosts a wide variety of information, community, communications and commerce services that enable individuals to exchange information, generate content, conduct business and engage in various online activities. The laws relating to the liability of providers of these online services for activities of their users are currently unsettled. Claims could be made against IBUI for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of information that may be posted online by its users. Such claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, IBUI could be exposed to liability through content and materials that may be posted by users in auctions, message boards, clubs, chat rooms, or other interactive community-building services. Such claims might include, among others, that by providing hypertext links to websites operated by third parties, IBUI is liable for copyright or trademark infringement or other wrongful actions by such third parties through such websites, or that the Company is responsible for legal injury caused by statements made to, actions taken by or content generated by, participants in its message board services, clubs, or other community building services. It is also possible that if any information that may, in the future, be provided through its services, such as stock quotes, analyst estimates or other trading information contains errors, third parties could make claims against IBUI for losses incurred in detrimental reliance on such information. IBUI offers web-based e-mail type messaging services, which expose it to potential risks, such as liabilities or claims resulting from lost or misdirected messages, illegal or fraudulent use of messages, or interruptions or delays in messaging services. Investigating and defending such claims is expensive, even to the extent such claims do not result in liability.

         IBUI may also, from time to time, enter into arrangements to offer third-party products and services under IBUI's brand or via distribution on its properties. While its agreements with these parties would provide that IBUI would be indemnified against liabilities, such indemnification may not be adequate. IBUI may be subject to claims concerning such services or content by virtue of its involvement in marketing, branding or providing access to such services. Any such claims may have a materially adverse effect on its business, results of operations, and financial condition.

o.   Potential Commerce-Related Liabilities and Expenses.

         As part of its business, IBUI enters into agreements with businesses, sponsors, content providers, service providers, and merchants under which IBUI is entitled to receive a share of revenue from the purchase of goods and services by users of its website properties. Such arrangements may expose IBUI to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services. These activities expose IBUI to a number of additional risks and uncertainties, including potential liabilities for illegal activities that may be conducted by participating merchants; product liability or other tort claims relating to goods or services sold through hosted commerce sites; consumer fraud and false or deceptive advertising or sales practices; breach of contract claims relating to merchant transactions; claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from e-commerce transactions; and claims that may be brought by merchants as a result of their exclusion from its commerce services or losses resulting from any downtime or other performance failures in its hosting services.

         In January 2001, IBUI launched IAuction.com, a service that hosts online auctions for a wide variety of goods and services. Auction services expose IBUI to a number of significant additional risks. For example, IBUI does not pre-screen the types of goods offered on its auctions, and is aware that certain goods, such as alcohol, tobacco, firearms, adult material and other goods that may be subject to regulation by local, state or federal authorities may be traded on the auction website. IBUI might not be able to prevent the unlawful exchange of goods on its service, and may be subject to civil or criminal liability for unlawful activities carried out by users through its service. In addition, while IBUI takes no responsibility for delivery of payment or goods to any user of its auctions, IBUI anticipates that users who did not receive the purchase price or the goods that were to have been exchanged may register complaints with IBUI or seek to hold IBUI liable. IBUI also anticipates that it will receive complaints from buyers as to the quality of the goods purchased through its auctions, as well as complaints alleging that comments posted by participants of the service concerning other participants are unfair or defamatory. Any claims or litigation arising from IBUI's auction activities could be costly. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of these auctions could damage its reputation and diminish the value of its brand name. In addition, IBUI anticipates that it will receive in the future, communications alleging that certain items sold through its auctions, or text and images posted by users in auction listings, infringe third-party copyrights, trademarks or other intellectual property rights. While its user policies prohibit the sale of goods and posting of materials, which may infringe third-party intellectual property rights, an allegation of infringement may result in costly litigation.

ITEM 2.  PROPERTIES

         The consolidated Registrant has over $1,800,000 in equipment and furniture at a variety of co-locations for Internet wireless, and server equipment plus the following office locations;


Internet Business's International, Inc.
--------------------------------------

Corporate Headquarters        4634 S. Maryland Pky, Suite 107,
                              Las Vegas, Nev. 89119

West Coast Headquarters       3900 Birch Street, Suite 103,
                              Newport Beach, Ca. 92660

International Headquarters    3 Boicho Voivoda str., 1024 Sofia, Bulgaria


Subsidiaries of Internet Business's International, Inc.
(current as of September 10, 2001)
-------------------------------------------------------

1 st 2 Market, Inc.           4634 S. Maryland Pky, Suite 107,
                              Las Vegas, Nev. 89119

Guarantee Capital Group,      18004 SkyPark Ci. Suite 170,
a Corp.                       Irvine, Ca. 92614

Global Construction
Buying Group, Inc.            1077 Goodman Rd.,
                              Hornlake, Mississippi 38654

LA Internet, Inc.             11500 Olympic Blvd, Suite 441, LA. Ca. 90064
                              1059 Court St. Suite 123, Woodland, Ca. 95695
                              4634 S. Maryland Pky, Suite 107,
                              Las Vegas, Nev. 89119

Iauction.com Inc.             1077 Goodman Rd.,
                              Hornlake, Mississippi 38637.



                          IBUI SELECTED FINANCIAL DATA


         The selected financial data for the years ended June 30, 2001, 2000, 1999, 1998, and 1997, are derived from the audited financial statements of the Registrant and should be read in conjunction with the audited financial statements included herein.

                     INTERNET BUSINESS'S INTERNATIONAL, INC.


                                                                   YEAR ENDED JUNE 30,
                                        -----------------------------------------------------------------------
                                           1997           1998           1999             2000          2001
                                        -----------    -----------   -----------      -----------   -----------
INCOME STATEMENT DATA:

Revenues                                $ 7,358,000    $ 2,378,000   $   140,641      $10,169,090   $49,500,039
Cost of Revenues                          5,847,000      2,347,839        22,724        8,848,582    42,458,697
                                        -----------    -----------   -----------      -----------   -----------
Margin                                    1,511,000         30,161       117,917        1,320,508     7,041,342

Operating Expenses:
  Selling, general and administrative     1,919,000        822,000       199,753        3,898,566     6,792,028
  Interest expense, net                     122,000         69,000                         86,611       142,406
                                        -----------    -----------   -----------      -----------   -----------
Income (loss) from operations              (530,000)      (860,839)      (81,836)      (2,664,669)      106,908

Loss on disposition of assets                             (299,703)
Other income                                                           2,249,644 (A)       44,157       686,608
                                        -----------    -----------   -----------      -----------   -----------
Income (loss) before income taxes and
  minority interest in loss of
  subsidiary                               (530,000)    (1,160,542)    2,167,808       (2,620,512)      793,516

Provision for income taxes                                                                  8,800
                                        -----------    -----------   -----------      -----------   -----------
Income (loss) before minority
  interest in loss of subsidiary           (530,000)    (1,160,542)    2,167,808       (2,629,312)      793,516

Minority interest on loss of
  subsidiary                                                                              (32,868)
                                        -----------    -----------   -----------      -----------   -----------
Net income (loss)                       $  (530,000)   $(1,160,542)  $ 2,167,808      $(2,596,444)  $   793,516
                                        ===========    ===========   ===========      ===========   ===========
Net income (loss) per share             $         -    $     (0.01)  $      0.01      $     (0.01)  $         -
                                        ===========    ===========   ===========      ===========   ===========

Weighted Average Number of Shares
  Outstanding                           154,763,438    158,060,194   164,550,320      189,571,337   250,907,333
                                        ===========    ===========   ===========      ===========   ===========
BALANCE SHEET DATA:

Working capital (deficiency)            $(1,236,000)   $(1,818,542)  $   365,226      $ 1,224,282   $   759,163
Total assets                              1,511,000          1,102     4,015,273        8,939,242    12,074,588
Long-term debt excluding current
  installments                              677,000        455,000             0          203,931     1,168,453
Total stockholders' equity
  (deficiency)                           (1,113,000)    (2,273,542)    3,985,226        5,139,463     4,004,188

(A) Forgiveness of debt.

The Registrant has not paid dividends in any of the periods presented.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.

         The following discussion should be read in conjunction with the financial statements of the Registrant and notes thereto contained elsewhere in this report.

RESULTS OF OPERATIONS.

(a)      COMPARISON BY SEGMENT

         The Registrant is a broadly based Internet company that supports many operating divisions. Taking into consideration the growth of many of our business in the last fiscal year, management has begun to segment the company's businesses into four operating divisions. These are as follows: (1) ISP, (2) On-line Lending, (3) Direct Marketing, (4) eCommerce. The four operating divisions are the level at which executive management reviews the results of operations in order to make decisions regarding performance assessments and resource allocations. Certain general expenses related to advertising and marketing; information systems; and finance and administrative groups are not allocated to the operating segments and are included in the "Other" section of the reconciliation of operating income reported below.

Information on reportable segments is as follows:

                                                       TWELVE MONTHS ENDED
                                                 JUNE 30,               JUNE  30,
                                                   2001                   2000
                                              -------------           -----------
Full-service ISP
    Net sales                                    $ 4,912,285           $1,577,971
    Operating income                               2,037,932             (348,367)
Mortgage loan originations
    Net sales                                     43,366,519            8,264,071
    Operating income.                                (83,571)            (386,682)
E-Commerce (B2BC)
    Net sales                                        278,668               47,002
    Operating income                                (156,187)            (164,341)
Marketing (B2BC)
    Net sales                                        495,251              160,380
    Operating income                                (825,858)            (180,986)
Other income
    Net income                                       447,316              119,666
    Operating income                                (178,799)          (1,584,293)
Total
    Net sales                                     49,500,039           10,169,000
    Operating income                                 793,517           (2,596,000)

(B)      COMPARISON OF YEAR TO YEAR.

         (1)   FISCAL 2001 COMPARED TO FISCAL 2000

         Revenues for the twelve-month period ended June 30, 2001 of $49,500,039 increased approximately 487% when compared with revenues of $10,169,000 in the prior year. This revenue increase is primarily due to the company's increase in mortgage loan originations. Interest rates for mortgage loans since March of 2001 have remained in the range of 6% to 7% though the beginning of September 2001 and it is expected that rates will remain in this range throughout the end of 2001 - although it must be noted that prime interest rates are beyond the company's control. It is widely acknowledged that low rates encourage consumers to take out mortgages for the purchase of homes and this condition has impacted our business favorably. Aside from lower interest rates, several other factors contributed to the increase in mortgage loans:

(A) The on-line lending division increased their amount of Internet marketing over last year. This change contributed to a lower cost of sales and increased the total audience that viewed their ads.

(B) The online lending division incorporated new Loan Application Management software to automate loan applications. The result was higher productivity per customer sales representative and faster loan approval / decline times.

(C) The online lending division employed a Direct Underwriting System. The division enjoyed quicker approval times due to this system.

Other factors that contributed to the increase in revenue include:

(A) Our ISP division began operations of BeyonDSL in April 2000. We began to reach a critical mass of customers in this fiscal year's reporting period. (B) LA Internet integrated an automated billing system into their operations. This allowed us more timely and comprehensive statements.

(C) Our eCommerce division added a number of high-ticket products and sales were better than expected.

(D) Our Direct Marketing division began marketing an additional offer our long distance savings product.

         The gross profit of $7,041,342 for the twelve months ended June 30, 2001 is an increase of approximately 533% when compared to the gross profit for the prior twelve months of $1,320,508. The gross profit margin of 14% for the twelve months ended June 30, 2001 is a slight increase from significant decrease from the gross margin of 13% for twelve months ended June 30, 2000. Margins increased due to a number of operating efficiencies implemented in the last year and switching key suppliers. Some of the key factors include:

(A) Our On-line Lending division began marketing "bulk" loans to financial institutions. The resulted in higher margins due to a lower cost of sale per loan.

(B) Our ISP division switched backbone suppliers and reduced our bandwidth costs.

(C) Our ISP division integrated an automated billing system into their operations. This allowed us to bill more accurately.

(D) Our eCommerce division increased the number of high-ticket products they retailed. We realized higher margins on these sales.

         Selling, general and administrative expenses for the 2001 fiscal year of $5,921,184 were an increase of approximately 190% over the $3,107,140 for the previous fiscal year. The Registrant invested in a number of infrastructure and systems upgrades in order to automate key business functions. The upgrades came at substantial costs but were off set by the increase in revenues.

         The resulting profit for the twelve-month period ended June 30, 2001 of $793,516 was an increase of approximately 130% when compared to the loss of $2,596,444 for the year ended June 30, 2000.

         (2)   FISCAL 2000 COMPARED TO FISCAL 1999

         Revenues for the twelve-month period ended June 30, 2000 of $10,169,000 increased approximately 720% when compared with revenues of $140,641 in the prior year. This revenue increase is due to the acquisitions made by the Registrant since the end of its last fiscal year.

         The gross profit margin of 13% for the twelve months ended June 30, 2000 is a significant decrease from the gross margin of 84% reported for twelve months ended June 30, 1999. Current year margins in the past twelve months reflect the reopening of the business as an Internet company after November 1998.

         Selling, general and administrative expenses for the 2000 fiscal year of $3,107,140 were approximately 378% greater then those of fiscal year 1999 of $199,753 due to the increase of operations of the Registrant.

         The resulting net loss after taxes for the twelve-month period ended June 30, 2000 was $2,596,444 versus a loss for the year ended June 30, 1999 of $81,836. This loss primarily resulted from the acquisitions and investments made in the fourth quarter of this fiscal year.

         (3)   FISCAL 1999 COMPARED TO FISCAL 1998

         Revenues for the twelve-month period ended June 30, 1999 of $140,641 decreased approximately 94% when compared with revenues of $2,378,000 in the prior year. This revenue decrease in due to the shut down of Registrant operations and closing of the business on January

18, 1998, and the reopening of the business after the acquisition of the Registrant by the current control group in November 1998.

         The gross profit margin of 84% for the twelve months ended June 30, 1999 is a significant increase from the gross margin of 1.3% reported for twelve months ended June 30, 1998. Current year margins in the past twelve months reflect the reopening of the business as an Internet company after November 1998.

         Selling, general and administrative expenses for the 1999 fiscal year were approximately 25% those of fiscal year 1998 due to the slowdown of operations of the Registrant approaching the close of operations as of January 1, 1998 and the subsequent reopening of the company in another industry.

         The resulting loss for the twelve-month period ended June 30, 1999 was $81,836 versus a reported loss for the year ended June 30, 1998 of $1,160,542.

INFLATION.

         The moderate rate of inflation over the past few years has had an insignificant impact on the Registrant's sales and results of operations during the period.

LIQUIDITY AND CAPITAL RESOURCES.

         Net cash provided by operation of $258,019 for twelve-month period ended June 30, 2001 was a significant reduction in cash when compared to the cash balance of $1,661,693 for the twelve-month period ended June 30, 2000. The company is currently cash flow positive and is investing currently over $40,000 a week with expanding its wireless Internet interstructure adding additional clients. If the U.S. economy slows down significantly the plans for the expansion of the wireless Internet will impacted and possibly stopped.

CAPITAL EXPENDITURES.

         There were several capital expenditures during the 2001 fiscal year, which includes purchase of additional servers and wireless Internet equipment purchased for LA Internet.

NET OPERATING LOSS CARRY FORWARDS.

         For the fiscal year ended June 30, 2000, the Registrant had net operating loss carry forwards for federal and state purposes of approximately $2,596,444 and $1,340,297 respectively. These carry forwards begin to expire in 2012 and 2002, respectively.

                    IBUI MANAGEMENT; PRINCIPAL STOCKHOLDERS;
                         INTERESTED PARTY TRANSACTIONS

         The following table sets forth information regarding the beneficial ownership of shares of the Registrant's common stock as of September 13, 2001, 282,736,029 shares were issued and outstanding, of which 126,027,324 are restricted by (i) all stockholders known to the Registrant to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director; and
(iii) all directors and executive officers of the Registrant individually and as a group (each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them):


                           NAME AND ADDRESS OF                  AMOUNT OF
TITLE OF CLASS               BENEFICIAL OWNER              BENEFICIAL OWNERSHIP           PERCENT OF CLASS
--------------         -----------------------------       --------------------           ----------------
Common Stock           Reda Family Trust (1),                   29,600,000                     10.47%
                       3338 Punta Alta, #1E
                       Laguna Hills,
                       California 92653

Common Stock           Cherry Family Trust (2),                 15,916,086                      5.63%
                       29245 Pompano Way Laguna
                       Niguel, California 92677

Common Stock           Romis Corp. (3),                         17,750,000                      6.27%
                       P.O. Box 4321, Mission Viejo,
                       California 92690

Common Stock           Albert Reda Corp. (4),                   17,750,000                      6.27%
                       3900 Birch Street, Suite 103,
                       Newport Beach,
                       California 92660

Common Stock           Wade Whitely,                             2,000,000                      0.71%
                       3900 Birch Street, Suite
                       103, Newport Beach,
                       California 92660

Common Stock           Albert R. Reda,                           1,566,086                      0.55%
                       3900 Birch Street,
                       Suite 103, Newport Beach,
                       California 92660

Common Stock           Louis Cherry,                                     0                      0.00%
                       3900 Birch Street, Suite 103,
                       Newport Beach, California 92660

Common Stock           Shares of all directors and              84,582,172                     33.45%
                       executive officers as a
                       group (3 persons)

(1) Reda Family Trust is a trust created by Albert Reda for shares obtained upon the change in control of the Registrant in November 1998.

(2) Cherry Family Trust is a trust created by Louis Cherry for shares obtained upon the change in control of the Registrant in November 1998.

(3) Romis Corp. is a corporation controlled by Louis Cherry, which holds shares issued as compensation for services performed by Mr. Cherry for the Registrant.

(4) Albert Reda Corp. is a corporation controlled by Albert Reda, which holds shares issued as compensation for services performed by Mr. Reda for the Registrant.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Other than as set forth below, during the past two years, there have not been any transaction that have occurred between the Registrant and its officers, directors, and five percent or greater shareholders.

(a) On August 27, 1999 the Registrant entered into an agreement with Lifestyle Mortgage Partners for the acquisition of Mortgage Loans Home, also know as "Lifestyle Mortgage Partners", page online processing. Mr. Whitely, who became a director of the Registrant on September 27, 2000, was a general partner of Lifestyle. Under this agreement, the Registrant agreed to pay this partnership a monthly fee of $5,000.00 as a monthly fee (this was never paid since the acquisition did not realize anticipated revenues). The Registrant did, however, issue a total of 5,000,000 shares of restricted common stock under the agreement.

(b) On November 1, 1999, the Registrant entered into an agreement with Mr. Whitely for the acquisition of the Optical Brigade.com website, and all of sunglasscentral and aces marketing URL's. Under this agreement, the Registrant agreed to pay Mr. Whitely a monthly fee of $500.00 from the revenue generated by the website to maintain and upgrade the internet search engine activities to the sites (this fee was paid for a total of four months after the acquisition). In addition, the Registrant issued a total of 400,000 shares of restricted common stock under the agreement.

         The purchase included all inventory and shipping supplies as of the date of closing, and the following:

         (1)  all the contracts with the suppliers and contact information;

         (2)  the customer client base and contact information;

         (3)  product ordering procedures and forms;

         (4) Virtual Cart Shopping Cart , Virtual Credit Card Processing Terminal, Authorize.Net (American Express, MasterCard, Visa, Discover/Novus and on line checks);

         (5)  invoicing and shipping procedures;

         (6)  procedure manual for operations; and

         (7)  source codes for operations;

(c) On January 1, 2000, Mr. Reda entered into an employment agreement with the Registrant for the position of Chief Executive Officer. The following are the material terms of this agreement:

         (1) A salary of $180,000.00, payable in semi-monthly installments in accordance with the Registrant's practices, less normal payroll deductions. On the anniversary date of each year through the fourth year, the salary each be increased by $1,000 per month.

         (2) In addition to this compensation, the Registrant will periodically review Mr. Reda's performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period. Any such bonuses approved by the Registrant will be paid to Mr. Reda within 30 days of the grant thereof. The following performance milestones shall justify the particular restricted stock bonuses, to be issued by the company, as set forth below:

         (A)  At $2 million in sales, 500,000 shares of common stock.

         (B)  At $3 million in sales, 800,000 shares of common stock.

         (C)  At $5 million in sales, 1,000,000 shares of common stock.

         (D)  At $8 million in sales, 2,000,000 shares of common stock.

         (E)  At $10 million in sales, 2,500,000 shares of common stock.

         (F) At $12 million in sales, 3,000,000 shares of restricted common stock.

To date, the Registrant has paid a total of 7,750,000 shares of common stock as a bonus under this agreement.

         (3) In addition to the salary and bonuses stated above, Mr. Reda will be eligible to participate in a health insurance plan, including dependent coverage, supplied by the Registrant. Mr. Reda will also be entitled to participate in any and all group life, workers' compensation, health plan or accidental insurance plans which are adopted by the Registrant for the benefit of executive officers or employees. Mr. Reda will also be entitled to such sick leave and paid holidays and to such other perquisites of employment, as customarily are extended by the Registrant to executive officers or employees. In addition, Reda will also be entitled to vacation benefits.

(d) On January 1, 2000, Mr. Cherry entered into an employment agreement with the Registrant for the position of President. The following are the material terms of this agreement:

         (1) A salary of $180,000.00, payable in semi-monthly installments in accordance with the Registrant's practices, less normal payroll deductions. On the first anniversary date of the agreement, the salary will increase to $20,000 per month, and $25,000 per month on the second anniversary date and thereafter.

         (2) In addition to this compensation, the Registrant will periodically review Mr. Cherry's performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period in the same manner as Mr. Reda. To date, the Registrant has paid a total of 7,750,000 shares of common stock as a bonus under this agreement.

         (3) In addition to the salary and bonuses stated above, Mr. Cherry will be eligible to participate in other benefits as outlined above for Mr. Reda.

MANAGEMENT

         Executive Officers. The following table sets forth certain information regarding IBUI's executive officers as of June 30, 2001.

NAME                  AGE          POSITION
----                  ---          --------
Louise Cherry          72          Chairman and Director
Albert Reda            54          President, CEO and Director
Wade H. Whitely        36          EVP eCommerce Division


Louis Cherry, Chairman
Mr. Cherry, age 72, was appointed Chairman of the Board, and Treasurer of the Company in November 1998. From 1995 to 1998, he was self-employed as a consultant and food broker. For the period of 1993 to 1994, Mr. Cherry served as Chairman of the Board for two automobile dealerships, University Oldsmobile & Pontiac of Costa Mesa, California, and San Clemente Chrysler, Jeep & Eagle of San Clemente, California. Previously, Mr. Cherry was Chairman of the Board of a national bank and president of an investment firm. Mr. Cherry has attended the University of California at Los Angeles.


Albert Reda, President & CEO
Mr. Reda, age 54, was appointed a Director, Chief Executive Officer, and Secretary of the Company in November 1998. From 1996 to 1998, he was employed with CRT Corporation as Vice President in charge of production for manufacturing frozen food products. For the period of 1994 to 1995, Mr. Reda was self-employed in the financial lending area, buying and selling loans between individuals and institutions. Mr. Reda received his Bachelor of Science degree from California State University, Long Beach, with a major in engineering


Wade H. Whitely, EVP, eCommerce Division
Mr. Whitely, age 36, has been self-employed for the past five years as a marketing and design consultant for several mortgage companies, including Marina Mortgage Corp., Ocwen Mortgage Inc., Community Mortgage Corp. and Western Thrift & Loan. For approximately 2 and one-half years prior to that, he was employed as an acting manager of Northwest Mortgage Corp. Mr. Whitely has also recently designed and implemented e-commerce for Sunglass Central, Optical Brigade, Net2 Loan, and Site- Creator. Mr. Whitely earned his Bachelor of Science degree in finance from Memphis State University.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


                                    Annual compensation                        Long-term compensation
                          ----------------------------------    -------------------------------------------------
                                                                         Awards           Payouts
                                                                ------------------------- --------
                                                                              Securities
                                                                                under-
                                                    Other       Restricted      lying                 All other
Name and                                            annual        stock        options/     LTIP       compen-
principal         Fiscal   Salary    Bonus       compensation    award(s)       SARs       payouts     sation
position           Year     ($)       ($)          ($) (1)         ($)           (#)         ($)         ($)
-------------     ------  --------   -----      -------------   ----------   ----------- ---------   -----------
Louis Cherry,      2001   $240,000     0         $    9,600          0           0            0            0
President/         2000   $160,000     0         $1,260,000          0           0            0            0
Treasurer          1999          0     0                  0          0           0            0            0

Albert Reda,       2001   $240,000     0         $    9,600          0           0            0            0
Chief Executive    2000   $160,000     0         $1,260,000          0           0            0            0
Officer/Secretary  1999          0     0                  0          0           0            0            0

Wade Whitely,      2001   $96,000      0                  0          0           0            0            0
Executive Vice     2000         0      0                  0          0           0            0            0
President          1999         0      0                  0          0           0            0            0


(1) On April 4, 2000, the Registrant issued 10,000,000 shares of restricted common stock of the Registrant each to Mr. Cherry and Mr. Reda. These shares are intended to compensate these Directors for their services to the Registrant for the period of November 1998 through October 1999, during which period neither person received any compensation from the Registrant. Pursuant to Item 402(b)(2)(iii) of Regulation S-K, these shares are valued at the fair market value at the end of each calendar month during that period when such compensation was earned.

Effective July 2000, Mr. Cherry and Mr. Reda receive car allowances of $800.00 per month. On August 15, 2001, the Registrant issued 7,750,000 shares of restricted common stock of the Registrant each to Mr. Cherry and Mr. Reda (these issuances are not shown in the chart above since they occurred after the end of the 2001 fiscal year).

These shares are issued as part of their employment contracts. These shares were valued at $131,750. Pursuant to Item 402(b)(2)(iii) of Regulation SK, these shares were valued at the fair market value at the time they were issued.

         There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the Registrant in the event of retirement at normal retirement date, as there is no existing plan provided for or contributed to by the Registrant.
No remuneration is proposed to be paid in the future directly or indirectly by the Registrant to any officer or director since there is no existing plan that provides for such payment, including a stock option plan.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

On January 1, 2000, Mr. Reda entered into an employment agreement with the Company for the position of Chief Executive Officer. The following are the material terms of this agreement:

1. A salary of $180,000.00, payable in semi-monthly installments in accordance with the Company's practices, less normal payroll deductions. On the anniversary date of each year through the fourth year, the salary each be increased by $1,000 per month.

2. In addition to this compensation, the Company will periodically review Mr. Reda's performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period. Any such bonuses approved by the Company will be paid to Mr. Reda within 30 days of the grant thereof. The following performance milestones shall justify the particular restricted stock bonuses, to be issued by the company, as set forth below:

         (A)  At $2 million in sales, 500,000 shares of common stock.

         (B)  At $3 million in sales, 800,000 shares of common stock.

         (C)  At $5 million in sales, 1,000,000 shares of common stock.

         (D)  At $8 million in sales, 2,000,000 shares of common stock.

         (E)  At $10 million in sales, 2,500,000 shares of common stock.

         (F) At $12 million in sales, 3,000,000 shares of restricted common stock.

3. To date, the Company has paid a total of 7,750,000 shares of common stock as a bonus under this agreement.

4. In addition to the salary and bonuses stated above, Mr. Reda will be eligible to participate in a health insurance plan, including dependent coverage, supplied by the Company. Mr. Reda will also be entitled to participate in any and all group life, workers' compensation, health plan or accidental insurance plans which are adopted by the Company for the benefit of executive officers or employees. Mr. Reda will also be entitled to such sick leave and paid holidays and to such other perquisites of employment, as customarily are extended by the Company to executive officers or employees. In addition, Reda will also be entitled to vacation benefits.

On January 1, 2000, Mr. Cherry entered into an employment agreement with the Company for the position of President. The following are the material terms of this agreement:

1. A salary of $180,000.00, payable in semi-monthly installments in accordance with the Company's practices, less normal payroll deductions. On the first anniversary date of the agreement, the salary will increase to $20,000 per month, and $25,000 per month on the second anniversary date and thereafter.

2. In addition to this compensation, the Company will periodically review Mr. Cherry's performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period in the same manner as Mr. Reda. To date, the Company has paid a total of 7,750,000 shares of common stock as a bonus under this agreement.

3. In addition to the salary and bonuses stated above, Mr. Cherry will be eligible to participate in other benefits as outlined above for Mr. Reda.

COMPANY STOCK PRICE PERFORMANCE

         The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act, or under the Exchange Act, except to the extent that IBUI specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

         The graph below compares the cumulative total stockholder return on the common stock of IBUI from January 1, 1999 to September 30, 2001 with the cumulative total return of the S&P 500 Index and the Russell 2000 Index over the same period (assuming the investment of $100 in the common stock of IBUI and in each of the other indices on January 1, 1999).

         The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of IBUI's common stock.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
          INTERNET BUSINESS'S INTERNATIONAL, INC., S&P 500 INDEX AND
                              RUSSELL 2000 INDEX
                         ______________________________

    DATE                                               RUSSELL
  (CLOSE OF                           S&P 500          2000(R)
   MONTH)              IBUI            INDEX            INDEX
   ------              ----            -----            -----
  Jan 1999          $  400.00        $  104.18        $  101.26
  Feb 1999          $  625.00        $  100.94        $   92.95
  MAR 1999          $2,190.00        $  104.98        $   94.25
  Apr 1999          $1,565.00        $  109.05        $  102.60
  May 1999          $  940.00        $  106.47        $  103.99
  JUN 1999          $  500.00        $  112.38        $  108.54
  Jul 1999          $  500.00        $  108.87        $  105.47
  Aug 1999          $  250.00        $  108.33        $  101.45
  SEP 1999          $  250.00        $  105.37        $  101.34
  Oct 1999          $  460.00        $  112.03        $  101.65
  Nov 1999          $  875.00        $  114.31        $  107.59
  DEC 1999          $1,550.00        $  121.04        $  119.59
  Jan 2000          $2,700.00        $  114.96        $  117.59
  Feb 2000          $7,150.00        $  112.78        $  136.88
  MAR 2000          $3,550.00        $  123.81        $  127.72
  Apr 2000          $2,250.00        $  120.09        $  119.95
  May 2000          $1,300.00        $  117.62        $  112.83
  JUN 2000          $1,250.00        $  120.52        $  122.48
  Jul 2000          $1,000.00        $  118.64        $  118.45
  Aug 2000          $1,175.00        $  126.00        $  127.28
  SEP 2000          $  775.00        $  119.35        $  123.40
  Oct 2000          $  950.00        $  118.85        $  117.78
  Nov 2000          $  545.00        $  109.48        $  105.54
  DEC 2000          $  425.00        $  110.02        $  114.43
  Jan 2001          $  450.00        $  113.92        $  120.30
  Feb 2001          $  340.00        $  103.54        $  112.25
  MAR 2001          $  275.00        $   96.99        $  106.61
  Apr 2001          $  260.00        $  104.52        $  114.84
  May 2001          $  235.00        $  105.22        $  117.50
  JUN 2001          $  155.00        $  102.66        $  121.40
  Jul 2001          $  125.00        $  101.65        $  114.73
  Aug 2001          $   80.00        $   95.29        $  110.89
  SEP 2001          $   45.00        $   87.60        $   95.82

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Exchange Act requires IBUI's directors and officers, and persons who own more than 10% of a registered class of IBUI's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. Such persons are required by regulation to furnish IBUI with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms furnished to IBUI and written representations from the executive officers and directors of IBUI, IBUI believes that all Section 16(a) filing requirements were met during 2001.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


                                  LEGAL MATTERS

         The validity of the shares of Return Assured common stock to be issued in connection with the merger will be passed upon for Return Assured by Kaplan Gottbetter & Levenson, LLP.


                                     EXPERTS

         The financial statements of the Hertz Technology Group, Inc. and subsidiaries as of August 31, 2000 and 1999 and for the years then ended have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Goldstein Golub Kessler LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing. Financial statements of our subsidiary, Return Assured Incorporated, a Nevada corporation, as of August 31, 2000 and August 31, 1999 and for the years then ended have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Pannell Kerr Forster, chartered accountants, given upon the authority of that firm as experts in accounting and auditing. IBUI's financial statements for the period ending June 30, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Henry Schiffer, C.P.A., given upon the authority of that firm as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS

         Stockholders of Return Assured may submit proper proposals for inclusion in Return Assured's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Return Assured in a timely manner. In order to be included in Return Assured's proxy materials for the annual meeting of stockholders to be held in the year 2002, stockholder proposals must be received by the Secretary
of Return Assured no later than        , 2001, and must otherwise comply with
the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

         In addition, Return Assured's by-laws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of Return Assured at least 90 days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. Accordingly, a stockholder who intends to present a nomination or proposal at the 2002 Annual Meeting of stockholders without inclusion of the proposal in Return Assured's proxy materials must provide written notice of the nominations or other business they
wish to propose to the Secretary no later than           , 2001. A copy of the
full text of the by-law provision discussed above may be obtained by writing to the Secretary of Return Assured. All notices of proposals by stockholders, whether or not included in Return Assured's proxy materials, should be sent to Return Assured Incorporated, 1901 Avenue of the Stars, Suite 1710, Los Angeles, CA 90067.

         Return Assured reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

         It is not anticipated that IBUI will hold an annual meeting in 2002; however, if IBUI does hold an annual meeting, any stockholder who wishes to submit a proposal or present a nomination must provide written notice of the
nomination or other business to the Secretary of IBUI no later than          ,
2002 in order to be included in the proxy statement and form of proxy relating to that meeting. The IBUI by-laws require that for business to be properly brought before a stockholders' meeting by a stockholder, the stockholder must have given timely written notice not later than 60 days, but not earlier than 90 days, prior to the first anniversary of the preceding year's annual meeting. Such notice shall specify the name of the stockholder, the class and number of shares owned by the stockholder, certain information regarding nominees for director, the general nature of the business proposed to be transacted, the reasons for conducting such business at the meeting and any material interest of the stockholder in such business, and shall be delivered personally to or mailed and received by the secretary of IBUI. Stockholders must comply with the procedural requirements in IBUI's by-laws. Stockholders can obtain a copy of IBUI's by-laws from IBUI. The by-laws are also on file with the Securities and Exchange Commission.

         In addition, a stockholder who intends to present a proposal at Return Assured's or IBUI's 2002 annual meeting without inclusion of the proposal in the proxy materials should be aware that the rules of the Securities and Exchange Commission provide that a proxy may confer discretionary authority on management to vote on a matter if the proponent fails to timely notify Return Assured or IBUI, as applicable. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.



                       WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other information               Reports, proxy statements and other information
concerning Return Assured may be inspected at:                concerning IBUI may be inspected at:

The National Association of Securities Dealers                The National Association of Securities Dealers
1735 K Street, N.W.,                                          1735 K Street, N.W.,
Washington, D.C. 20006                                        Washington, D.C. 20006

Requests for documents relating to Return Assured             Requests for documents relating to IBUI should be
should be directed to:                                        directed to:

Return Assured Incorporated                                   Internet Business's International, Inc.
\Attn.: Matthew Sebal                                         Attn: Albert Reda
1901 Avenue of the Stars, Suite 1710                          4634 South Maryland Parkway, Suite 107
Los Angeles, CA 90067                                         Las Vegas, Nevada 89119


         Return Assured and IBUI each file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of their respective reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the Securities and Exchange Commission:


Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov. Return Assured has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Return Assured's common stock to be issued to IBUI stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Return Assured filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.


         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following Return Assured filings:


     - Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000, as filed with the Commission on December 14, 2000;

     - Amended Annual Report on Form 10-KSB/A for the fiscal year ended August 31, 2000 as filed with the Commission October 3, 2001;

     - The Current Report on Form 8-K dated December 15, 2000, as filed with the Commission on January 12, 2001.

     - The Current Report on Form 8-K dated May 11, 2001, as filed with the Commission on May 15, 2001;

     - The Current Report on Form 8-K dated June 4, as filed with the Commission on June 28, 2001;

     - The Current Report on Form 8-K dated June 4, as filed with the Commission on July 30, 2001;

     - The Quarterly Report on Form 10-QSB for the quarter ended November 30, 2000, as filed with the Commission on January 19, 2001;

     - The Amended Quarterly Report on Form 10-QSB/A for the quarter ended November 30, 2000, as filed with the Commission on October 3, 2001;

     -    The Quarterly Report on Form 10-QSB for the quarter ended
          February 28, 2001, as filed with the Commission on April 23, 2001;

     - The Amended Quarterly Report on Form 10-QSB/A for the quarter ended February 28, 2001, as filed with the Commission on October 3, 2001;

     - The Quarterly Report on Form 10-QSB for the quarter ended May 31, 2001, as filed with the Commission on July 20, 2001; and

     - The Amended Quarterly Report on Form 10-QSB for the quarter ended May 31, 2001, as filed with the Commission on October 3, 2001.

     The following filings of IBUI are incorporated by reference:

     - Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the Commission on October 1, 2001; and

     - Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the Commission on September 27, 2000.

         You should rely only on the information contained in this joint proxy statement/ prospectus to vote on the acquisition agreement and the merger. Return Assured and IBUI have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated
                 , 2001. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than
                 , 2001, and neither the mailing of the joint proxy statement/prospectus to Return Assured and IBUI stockholders nor the issuance of Return Assured common stock in the merger shall create any implication to the contrary.

         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE RETURN ASSURED COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS DOCUMENT OR IN RETURN ASSURED'S OR IBUI'S AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO IBUI AND ITS SUBSIDIARIES WAS PROVIDED BY IBUI. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO RETURN ASSURED WAS PROVIDED BY RETURN ASSURED

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     The Registrant's Certificate of Incorporation requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

     The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and the Registrant's Certificate of Incorporation.

ITEM 21. EXHIBITS

The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
NUMBER   DESCRIPTION

2.1      Agreement and Plan of Merger and Share Exchange(3)
2.2 First Modification to First Modification to Agreement and Plan of Merger and Share Exchange*
3.1      Certificate of Incorporation(1)
3.2      Certificate of Amendment of Certificate of Incorporation(2)
3.3      By-Laws(1)
3.4      Certificate of Designations of Series A of Preferred Stock(2)
4.1      Specimen Stock Certificate*
4.2      Form of Redeemable Warrant(1)
4.3      Form of Warrant Agreement(1)
5.1      Opinion of Kaplan Gottbetter & Levenson, LLP*
10.1     1996 Stock Option Plan(1)
10.2 Series A Preferred Stock Purchase Agreement between Return Assured Incorporate and GEM Global Yield Fund Limited date July 13, 2000(2)
10.3     [Omitted]
10.4     Form of Merchant Agreement(4)
10.5     Employment Agreement between Returned Assured Incorporated and Matthew
         Sebal*
10.6     Employment Agreement between Internet Business International and
         Louis Cherry*
10.7     Employment Agreement between Internet Business International and Al Reda*
21       Subsidiaries of the Registrant(4)
23.1     Consent of Goldstein Golub Kessler LLP.*
23.2     Consent of Pannell Kerr Forster*
23.3     Consent of Kaplan Gottbetter & Levenson, LLP (included in Exhibit 5)*
23.4     Consent of Henry   Schiffer, CPA*
23.5     Awareness Letter of Goldstein Golub Kessler LLP*
24       Power of Attorney*

* Filed herewith
(1) Incorporated by reference to Hertz Technologies Group, Inc.'s Form SB-2, as amended, filed with the Securities and Exchange Commission (SEC File No. 333-9783).
(2) Incorporated by reference to Hertz Technologies Group, Inc.'s Form 8-K filed with the Securities and Exchange Commission on October 20, 2000.
(3) Previously filed with Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-62546) on June 26, 2001.
(4) Incorporated by reference to Form 10-KSB filed with the Securities and Exchange Commission on December 14, 2000.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5)  That every prospectus

           (i) that is filed pursuant to paragraph (4) immediately preceding, or

           (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request.

     (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on it behalf by the undersigned, thereunto duly authorized.

                                     RETURN ASSURED, INC.


Dated: October 16, 2001                   By: /s/ Matthew Sebal
       ----------------                       ------------------------------
                                              Matthew Sebal
                                              President & Chairman of the Board

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on this [ ] day of October, 2001.


                                    By: /s/ MATTHEW SEBAL
                                        -----------------
                                             Matthew Sebal
                                             President, Chairman of the Board
                                             and Director



                                    By: /s/ MATTHEW SEBAL
                                        --------------------------------------
                                             Matthew Sebal
                                             Acting Chief Financial Officer


                                    By: /s/ TODD CUSOLLE
                                        --------------------------------------
                                             Todd Cusolle
                                             Director

                                  EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION

2.1      Agreement and Plan of Merger and Share Exchange(3)
2.2 First Modification to First Modification to Agreement and Plan of Merger and Share Exchange(3)
3.1      Certificate of Incorporation(1)
3.2      Certificate of Amendment of Certificate of Incorporation(2)
3.3      By-Laws(1)
3.4      Certificate of Designations of Series A of Preferred Stock(2)
4.1      Specimen Stock Certificate(5)
4.2      Form of Redeemable Warrant(1)
4.3      Form of Warrant Agreement(1)
5.1      Opinion of Kaplan Gottbetter & Levenson, LLP*
10.1     1996 Stock Option Plan(1)
10.2 Series A Preferred Stock Purchase Agreement between Return Assured Incorporate and GEM Global Yield Fund Limited date July 13, 2000(2)
10.3     [Omitted]
10.4     Form of Merchant Agreement(4)
10.5     Employment Agreement between Returned Assured Incorporated and Matthew
         Sebal*
10.6     Employment Agreement between Internet Business International and
         Louis Cherry*
10.7     Employment Agreement between Internet Business International and Al Reda*
21       Subsidiaries of the Registrant(4)
23.1     Consent of Goldstein Golub Kessler LLP.*
23.2     Consent of Pannell Kerr Forster*
23.3     Consent of Kaplan Gottbetter & Levenson, LLP (included in Exhibit 5)*
23.4     Consent of Henry   Schiffer, CPA*
23.5     Awareness Letter of Goldstein Golub Kessler LLP*
24       Power of Attorney*

* Filed herewith
(1) Incorporated by reference to Hertz Technologies Group, Inc.'s Form SB-2, as amended, filed with the Securities and Exchange Commission (SEC File No. 333-9783).
(2) Incorporated by reference to Hertz Technologies Group, Inc.'s Form 8-K filed with the Securities and Exchange Commission on October 20, 2000.
(3) Previously filed with Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-62546) on June 26, 2001.
(4) Incorporated by reference to Form 10-KSB filed with the Securities and Exchange Commission on December 14, 2000.
(5) To be filed by Amendment.